Exhibit 10.3

EXHIBIT A TO FIRST AMENDMENT

CREDIT AGREEMENT

Dated as of December 15, 2020
as amended by the First Amendment to the Credit Agreement, Dated as of February 16, 2023
among
EMPLOYERS HOLDINGS, INC.,
as Borrower,
THE GUARANTORS PARTY HERETO,
as Guarantors,
BANK OF MONTREAL,
as Administrative Agent,
and
THE LENDERS PARTY HERETO
_________________
BMO CAPITAL MARKETS CORP.,
as Sole Lead Arranger and Sole Bookrunner

BMO CAPITAL MARKETS CORP.,
as Sole Syndication Agent

TABLE OF CONTENTS
Page
ARTICLE 1
DEFINITIONS    1
Section 1.01.    Certain Defined Terms    1
Section 1.02.    Other Interpretive Provisions    36
Section 1.03.    Classification of Loans    37
Section 1.04.    Accounting Principles    37
Section 1.05.    Divisions    38
Section 1.06.    Effect of Benchmark Transition Event    38
ARTICLE 2
THE CREDITS    39
Section 2.01.    Revolving Loans    39
Section 2.02.    [Reserved]    40
Section 2.03.    Pro Rata Shares    41
Section 2.04.    Conversion and Continuation of Revolving Loans    41
Section 2.05.    Notes; Loan Accounts    41
Section 2.06.    Prepayments    42
Section 2.07.    Interest    43
Section 2.08.    Fees    45
Section 2.09.    Computation of Fees and Interest    45
Section 2.10.    Payments Generally    46
Section 2.11.    Sharing of Payments by Lenders    47
Section 2.12.    Defaulting Lenders    48
Section 2.13.    Maturity Extensions of Revolving Loans    50
Section 2.14.    [Reserved].    53
Section 2.15.    Incremental Facilities.    53
ARTICLE 3
TAXES, YIELD PROTECTION AND ILLEGALITY    54
Section 3.01.    Taxes    54
Section 3.02.    Illegality    59
Section 3.03.    Increased Costs and Reduction of Return    59
Section 3.04.    Funding Losses    61
Section 3.05.    Inability to Determine Rates    61
Section 3.06.    Certificates of Lenders    62
Section 3.07.    Substitution of Lenders    62
Section 3.08.    Survival    63

i

ARTICLE 4
CONDITIONS PRECEDENT    63
Section 4.01.    Conditions to Effectiveness    63
Section 4.02.    Conditions to All Borrowings    65
Section 4.03.    Determinations Under Section 4.01    66
ARTICLE 5
REPRESENTATIONS AND WARRANTIES    66
Section 5.01.    Corporate Existence and Power    66
Section 5.02.    Corporate Authorization; No Contravention    67
Section 5.03.    Governmental Authorization; Other Consents    67
Section 5.04.    Binding Effect    67
Section 5.05.    Litigation    68
Section 5.06.    No Default    68
Section 5.07.    ERISA Compliance    68
Section 5.08.    Margin Regulations    69
Section 5.09.    Title to Properties    69
Section 5.10.    Taxes    69
Section 5.11.    Financial Condition    70
Section 5.12.    Environmental Matters    71
Section 5.13.    Investment Company Act of 1940    72
Section 5.14.    Subsidiaries    72
Section 5.15.    Insurance and Other Licenses    72
Section 5.16.    Full Disclosure    73
Section 5.17.    Solvency    73
Section 5.18.    Insurance    73
Section 5.19.    Anti-Corruption Laws; Anti-Money Laundering Laws; Sanctions    74
Section 5.20.    Surplus Debenture Interest and Dividends    74
Section 5.21.    Use of Proceeds    74
Section 5.22.    EEA Financial Institution    75
ARTICLE 6
AFFIRMATIVE COVENANTS    75
Section 6.01.    Financial Statements    75
Section 6.02.    Certificates; Other Information    76
Section 6.03.    Notices    78
Section 6.04.    Preservation of Corporate Existence, Etc    79
Section 6.05.    Insurance    80
Section 6.06.    Payment of Taxes and Claims    80
Section 6.07.    Compliance with Laws    80
Section 6.08.    Compliance with ERISA    80
Section 6.09.    Inspection of Property and Books and Records    81

Section 6.10.    Compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions    81
Section 6.11.    Use of Proceeds    81
Section 6.12.    Additional Guarantors    82
Section 6.13.    Further Assurances    82
Section 6.14.    Maintenance of Properties    82
Section 6.15.    Lender Meetings    82
Section 6.16.    Environmental    82
ARTICLE 7
NEGATIVE COVENANTS    84
Section 7.01.    Indebtedness    84
Section 7.02.    Liens    86
Section 7.03.    Investments    88
Section 7.04.    Disposition of Assets    89
Section 7.05.    Transactions with Affiliates    91
Section 7.06.    Change in Business    92
Section 7.07.    Fundamental Changes    92
Section 7.08.    Restricted Payments    93
Section 7.09.    Prepayment of Certain Indebtedness; Modifications of Certain Agreements    95
Section 7.10.    Debt to Total Capitalization Ratio    96
Section 7.11.    Borrower Net Worth    96
Section 7.12.    Restrictive Agreements    96
Section 7.13.    Changes in Accounting Policies; Fiscal Year    97
ARTICLE 8
EVENTS OF DEFAULT    97
Section 8.01.    Events of Default    97
Section 8.02.    Remedies    100
Section 8.03.    Rights Not Exclusive    100
ARTICLE 9
THE AGENTS    100
Section 9.01.    Appointment and Authority    100
Section 9.02.    Rights as a Lender    101
Section 9.03.    Exculpatory Provisions    101
Section 9.04.    Reliance by Administrative Agent    102
Section 9.05.    Delegation of Duties    102
Section 9.06.    Resignation of Administrative Agent    102
Section 9.07.    Non-Reliance on Administrative Agent and Other Lenders    103
Section 9.08.    No Other Duties; Other Agents; Etc.    103
Section 9.09.    Administrative Agent May File Proofs of Claim    103

Section 9.10.    Collateral and Guarantee Matters    104
Section 9.11.    Indemnification of Agent-Related Persons    105
Section 9.12.    Withholding Tax    105
Section 9.13.    Certain ERISA Matters    106
ARTICLE 10
MISCELLANEOUS    107
Section 10.01.    Amendments and Waivers    107
Section 10.02.    Notices    109
Section 10.03.    No Waiver; Cumulative Remedies    111
Section 10.04.    Costs and Expenses    111
Section 10.05.    Borrower Indemnification; Damage Waiver    112
Section 10.06.    Marshaling; Payments Set Aside    113
Section 10.07.    Assignments, Successors, Participations, Etc.    114
Section 10.08.    Confidentiality    117
Section 10.09.    Set-off    118
Section 10.10.    Notification of Addresses, Lending Offices, Etc.    119
Section 10.11.    Effectiveness; Counterparts    119
Section 10.12.    Survival of Representations and Warranties    119
Section 10.13.    Severability    119
Section 10.14.    Replacement of Defaulting Lenders and Non-Consenting Lenders    120
Section 10.15.    Governing Law; Jurisdiction; Consent to Service of Process    120
Section 10.16.    Waiver of Jury Trial    121
Section 10.17.    PATRIOT Act Notice    121
Section 10.18.    Entire Agreement    121
Section 10.19.    Independence of Covenants    122
Section 10.20.    Obligations Several; Independent Nature of Lenders Right    122
Section 10.21.    No Fiduciary Duty    122
Section 10.22.    Acknowledgment and Consent to Bail-In of Affected Financial Institutions    123
Section 10.23.    Acknowledgment Regarding Any Supported QFCs    123

APPENDICES
Appendix A    Revolving Commitments

SCHEDULES
Schedule 4.01(k)    Organizational Chart
Schedule 5.05    Litigation
Schedule 5.14(a)    Capital Stock
Schedule 5.14(b)    Subsidiaries
Schedule 5.20    Surplus Debenture Interest and Dividends
Schedule 7.01    Existing Indebtedness

Schedule 7.02    Existing Liens
Schedule 7.03    Existing Investments
Schedule 7.12    Restrictive Agreements
Schedule 10.02    Addresses for Notices
EXHIBITS
Exhibit A    Form of Compliance Certificate
Exhibit B    Form of Revolving Loan Note
Exhibit C-1    Form of Loan Notice
Exhibit C-2    Form of Conversion/Continuation Notice
Exhibit D    Form of Assignment and Assumption
Exhibit E    Form of Guarantee Agreement
Exhibit F-1    United States Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit F-2    United States Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit F-3    United States Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit F-4    United States Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit G    Form of Solvency Certificate
Exhibit H    Intercompany Subordination Provisions
Exhibit I    Form of Prepayment Notice
Exhibit J    Form of Joinder Agreement

v

CREDIT AGREEMENT
This CREDIT AGREEMENT is entered into as of December 15, 2020 by and among EMPLOYERS HOLDINGS, INC., a Nevada corporation (the “Borrower”), certain other subsidiaries of the Borrower from time to time as Guarantors hereunder, the lenders from time to time party to this Agreement (collectively, the “Lenders”; individually, each, a “Lender”), BANK OF MONTREAL, as administrative agent for the Lenders (the “Administrative Agent”) and the other agents and arrangers party hereto.
RECITALS:
WHEREAS, the Borrower desires to obtain from the Lenders a revolving credit facility in an aggregate principal amount of $75,000,000;
WHEREAS, the Borrower intends to use the proceeds of the revolving credit facility for working capital and general corporate purposes of the Borrower and its Subsidiaries; and
WHEREAS, each Guarantor is willing to guarantee the obligations of the Borrower, as provided in the Guarantee Agreement.
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:
AGREEMENT:
ARTICLE 1
Definitions
Section 1.01.    Certain Defined Terms. The following terms have the following meanings:
“Acquisition” means (i) any Investment by the Borrower or any of its Subsidiaries in a Person (other than an existing Wholly-Owned Subsidiary) whereby such Person becomes a direct or indirect Subsidiary of the Borrower or is merged with and into the Borrower or such Subsidiary or (ii) an acquisition by the Borrower or any of its Subsidiaries of the property and assets of any Person (other than an existing Wholly-Owned Subsidiary) that constitutes all or substantially all of the assets of such Person or of any division, line of business, book of business or business unit of such Person.
“Adjusted Daily Simple SOFR Rate” means, for purposes of any calculation, the rate per annum equal to (a) the Daily Simple SOFR Rate for such calculation plus (b) the SOFR Adjustment; provided that, if such rate per annum is less than zero, the Adjusted Daily Simple SOFR Rate will be deemed to be zero for purposes of this Agreement.
“Adjusted Term SOFR Rate” means, for purposes of any calculation, the rate per annum equal to (a) the Term SOFR Rate for such calculation plus (b) the SOFR Adjustment;

provided that, if such rate per annum is less than zero, the Adjusted Term SOFR Rate will be deemed to be zero for purposes of this Agreement.
“Adjusted Term SOFR Rate Loan” means a Loan that bears interest at a rate based on the applicable Adjusted Term SOFR Rate.
“Administrative Agent” has the meaning specified in the introduction to this Agreement, and includes its successors and permitted assigns in such capacity.
“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 or such other address or account as the Administrative Agent may from time to time specify.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, membership interests, by contract or otherwise.
“Agent-Related Persons” means the initial Administrative Agent and any successor Administrative Agent, in each case together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.
“Agents” means the Administrative Agent, the Arranger, the Bookrunner and the Syndication Agent.
“Agreement” means this Credit Agreement, as amended, restated, amended and restated, modified or supplemented from time to time in accordance with the terms hereof.
“A.M. Best” means A.M. Best Company, Inc., together with any Person succeeding thereto by merger, consolidation or acquisition of all or substantially all of its assets, including substantially all of its business of rating securities.
“Annual Statement” means the annual statutory financial statement of any Insurance Subsidiary required to be filed with the insurance commissioner (or similar authority) of its jurisdiction of incorporation, which statement shall be in the form required by such Insurance Subsidiary’s jurisdiction of incorporation or, if no specific form is so required, in the form of financial statements permitted by such insurance commissioner (or such similar authority) to be used for filing annual statutory financial statements and shall contain the type of information permitted or required by such insurance commissioner (or such similar authority) to be disclosed therein, together with all exhibits or schedules filed therewith.

“Anti-Corruption Laws” means any and all laws, rules or regulations concerning or relating to corruption or bribery, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977 (15 U.S.C. §§ 78dd-1, et seq.).
“Anti-Money Laundering Laws” means any and all laws, rules or regulations concerning or relating to terrorism financing or money laundering, including, without limitation, the Currency and Foreign Transactions Reporting Act of 1970 (also known as the Bank Secrecy Act), as amended by the PATRIOT Act.
“Applicable Margin” and “Applicable Revolving Commitment Fee Percentage” mean (a) for so long as EIG has a Financial Strength Rating, a percentage, per annum, determined by reference to the Financial Strength Rating of EIG in effect from time to time, and (b) for so long as EIG does not have a Financial Strength Rating, a percentage, per annum, determined by reference to the Debt to Total Capitalization Ratio of the Borrower and its consolidated Subsidiaries in effect from time to time, in each case, as set forth in the table below:

Pricing Level	Financial Strength Rating	Applicable Margin for Base Rate Loans	Applicable Margin for Adjusted Term SOFR Rate Loans	Debt to Total Capitalization Ratio	Applicable Revolving Commitment Fee Percentage
1	x > A	0.25%	1.25%		0.200%
2	A	0.50%	1.50%		0.250%
3	A-	0.75%	1.75%	15% > x	0.300%
4	x ≤ B++	1.00%	2.00%	25% > x > 15%	0.350%
5		1.25%	2.25%	x > 25%	0.500%

Initially, the Applicable Margin and Applicable Revolving Commitment Fee Percentage shall be set at Pricing Level 3. No change in the Applicable Margin or Applicable Revolving Commitment Fee Percentage shall be effective until (a) for so long as EIG has a Financial Strength Rating, one (1) Business Day after the date of the public announcement of a change in the Financial Strength Rating of EIG and (b) for so long as EIG does not have a Financial Strength Rating, one (1) Business Day after the date on which the Administrative Agent shall have received the applicable financial statements and a Compliance Certificate pursuant to Section 6.02(a) calculating the Debt to Total Capitalization Ratio of the Borrower and its consolidated Subsidiaries. For so long as EIG does not have a Financial Strength Rating, if at any time the Borrower has not submitted to the Administrative Agent the applicable information as and when required under Section 6.02(a), the Applicable Margin and the Applicable Revolving Commitment Fee Percentage shall be as set forth in the table above for Pricing Level 5. Within one (1) Business Day of (i) for so long as EIG has a Financial Strength Rating, the date of the public announcement of a change in the Financial Strength Rating of EIG and (ii) for so long as EIG does not have a Financial Strength Rating, receipt of the applicable information under Section 6.02(a), the Administrative Agent shall give the Borrower and each Lender notice of the Applicable Margin and the Applicable Revolving Commitment Fee Percentage in effect from such date. In the event that any financial statement or certificate delivered pursuant to Section 6.02(a) is shown to be inaccurate (at a time when this Agreement is in effect and unpaid Obligations under this Agreement are outstanding (other than indemnities and other contingent obligations not yet due and payable)), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin or Applicable Revolving Commitment Fee Percentage for any period during which EIG does not have a Financial Strength Rating (an “Applicable Period”) than the Applicable Margin or Applicable Revolving Commitment Fee Percentage applied for such Applicable Period, then, upon written notice from the Administrative Agent to the Borrower, (x) the Borrower shall promptly, and in no event later than five (5) Business Days, after the delivery of such written notice deliver to the Administrative Agent a correct certificate required by Section 6.02(a) for such Applicable Period, (y) the Applicable Margin or Applicable Revolving Commitment Fee Percentage for such Applicable Period shall be determined based on the Debt to Total Capitalization Ratio of the Borrower and its consolidated Subsidiaries set forth in such correct certificate and (z) the Borrower shall promptly, and in no event later than seven (7) Business Days, after the delivery of such written notice, with respect to the Revolving Loans, pay to the Administrative Agent the accrued additional interest and fees owing as a result of such increased Applicable Margin, or Applicable Revolving Commitment Fee Percentage for such Applicable Period. Nothing in this paragraph shall limit the rights of the Administrative Agent or any Lender under Section 2.07 or Article 8.
“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that the Borrower or any of its Subsidiaries provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, which is distributed to the Administrative Agent or Lenders by means of electronic communications pursuant to Section 10.02(b).
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arranger” means BMO Capital Markets.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee substantially in the form of Exhibit D or in another form reasonably acceptable to the Administrative Agent.
“Attorney Costs” means and includes all reasonable and documented fees, expenses and disbursements of any law firm or other external legal counsel.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for Dollars, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 1.06(d).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.
“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest per annum determined by the Administrative Agent from time to time as its prime commercial lending rate for Dollar loans in the United States for such day, and (c) the Adjusted Term SOFR Rate for an Interest Period of one (1) month beginning on such day (or if such day is not a Business Day, the Business Day immediately preceding such day) plus 1.00% per annum; provided that, if such rate per annum is less than zero, the Base Rate will be deemed to be zero for purposes of this Agreement.
“Base Rate Loan” means a Revolving Loan that bears interest based on the Base Rate.
“Benchmark” means, initially, the Term SOFR Rate; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the Term SOFR Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 1.06(a).
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(1)    the Adjusted Daily Simple SOFR Rate; or
(2)    the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment.
If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate”, the definition of “Business Day”, the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent and the Borrower determine may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents); provided that (i) any consent of the Borrower required hereby may not be unreasonably withheld, conditioned or delayed and (ii) the Borrower may not object to any such Benchmark Replacement Conforming Changes which are consistent with the market practice of the Administrative Agent in similar syndicated credit facilities with respect to which the Administrative Agent is acting as administrative agent.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark has been determined and announced by the regulatory supervisor for the administrator of such Benchmark to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark continues to be provided on such date.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) above with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(1)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 1.06 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 1.06.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BMO” means Bank of Montreal.
“BMO Capital Markets” means BMO Capital Markets Corp.
“Bookrunner” means BMO Capital Markets.
“Borrower” has the meaning specified in the introduction to this Agreement.
“Borrower Materials” has the meaning specified in Section 6.02.
“Borrowing Date” means the date of a Credit Extension (other than a conversion or continuation of a Loan).
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located or New York City and, with respect to any

Adjusted Term SOFR Rate Loan, if such day relates to notices and determinations in respect of the Adjusted Term SOFR Rate or any Adjusted Term SOFR Rate Loan or any funding, conversion, continuation, Interest Period, payment or other interest rate settings of any Adjusted Term SOFR Rate Loan, any such date that is a U.S. Government Securities Business Day.
“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy or liquidity of any bank or of any corporation controlling a bank.
“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase any of the foregoing; provided that, for the avoidance of doubt, Capital Stock shall not be deemed to include debt convertible or exchangeable for any of the foregoing.
“Capitalized Lease Liabilities” means, with respect to any Person, all monetary obligations of such Person under any leasing or similar arrangement that, in accordance with GAAP, would be classified as a capitalized lease, provided that, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of this definition, whenever in this Agreement it is necessary to determine whether a lease is a capital lease or an operating lease, such determination shall be made on the basis of GAAP as in effect on January 1, 2015.
“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of twelve (12) months or less from the date of acquisition issued by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000 and a short-term deposit rating of at least A-1 by S&P and P-l by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally; (c) commercial paper of an issuer rated at least A-2 by S&P and P-2 by Moody’s at the time of acquisition thereof, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within nine (9) months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than thirty (30) days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P and A2 by Moody’s; (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.
“Cash Management Obligations” means obligations owed in respect of any overdraft and other liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds or in respect of any credit card or similar services.
“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980.
“Change of Control” means (a) any acquisition, directly or indirectly, by any person or group (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Exchange Act) of 35% or more on a fully diluted basis of the outstanding shares of Voting Stock of the Borrower; (b) any person or group (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) shall obtain, directly or indirectly, the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of the Borrower; or (c) the occurrence of a “change of control” (howsoever defined) in any instrument governing any Indebtedness of the Borrower or its Subsidiaries with an aggregate outstanding amount in excess of $25,000,000 that constitutes an “event of default” under such other debt instrument or would constitute an “event of default” after notice or passage of time under such other debt instrument.
“Class” means (i) with respect to Lenders, Lenders having Revolving Exposure, and (ii) with respect to Loans, Revolving Loans. Until the consummation of an Extension pursuant to Section 2.13, there will be only one Class hereunder.
“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).
“Code” means the Internal Revenue Code of 1986, as amended.
“Commitment Letter” means that certain commitment letter, dated as of October 26, 2020, by and among the Borrower, BMO and BMO Capital Markets.
“Commitment Termination Date” means the earliest to occur of (i) the third anniversary of the Effective Date, (ii) the date the Revolving Commitments are permanently reduced to zero pursuant to Section 2.06, and (iii) the date of the termination of the Revolving Commitments pursuant to Section 8.02.

“Compensation Period” has the meaning specified in Section 2.10(c)(ii).
“Compliance Certificate” means a certificate substantially in the form of Exhibit A executed by a Responsible Officer of the Borrower.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Total Assets” means, with respect to any Person, the total assets which would appear on a consolidated balance sheet of such Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.
“Contingent Obligation” means, without duplication, any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the debt, obligation or other liability of any other Person (other than by endorsements of instruments in the course of collection or indemnities or other similar obligations under contracts entered into in the ordinary course of business and not in respect of Indebtedness or the issuance of Capital Stock), or guarantees the payment of dividends or other distributions upon the shares of any other Person; provided that the obligations of any Person under or in connection with insurance policies, under or in connection with reinsurance agreements, or in connection with Investments of Insurance Subsidiaries or Subsidiaries of Insurance Subsidiaries permitted by the applicable Department shall not be deemed Contingent Obligations of such Person; provided further that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations. The amount of any Contingent Obligation of any Person shall (subject to any limitation set forth therein) be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.
“Conversion/Continuation Notice” means a notice of conversion or continuation of a Revolving Loan substantially in the form of Exhibit C-2.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Party” has the meaning specified in Section 10.23(a).
“Credit Extension” means the making, conversion or continuation of a Loan.
“Credit Parties” means the Borrower and the Guarantors.
“Daily Simple SOFR Rate” means, for any day (a “SOFR Rate Day”), the rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is three (3) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in the Daily Simple SOFR Rate due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.
“Debt to Total Capitalization Ratio” means, as of any date of determination, without duplication, the ratio of (a) the principal amount of, and accrued but unpaid interest on, all consolidated Indebtedness (other than Indebtedness in respect of undrawn letters of credit and undrawn letters of guaranty or Intercompany Indebtedness) of any Person and its Subsidiaries outstanding on such date to (b) Total Capitalization of such Person and its Subsidiaries on such date.
“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally, including state insurance insolvency laws.
“Default” means any event or circumstance that constitutes an Event of Default or that, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.
“Defaulting Lender” means, subject to Section 2.12(b), any Lender that (a) has failed to (i) fund all or any portion of its Revolving Loans within two (2) Business Days of the date such Revolving Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lenders’ obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with the applicable default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent or the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent), (d) the Administrative Agent has received notification that such Lender is, or has a direct or indirect parent company that is (i) insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors or (ii) the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its direct or indirect parent company, or such Lender or its direct or indirect parent company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment or (e) is the subject of any Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.
“Department” means, with respect to any Insurance Subsidiary, the Governmental Authority of such Insurance Subsidiary’s state or other jurisdiction of domicile with which such Insurance Subsidiary is required to file its Annual Statement.
“Designated Account” means the Borrower’s account at Wells Fargo Bank, National Association that is designated as the “Designated Account” in the Account Designation Letter, dated as of the Effective Date, by and among the Borrower and the Administrative Agent.
“Designated Subsidiary” means each Subsidiary of the Borrower (other than an Insurance Subsidiary) that directly or indirectly owns any Capital Stock of any Insurance Subsidiary (including any such Subsidiary of the Borrower that is itself owned by an Insurance Subsidiary). Nothing contained in this definition shall be deemed to limit the ability of any Guarantor to merge, consolidate, amalgamate, liquidate, dissolve, wind up or sell all or substantially all of its assets in accordance with Section 7.07.
“Disposition” means the sale, assignment, leasing, transfer, contribution, conveyance, abandonment, lapse or other disposal of, any of a Person’s assets (other than cash) (including a sale and leaseback transaction and, in the case of any Subsidiary, the issuance or sale of its Capital Stock). The terms “Dispose of” and “Disposed of” shall have correlative meaning.
“Disqualified Capital Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than solely for Qualified Capital Stock and cash in lieu of fractional shares of such Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Latest Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Capital Stock referred to in clause (a) above, in each case at any time on or prior to the first anniversary of the Latest Maturity Date, or (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations; provided, however, that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Capital Stock upon the occurrence of a change in control, an asset sale, or casualty or condemnation event or customary acceleration occurring prior to the first anniversary of the Latest Maturity Date shall not constitute Disqualified Capital Stock if such Capital Stock provides that the issuer thereof will not redeem any such Capital Stock pursuant to such provisions prior to the repayment in full of the Obligations (other than unmatured, surviving contingent indemnification obligations not yet due and payable); provided further that if such Capital Stock is issued pursuant to any plan for the benefit of employees of the Borrower or any of its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Borrower or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.
“Dollars,” “dollars” and “$” each mean lawful money of the United States.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means December 15, 2020, or, if later, the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.
“EIG” means, collectively, Employers Preferred Insurance Company and its pooled affiliates (including, as of the Effective Date, Employers Preferred Insurance Company, Employers Compensation Insurance Company, Employers Insurance Company of Nevada, Employers Assurance Company and Cerity Insurance Company).
“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a Natural Person) approved by (i) the Administrative

Agent and (ii) unless an Event of Default under Section 8.01(a), (f) or (g) has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that (x) notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of its Affiliates and (y) the Borrower shall be deemed to have approved an assignee unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof.
“Eligible Investments” means (a) Cash Equivalents, (b) investments in debt and/or equity securities, (c) investments in loan portfolios, (d) investments in derivatives and other financial instruments, (e) Repurchase Agreements and (f) commitments to purchase or otherwise acquire any of the foregoing.
“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, soil, surface and subsurface strata, and natural resources such as wetlands, flora and fauna.
“Environmental Claims” means all written claims, complaints or notices by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the Environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief or other type of relief, resulting from or based upon the presence, placement, or Release (including intentional or unintentional, negligent or non-negligent, sudden or non-sudden or accidental or non-accidental placement, spills, leaks, discharges, emissions or releases) of any Hazardous Material at, in, under or from property, whether or not owned by the Borrower or any of its Subsidiaries, excluding, in any case, liabilities or claims arising under any insurance contract or policy, reinsurance agreement or retrocession agreement relating to any of the foregoing where the Borrower or any of its Subsidiaries is the insurer.
“Environmental Laws” means all Requirements of Law relating to pollution or protection of the Environment, health and safety.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of remediation, fines, penalties or indemnities), of the Borrower, any other Credit Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage or treatment of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974 and the regulations promulgated thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower or any of its Subsidiaries within the meaning of

Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” means (a) a Reportable Event with respect to a Single Employer Pension Plan; (b) with respect to any Single Employer Pension Plan, the failure to satisfy the minimum funding standard under Sections 412 or 430 of the Code and Sections 302 or 303 of ERISA, whether or not waived, the failure to make by its due date a required installment under Section 430(j) of the Code or Section 303 of ERISA with respect to any Single Employer Pension Plan or the failure to make a required contribution to a Multiemployer Plan; (c) a withdrawal by the Borrower, any of its Subsidiaries or any ERISA Affiliate from a Single Employer Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (d) a complete or partial withdrawal by the Borrower, any of its Subsidiaries or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent; (e) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA or the commencement of proceedings by the PBGC to terminate a Single Employer Pension Plan or Multiemployer Plan; (f) an event or condition that could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Single Employer Pension Plan or Multiemployer Plan; (g) the imposition of any liability under Title IV of ERISA, other than required plan contributions and PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower, any of its Subsidiaries or any ERISA Affiliate; (h) the engagement by the Borrower, any of its Subsidiaries or any ERISA Affiliate in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; (i) a Multiemployer Plan is determined to be in “critical” or “endangered” status under Section 432 of the Code or Section 305 of ERISA, or, with respect to any Single Employer Pension Plan, a determination that it is “at risk” under Section 430 of the Code or Section 303 of ERISA; or (j) the imposition of a Lien under Section 430(k) of the Code or Section 303(k) or 4068 of ERISA.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” has the meaning specified in Section 8.01.
“Exchange Act” means the Securities Exchange Act of 1934 and the regulations promulgated thereunder.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Credit Party under any Loan Document (each, a “Recipient”) or required to be withheld or deducted from a payment to such Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 3.07 or 10.14) any United States federal withholding Tax that is imposed on amounts payable to or for the account of such Lender under any laws in effect at the time such Lender becomes a party hereto or otherwise acquires an interest in a Loan or Revolving Commitment (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 3.01(a), (c) any Tax that is attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any United States federal withholding Tax that is imposed pursuant to FATCA.
“Existing Revolving Commitments” has the meaning specified in Section 2.13(c)(ii).
“Existing Revolving Loans” has the meaning specified in Section 2.13(c)(ii).
“Extended Revolving Commitments” has the meaning specified in Section 2.13(c)(ii).
“Extended Revolving Loans” has the meaning specified in Section 2.13(c)(ii).
“Extended Termination Date” has the meaning specified in Section 2.13(a).
“Extension” has the meaning specified in Section 2.13(a).
“Extension Amendments” has the meaning specified in Section 2.13(f).
“Extension Offer” has the meaning specified in Section 2.13(a).
“Facility” means, collectively, the Revolving Loans and Revolving Commitments therefor.
“FATCA” means current Sections 1471 through 1474 of the Code and any amended or successor version that is substantively comparable and not materially more onerous to comply with (including any United States Treasury Regulations or other official administrative guidance promulgated thereunder), any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any published intergovernmental agreement entered into in connection with the implementation of such sections of the Code.
“Federal Funds Rate” means, for any day, the greater of (i) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (ii) 0%; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding

Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.
“Fee Letter” means any fee letter agreement entered into pursuant to Section 2.08(c).
“Financial Strength Rating” means, as to any Person, the rating that has been most recently announced by A.M. Best as the “financial strength rating” of such Person.
“First Amendment” means that certain First Amendment to the Credit Agreement, dated as of February 16, 2023, among the Borrower and the Administrative Agent.
“Fiscal Quarter” means any fiscal quarter of a Fiscal Year.
“Fiscal Year” means any period of twelve (12) consecutive calendar months ending on December 31.
“Foreign Lender” means any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“Foreign Subsidiary” means a Subsidiary (which may be a corporation, limited liability company, partnership or other legal entity) organized under the laws of a jurisdiction outside the United States.
“FRB” means the Board of Governors of the Federal Reserve System and any Governmental Authority succeeding to any of its principal functions.
“Fund” means any Person (other than a Natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), that are applicable to the circumstances as of the date of determination.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial or regulatory functions of or pertaining to government, including any board of insurance, insurance department or insurance commissioner.
“Guarantee” has the meaning specified in the Guarantee Agreement.
“Guarantee Agreement” means the Guarantee Agreement, dated as of the Effective Date, among the Guarantors and the Administrative Agent, substantially in the form of Exhibit E.

“Guarantee Requirement” means the requirement that the Administrative Agent shall have received from the Borrower and each Designated Subsidiary either (a) a counterpart to this Agreement and the Guarantee Agreement, duly executed and delivered on behalf of such Person, or (b) in the case of any Person that becomes a Designated Subsidiary after the Effective Date, a supplement to this Agreement and the Guarantee Agreement, in the form specified in the Guarantee Agreement or otherwise reasonably acceptable to the Administrative Agent, duly executed and delivered on behalf of such Designated Subsidiary.
“Guaranteed Obligations” has the meaning specified in the Guarantee Agreement.
“Guaranteed Swap Contract” means any Swap Contract entered into by a Credit Party with any Person that, at the time such Swap Contract is entered into, is the Administrative Agent, the Arranger, the Bookrunner or any Lender (or an Affiliate of the Administrative Agent, the Arranger, the Bookrunner or any Lender) to hedge interest rate risk of such Credit Party with respect to the Facility.
“Guarantors” means each Designated Subsidiary that is a party to the Guarantee Agreement. Nothing contained in this definition shall be deemed to limit the ability of any Guarantor to merge, consolidate, amalgamate, liquidate, dissolve, wind up or sell all or substantially all of its assets in accordance with Section 7.07.
“Hazardous Material” means: (a) any “hazardous substance,” as defined by CERCLA; (b) any “hazardous waste,” as defined by the Resource Conservation and Recovery Act; (c) petroleum and any petroleum product; or (d) any other pollutant, contaminant, chemical, material, waste or substance in any form that is subject to regulation or, as to which, liability or standards of conduct can be imposed under any Environmental Law.
“Historical Financial Statements” means, as of the Effective Date, (a) the audited consolidated balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows of the Borrower for the Fiscal Year ended December 31, 2019 and (b) the audited consolidated balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows of the Borrower for the Fiscal Quarter ended September 30, 2020.
“Historical Statutory Statements” has the meaning specified in Section 5.11(b).
“Hybrid Securities” means, at any time, trust preferred securities, deferrable interest subordinated debt securities, mandatory convertible debt or other hybrid securities issued by the Borrower or any Subsidiary that is accorded at least some equity treatment by S&P or Moody’s at the time of issuance thereof.
“Immaterial Subsidiary” means any Subsidiary having assets with an aggregate book value of less than or equal to $1,000,000.

“Increase Amount” means, at any time, the amount equal to (a) $50,000,000 less (b) the aggregate amount of all New Revolving Commitments effected at or prior to such time. On the Effective Date, the Increase Amount is $50,000,000.
“Increased Amount Date” has the meaning specified in Section 2.15(a).
“Indebtedness” means, with respect to any Person, without duplication: (a) all indebtedness of such Person for borrowed money or in respect of loans or advances; (b) all indebtedness of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all indebtedness in respect of letters of credit, whether or not drawn, and bankers’ acceptances and letters of guaranty issued for the account or upon the application or request of such Person; (d) all Capitalized Lease Liabilities of such Person; (e) the liabilities (if any) of such Person in respect of Swap Contracts as determined by reference to the Swap Termination Value thereof; (f) all obligations of such Person to pay the deferred purchase price of property or services that are included as liabilities in accordance with GAAP (other than (i) accrued expenses incurred, (ii) unearned premiums, (iii) unfunded commitments to purchase Eligible Investments pursuant to Section 7.03(f), (iv) noncancelable obligations in an aggregate amount not exceeding $50,000,000 at any time outstanding, (v) intercompany liabilities having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business and (vi) trade accounts payable, in each case arising in the ordinary course of business) and all obligations secured by a Lien on property owned or being purchased by such Person, but only to the extent of the lesser of the obligations secured or the value of the property to which such Lien is attached (including obligations arising under conditional sales or other title retention agreements); (g) the redemption price of all Disqualified Capital Stock (but not accrued dividends on any such Disqualified Capital Stock); (h) any obligations of a partnership of the kind referred to in clauses (a) through (g) above or clause (i) or (j) below in which such Person is a general partner; (i) solely for purposes of Section 7.10, all obligations in respect of Hybrid Securities (other than Hybrid Securities (or the greatest portion thereof) that are treated as equity by S&P or Moody’s) of such Person; and (j) all Contingent Obligations of such Person in connection with Indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above. Notwithstanding the foregoing, Indebtedness shall not include earn-out obligations, purchase price adjustments, contingent value rights and similar arrangements until such obligations become a liability on the balance sheet of such person (excluding the footnotes thereto) in accordance with GAAP.
“Indemnified Liabilities” has the meaning specified in Section 10.05(a).
“Indemnified Persons” has the meaning specified in Section 10.05(a).
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document, and (b) to the extent not otherwise described in clause (a) of this definition, Other Taxes.
“Insolvency Proceeding” means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, conservation, rehabilitation, receivership, dissolution, winding-up or relief of debtors or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in any case, undertaken under U.S. Federal, state or foreign law, including Title 11 of the United States Code.
“Insurance Products” means any product provided by an insurer or service contract provider in its insurance or warranty business whereby such insurer or service contract provider undertakes to pay or indemnify another as to loss from certain specified contingencies or perils called “risks” or to pay or grant a specified amount or determinable benefit in connection with ascertainable risk contingencies or to act as a surety, including reinsurance agreements, renewal rights, reinsurance treaties, title insurance, reinsurance pools, property and casualty insurance products, accident and health insurance products, life insurance products, surety bonds, specialty risk insurance programs, warranty programs, insurance loss portfolio transfers and any other insurance or reinsurance product related to the acceptance of risk or commitment to pay or indemnify another for specific types of losses.
“Insurance Subsidiary” means any Subsidiary of the Borrower that is or is required to be licensed as an insurer or reinsurer.
“Intercompany Indebtedness” means Indebtedness owed by the Borrower or a Subsidiary to the Borrower or a Subsidiary; provided that all such Indebtedness of any Credit Party owed to any Subsidiary that is not a Credit Party is unsecured and subject to the Intercompany Subordination Provisions.
“Intercompany Subordination Provisions” means the terms and conditions set forth on Exhibit H.
“Interest Payment Date” means (a) with respect to any Base Rate Loan, the last Business Day of each calendar quarter and (b) with respect to any Adjusted Term SOFR Rate Loan, the last day of each Interest Period applicable to the Credit Extension of which such Revolving Loan is a part; provided that if any Interest Period for an Adjusted Term SOFR Rate Loan exceeds three (3) months, the date that falls three (3) months after the beginning of such Interest Period and after each Interest Payment Date thereafter is also an Interest Payment Date (but in each case, subject to the definition of “Interest Period”).
“Interest Period” means, with respect to any Adjusted Term SOFR Rate Loan, the period beginning on the date of the applicable Credit Extension and ending on the numerically corresponding day in the calendar month that is one (1), three (3) or six (6) months thereafter, as the Borrower may elect; provided that:
(a)    if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)    any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period;
(c)    no Interest Period shall extend beyond the Commitment Termination Date; and
(d)    no tenor that has been removed from this definition pursuant to Section 1.06(d) shall be available for specification in such Loan Notice.
For purposes hereof, the date of a Credit Extension initially shall be the date on which such Credit Extension is made and thereafter shall be the effective date of the most recent continuation of such Credit Extension.
“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two (2) Business Days prior to the first day of such Interest Period.
“Interest Type” means, when used with respect to any Revolving Loan, whether the rate of interest on such Revolving Loan is determined by reference to the Adjusted Term SOFR Rate or the Base Rate.
“Investment” means (i) any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase (including purchases financed with equity) of any Capital Stock, bonds, notes, obligations, debentures or other debt securities of, any Person and (ii) investments that are required to be classified on the balance sheet of such person in accordance with GAAP in the same manner as the other investments included in clause (i) of this definition to the extent such transactions involve the transfer of cash or other property. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, but shall be reduced by the amount equal to any returns in respect of such Investment received by the investor thereof in the same form as the original Investment (or in cash).
“Investment Policy” means the investment policy of the Borrower or a Subsidiary, as applicable, as in effect from time to time.
“IRS” means the Internal Revenue Service or any Governmental Authority succeeding to any of its principal functions under the Code.
“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.
“Joinder Agreement” means an agreement substantially in the form of Exhibit J.

“Knowledge” means with respect to any Person the actual knowledge of the facts, circumstances or condition by a Responsible Officer of such Person.
“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Revolving Loan or Revolving Commitment hereunder at such time, including the latest maturity or expiration date of any Extended Revolving Commitments or Extended Revolving Loans, in each case as extended in accordance with this Agreement from time to time.
“Lenders” has the meaning specified in the introduction to this Agreement and includes any other Person that shall have become a party hereto pursuant to an Assignment and Assumption in accordance with Section 10.07, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
“Lending Office” means, as to any Lender, the office or offices of such Lender specified as its “Lending Office” or “Domestic Lending Office,” as the case may be, in its administrative questionnaire delivered to the Administrative Agent, or such other office or offices or office of a third party or sub-agent, as appropriate, as such Lender may from time to time notify the Borrower and the Administrative Agent.
“License” means any license, certificate of authority, permit or other authorization that is required to be obtained from any Governmental Authority in connection with the operation, ownership or transaction of insurance business.
“Lien” means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease or any financing lease having substantially the same economic effect as any of the foregoing), but not including the interest of a lessor under an operating lease or a licensor under a license that does not otherwise secure an obligation.
“Loan” means either a Base Rate Loan or an Adjusted Term SOFR Rate Loan, as the context may require.
“Loan Documents” means this Agreement and amendments of and joinders to this Agreement that are deemed pursuant to their terms to be Loan Documents for purposes hereof, all Revolving Loan Notes, the Guarantee Agreement, the Fee Letters, all Extension Amendments and the First Amendment.
“Loan Notice” means a notice of Credit Extension substantially in the form of Exhibit C-1.
“Margin Stock” means “margin stock” as such term is defined in Regulation U or X of the FRB.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, properties, results of operations or financial condition of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Credit Party to perform its payment obligations under any Loan Document to which it is a party; (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Credit Party of any Loan Document to which it is a party; or (d) a material adverse change in the rights, remedies and benefits, taken as a whole, available to, or conferred upon, the Administrative Agent and any Lender under any Loan Document.
“Material Indebtedness” means Indebtedness having an aggregate outstanding principal amount, individually or in the aggregate, with all other Indebtedness of the Credit Parties and their respective Subsidiaries (excluding the Intercompany Indebtedness and Indebtedness under the Loan Documents) of not less than $25,000,000.
“MNPI” means material non-public information (within the meaning of United States federal, state or other applicable securities laws) with respect to the Borrower or its affiliates or securities of any of the foregoing.
“Moody’s” means Moody’s Investors Service, Inc., together with any Person succeeding thereto by merger, consolidation or acquisition of all or substantially all of its assets, including substantially all of its business of rating securities.
“Multiemployer Plan” means a “multiemployer plan,” within the meaning of Section 4001(a)(3) of ERISA, to which the Borrower, any of its Subsidiaries or any ERISA Affiliate makes, is making or is obligated to make contributions or, during the preceding six calendar years, has made, or been obligated to make, contributions.
“NAIC” means the National Association of Insurance Commissioners or any successor thereto, or in the absence of the National Association of Insurance Commissioners or such successor, any other association, agency or other organization performing advisory, coordination or other like functions among insurance departments, insurance commissioners and similar Governmental Authorities of the various states of the United States toward the promotion of uniformity in the practices of such Governmental Authorities.
“Natural Person” means a natural person or any company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof.
“Net Income” means, for any Person for any period, the net income (or loss) of such Person for such period as determined, unless otherwise indicated, in accordance with GAAP.
“Net Worth” means the total stockholders’ equity of any Person as determined in accordance with GAAP (calculated excluding accumulated other comprehensive income (loss)).
“New Revolving Commitments” has the meaning set forth in Section 2.15(a).
“New Revolving Loan” has the meaning set forth in Section 2.15(b).

“New Revolving Loan Lender” has the meaning set forth in Section 2.15(a).
“Non-Consenting Lender” means a Lender that does not consent to an amendment or waiver pursuant to Section 10.01 that requires the consent of all or all affected Lenders in order to become effective and as to which Lenders holding more than 50% of the Revolving Loans and Revolving Commitments have consented.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Obligations” means all advances to, and debts, liabilities and obligations of, any Credit Party arising under any Loan Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Credit Parties under the Loan Documents include (a) the obligation to pay principal, interest, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Credit Party under any Loan Document and (b) the obligation of any Credit Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Credit Party.
“Organization Documents” means (i) with respect to any corporation, the certificate or articles of incorporation, the bylaws, any certificate of designation or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, (ii) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement and (iii) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity, or in the case of clauses (i), (ii) and (iii), the equivalent or comparable constituent documents with respect to any Foreign Subsidiary.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in the Revolving Loans, Revolving Commitments or Loan Documents).
“Other Taxes” means any present or future recording, stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under this Agreement or any other Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Connection Income Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.07 or 10.14).
“Participant” has the meaning specified in Section 10.07(d).
“Participant Register” has the meaning specified in Section 10.07(d).
“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001, as amended from time to time.
“PBGC” means the Pension Benefit Guaranty Corporation or any Governmental Authority succeeding to any of its principal functions under ERISA.
“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA that the Borrower, any of its Subsidiaries or any ERISA Affiliate sponsors or maintains, or to which it makes, is making or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years.
“Permitted Acquisition” means any Acquisition so long as (a) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (b) after giving effect thereto, the Borrower and its Subsidiaries shall be in pro forma compliance with Sections 7.10 and 7.11 as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 6.01.
“Permitted Encumbrances” means:
(a)    Liens for Taxes not yet due or which are not yet overdue by more than thirty (30) days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(b)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;
(c)    pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA, and deposits securing liabilities to insurance carriers under insurance or self-insurance arrangements in respect of such obligations, or to secure the performance of tenders or statutory obligations (other than obligations under ERISA);

(d)    Liens given in lieu of surety, stay or appeal bonds or deposits (including letters of credit issued in lieu of surety, stay or appeal bonds or to support the issuance thereof and including those to secure health, safety and environmental obligations) incurred in the ordinary course of business or required by law or any governmental regulations, court order or judgment as a condition to the transaction of business or the exercise of any right, privilege or license;
(e)    Liens securing judgments or decrees not constituting an Event of Default under Section 8.01(i);
(f)    easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;
(g)    Liens granted in the ordinary course of business and consistent with past practices on invested assets pursuant to trust, withheld balances or other security arrangements in connection with (i) reinsurance policies entered into in the ordinary course of business or (ii) regulatory requirements;
(h)    Liens granted or arising in the ordinary course of business under or in connection with Insurance Products; and
(i)    Liens created by the Borrower or any Subsidiary in the ordinary course of business over deposits or investments pursuant to statutory or regulatory requirements of any Department as a condition to obtaining or maintaining any licenses issued by it or to satisfy regulatory capital or other financial responsibility requirements;
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
“Permitted Swap Obligations” means all obligations (contingent or otherwise) of the Borrower or any Subsidiary under (a) any Swap Contract entered into by the Borrower or such Subsidiary from time to time in connection with its investment portfolio and in accordance with its Investment Policy, (b) any Swap Contract entered into to hedge or mitigate risks to which the Borrower or such Subsidiary has actual exposure (other than those in respect of Capital Stock of the Borrower or any of its Subsidiaries) or (c) any Swap Contract entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or such Subsidiary.
“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority or other entity of whatever nature.
“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) that the Borrower or any of its Subsidiaries sponsors or maintains or to which the Borrower or any of its

Subsidiaries makes, is making or is obligated to make, contributions and includes any Pension Plan.
“Platform” has the meaning specified in Section 6.02.
“Portfolio Interest Exemption” has the meaning specified in Section 3.01(e)(B)(iii).
“Prepayment Notice” means a written notice made pursuant to Section 2.06(e) substantially in the form of Exhibit I.
“Pricing Level” means any of Pricing Level 1, Pricing Level 2, Pricing Level 3, Pricing Level 4 or Pricing Level 5 set forth in the table in the definition of “Applicable Margin” and “Applicable Revolving Commitment Fee Percentage”.
“Pro Rata Share” means the percentage obtained by dividing (a) the Revolving Commitment of that Lender by (b) the aggregate Revolving Commitments of all Lenders.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lender” has the meaning specified in Section 6.02.
“Purchase Money Debt” means Indebtedness incurred by a Person in connection with the purchase of fixed or capital assets by such Person, in which assets the seller or financier thereof has taken or retained a Lien; provided that (x) any such Lien attaches to such assets concurrently with or within 180 days after the purchase thereof by such Person and (y) at the time of incurrence of such Indebtedness, the aggregate principal amount of such Indebtedness shall not exceed the costs of the assets so purchased plus fees and expenses reasonably related thereto.
“QFC Credit Support” has the meaning specified in Section 10.23.
“Qualified Capital Stock” shall mean any Capital Stock that is not Disqualified Capital Stock.
“Quarterly Statement” means the quarterly statutory financial statement of any Insurance Subsidiary required to be filed with the insurance commissioner (or similar authority) of its jurisdiction of incorporation or, if no specific form is so required, in the form of financial statements permitted by such insurance commissioner (or such similar authority) to be used for filing quarterly statutory financial statements and shall contain the type of financial information permitted by such insurance commissioner (or such similar authority) to be disclosed therein, together with all exhibits or schedules filed therewith.
“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if such Benchmark is the Daily Simple SOFR Rate, the day that is four Business Days prior to such setting or (3) if such Benchmark is neither of the Term SOFR Rate or the Daily Simple SOFR Rate, the time determined by the Administrative Agent in its reasonable discretion.
“Refinance” means, with respect to any Indebtedness, to refinance, refund, renew, replace, exchange or extend such Indebtedness. The term “Refinancing” shall have a correlative meaning.
“Refinancing Indebtedness” means with respect to Indebtedness (“Refinanced Debt”), any Refinancing of such Indebtedness; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Refinanced Debt except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such Refinancing and as otherwise permitted to be incurred pursuant to Section 7.01 (it being understood that any such Indebtedness otherwise permitted to be incurred shall constitute Indebtedness under the relevant provision of Section 7.01 pursuant to which it shall be incurred and not Refinancing Indebtedness); provided, further, that the principal amount of such Indebtedness shall not include any principal constituting interest paid in kind, (b) such Refinancing Indebtedness shall have a final maturity date equal to or later than the final maturity date of, and have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Refinanced Debt, (c) such Refinancing Indebtedness shall be incurred by the Person or Persons who are the obligors on the Refinanced Debt or would otherwise be permitted to incur such Indebtedness (including any guarantees thereof pursuant to Section 7.01 and Section 7.03), (d) such Refinanced Debt shall be repaid in full with the proceeds of such Refinancing Indebtedness, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, substantially concurrently with the incurrence of such Refinancing Indebtedness and (e) the terms and conditions (including, if applicable, as to collateral but excluding as to subordination, pricing, premiums and optional prepayment or redemption provisions) of any Refinancing Indebtedness (taken as a whole) are not more restrictive with respect to the Borrower and the Subsidiaries, as reasonably determined by the Borrower in good faith, than the terms and conditions of the Refinanced Debt.
“Register” has the meaning specified in Section 10.07(c).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners (to the extent such Person is a partnership), directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
“Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection, migration or leaching into or through the Environment.
“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.
“Repurchase Agreement” means a repurchase agreement entered into by the Borrower or a Subsidiary from time to time pursuant to which the Borrower or such Subsidiary, as the case may be, shall have sold securities to a third party and has agreed to repurchase such security at a specified time in the future; provided, that such repurchase agreement shall have been entered into by the Borrower or such Subsidiary, as the case may be, solely in connection with its investment portfolio and in accordance with its Investment Policy.
“Repurchase Liability” means, at any date of determination, the liability of the Borrower or a Subsidiary to purchase securities in the market that are identical to those securities it borrowed and sold pursuant to Repurchase Transactions (it being understood that such liability shall be measured based on the then market value of such security).
“Repurchase Transaction” means a repurchase transaction in which the Borrower or a Subsidiary borrows a security and delivers it to a purchaser and at a later date, the Borrower or such Subsidiary, as the case may be, purchases the identical security in the market to replace the borrowed security; provided, that such transaction shall have been entered into by the Borrower or such Subsidiary, as the case may be, solely in connection with its investment portfolio and in accordance with its Investment Policy.
“Required Lenders” means, as of any date of determination, one or more Lenders having or holding Revolving Exposure and unused Revolving Commitments representing more than 50% of the aggregate Revolving Exposure and unused Revolving Commitments of all Revolving Lenders; provided that the aggregate amount of Revolving Exposure and unused Revolving Commitments shall be determined with respect to any Defaulting Lender by disregarding the Revolving Exposure and unused Revolving Commitments of such Defaulting Lender; provided, further, that any time there are two (2) or more Unaffiliated Lenders, the Required Lenders shall be comprised of at least two (2) Unaffiliated Lenders.
“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in each case applicable to or legally binding upon the Person or any of its property or to which the Person or any of its property is subject.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, or other officer of similar stature or responsibility, of a Credit Party, or the senior vice president, treasury & investments of EIG Services, Inc. Any document delivered under any Loan Document that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party. Unless otherwise specified, “Responsible Officer” means a Responsible Officer of the Borrower.
“Restricted Payments” has the meaning set forth in Section 7.08.
“Revolving Commitment” means the commitment of a Lender to make or otherwise fund any Revolving Loan hereunder, and “Revolving Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Revolving Commitment, if any, is set forth on Appendix A or in the applicable Assignment and Assumption or Joinder Agreement, as applicable, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Revolving Commitments as of the Effective Date is $75,000,000.
“Revolving Commitment Period” means the period from the Effective Date to but excluding the Commitment Termination Date.
“Revolving Exposure” means, with respect to any Lender as of any date of determination, the aggregate outstanding principal amount of the Revolving Loans of that Lender.
“Revolving Lender” means a Lender having a Revolving Commitment.
“Revolving Loan” means a Loan made by a Lender to the Borrower pursuant to Section 2.01(a).
“Revolving Loan Note” means a promissory note in the form of Exhibit B, as it may be amended, restated, supplemented or otherwise modified from time to time.
“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, together with any Person succeeding thereto by merger, consolidation or acquisition of all or substantially all of its assets, including substantially all of its business of rating securities.
“Sanctioned Jurisdiction” means any and all countries or territories that are the subject of comprehensive Sanctions broadly restricting or prohibiting dealings involving such country or territory.
“Sanctioned Person” means any and all Persons (a) identified on any Sanctions-related list of designated Persons, including, without limitation, the Specially Designated Nationals and Blocked Persons List maintained by the U.S. Department of the Treasury Office of Foreign Assets Control; (b) domiciled, organized or resident in, or the government or any agency or instrumentality of the government of, any Sanctioned Jurisdiction; (c) owned or controlled by, or acting for or on behalf of, directly or indirectly, one or more Persons described in the foregoing clause (a) or (b); or (d) otherwise the subject or target of Sanctions.
“Sanctions” means any and all laws, rules or regulations concerning or relating to economic or financial sanctions or trade embargoes imposed, administered or enforced by (a) the

United States, including the U.S. Department of the Treasury Office of Foreign Assets Control and the U.S. Department of State, (b) the European Union or any of its member states, (c) the United Kingdom, including Her Majesty’s Treasury, (d) the United Nations Security Council, or (e) any other relevant national or supra-national governmental authority with jurisdiction over any Credit Party or any of its Subsidiaries or any other party hereto.
“SAP” means, with respect to any Insurance Subsidiary, the statutory accounting practices prescribed or permitted by the insurance commissioner (or other similar authority) in the jurisdiction of such Insurance Subsidiary for the preparation of annual statements and other financial reports by insurance companies of the same type as such Insurance Subsidiary that are applicable to the circumstances as of the date of filing of such statement or report.
“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.
“Securities Act” means the Securities Act of 1933 and the regulations promulgated thereunder.
“Single Employer Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, other than a Multiemployer Plan, that the Borrower, any of its Subsidiaries or any ERISA Affiliate sponsors or maintains, or to which the Borrower, any of its Subsidiaries or any ERISA Affiliate makes or is obligated to make contributions or could reasonably be expected to have liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.
“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.
“SOFR Adjustment” means a percentage equal to 0.10% per annum.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR Rate”.
“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR Rate”.

“Subordinated Indebtedness” means any Indebtedness of the Borrower or any Subsidiary that is by its written terms expressly subordinated in right of payment to the Obligations.
“Subsidiary” of a Person means any corporation, partnership, limited liability company, limited liability partnership, joint venture, trust, association or other unincorporated organization of which or in which such Person and such Person’s Subsidiaries own directly or indirectly more than 50% of (a) the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors, if it is a corporation, (b) the voting or managing interests (which shall mean the general partner in the case of a partnership), if it is a partnership, joint venture or similar entity, (c) the beneficial interest, if it is a trust, association or other unincorporated organization or (d) the voting or managing membership interests, if it is a limited liability company. Unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower.
“Supported QFC” has the meaning specified in Section 10.23.
“Surplus Debentures or Notes” means, as to any Insurance Subsidiary, debt securities or notes of such Insurance Subsidiary issued to the Borrower or any of its Subsidiaries the proceeds of which are permitted to be included, in whole or in part, as capital and surplus of such Insurance Subsidiary as approved and permitted by the applicable Department and are of a type generally described in the insurance industry as a “surplus note”.
“Swap Contract” means any agreement relating to any transaction (whether or not arising under a master agreement) that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, futures contract, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swaption, currency option, credit derivative transaction or any other similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and any master agreement relating to or governing any or all of the foregoing.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts and all rights to set off against collateral posted in respect of such Swap Contract, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined by the Borrower based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include any Lender).
“Syndication Agent” means BMO Capital Markets and its successors and assigns in such capacity.
“Tax Status Certificate” has the meaning specified in Section 3.01(e)(B)(iii).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR Reference Rate.”
“Term SOFR Rate” means, with respect to any Revolving Loan and for any tenor comparable to the applicable Interest Period (or with respect to any calculation with respect to a Base Rate Loan, for a tenor of one-month), the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.
“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Adjusted Term SOFR Rate Loan denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.
“Total Capitalization” means, without duplication, (a) the amount described in clause (a) of the definition of “Debt to Total Capitalization Ratio” of the applicable Person plus (b) the Net Worth of the applicable Person.
“Transactions” means the (i) execution, delivery and performance by each Credit Party of the Loan Documents to which it is to be a party, (ii) borrowing of Loans and (iii) payment of fees and expenses incurred in connection with the foregoing.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unaffiliated Lenders” means Lenders who are not Affiliates or Approved Funds of one another.
“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 430 of the Code for the applicable plan year.
“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York.
“United States” and “U.S.” each means the United States of America.
“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Special Resolution Regimes” has the meaning specified in Section 10.23.
“Voting Provision” means any provision of any Loan Document specifying the number or percentage of Lenders or portion of the Revolving Loans or Revolving Commitments required to amend, waive or otherwise modify any rights under any Loan Document or make any determination or grant any consent under any Loan Document.
“Voting Stock” of any Person means Capital Stock of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock or other relevant equity interest has voting power by reason of any contingency) to vote in the election of the board of directors or similar governing body of such Person.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.
“Wholly-Owned Subsidiary” means any Person in which all of the Capital Stock (other than directors’ and national citizen qualifying shares or similar de minimis holdings by another Person, in each case, as required by law) is owned, beneficially and of record, by the Borrower, or by one or more of the other Wholly-Owned Subsidiaries, or both.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.02.    Other Interpretive Provisions.
(a)    The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
(b)    The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Article, Schedule and Exhibit references are to this Agreement unless otherwise specified.
(c)    (i)    The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.
(i)    The term “including” is not limiting and means “including without limitation”.
(ii)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”.
(iii)    The term “will” shall be construed to have the same meaning and effect as the word “shall”.
(d)    Unless otherwise expressly provided herein or the context requires otherwise, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation, (iii) any reference herein to a Person shall be construed to include such Person’s permitted successors and assigns and (iv) the word “property” shall be construed to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(e)    The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.
(f)    This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.
(g)    This Agreement and the other Loan Documents are the result of negotiations among, and have been reviewed by counsel to, the Administrative Agent, the Borrower and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Lenders or the Administrative Agent merely because of the Administrative Agent’s or Lenders’ involvement in their preparation.
Section 1.03.    Classification of Loans. For purposes of this Agreement, Loans may be classified and referred to by Interest Type (e.g., an “Adjusted Term SOFR Rate Loan”).
Section 1.04.    Accounting Principles.
(a)    Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP as in effect from time to time, consistently applied. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant, but excluding the preparation of financial statements in accordance with GAAP) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.
(b)    References herein to particular columns, lines or sections of any Person’s Annual Statement shall be deemed, where appropriate, to be references to the corresponding column, line or section of such Person’s Quarterly Statement, or if no such corresponding column, line or section exists or if any report form changes, then to the corresponding item referenced thereby. In the event the columns, lines or sections of the Annual Statement or Quarterly Statement referenced herein are changed or renumbered from the columns, lines and sections applicable to the 2019 Annual Statement, or the September 30, 2020 Quarterly Statement, all such references shall be deemed references to such column, line or section as so renumbered or changed.
(c)    If, at any time after the date of this Agreement, any material change is made to GAAP or the Borrower’s accounting practices that would affect in any material respect the determination of compliance with the covenants set forth in this Agreement, the Borrower shall notify the Administrative Agent of the change and the Borrower and the Administrative Agent shall negotiate in good faith to amend such covenant(s), subject to the approval of the Required Lenders, to restore the Borrower and the Lenders to the position they occupied before the implementation of such material change in GAAP or accounting practices; provided that if the Borrower and the Administrative Agent are unable to reach agreement within sixty (60) days following the implementation of such material change, the Administrative Agent shall be permitted, acting in good faith, to make such amendments, in each case subject to the approval of the Required Lenders, to the covenants set forth in this Agreement as it reasonably determines are necessary to restore the Borrower and the Lenders to the position they occupied prior to the implementation thereof.
Section 1.05.    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time.
Section 1.06.    Effect of Benchmark Transition Event.
(a)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.
(b)    Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(c)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 1.06, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 1.06.
(d)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(e)    Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for Revolving Loans to be made, converted or continued as Adjusted Term SOFR Rate Loans during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for such Revolving Loans to be made, converted or continued as Base Rate Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.
ARTICLE 2
The Credits
Section 2.01.    Revolving Loans.
(a)    Revolving Commitments. During the Revolving Commitment Period, subject to the terms and conditions hereof, each Lender with a Revolving Commitment severally agrees to make Revolving Loans in Dollars to the Borrower; provided that, after giving effect to the making of any Revolving Loans, in no event shall the aggregate principal amount of all outstanding Revolving Loans exceed the Revolving Commitments then in effect. Amounts borrowed pursuant to this Section 2.01(a) may be repaid and reborrowed during the Revolving

Commitment Period. Each Revolving Commitment shall expire on the Commitment Termination Date.
(b)    Borrowing Mechanics for Revolving Loans.
(i)    Revolving Loans shall be made in an aggregate minimum amount of $2,500,000 and integral multiples of $1,000,000 in excess of that amount.
(ii)    Whenever the Borrower desires that Lenders make Revolving Loans, the Borrower shall deliver to the Administrative Agent a fully executed and delivered Loan Notice no later than 10:00 a.m. (New York City time) (A) in the case of an Adjusted Term SOFR Rate Loan, at least three (3) Business Days in advance of the proposed Borrowing Date, (B) in the case of a Base Rate Loan, at least one (1) Business Day in advance of the proposed Borrowing Date; provided that, if such Borrowing Date is the Effective Date, such Loan Notice may be delivered within such period shorter than three (3) Business Days as may be agreed by the Administrative Agent with respect to Adjusted Term SOFR Rate Loans. Except as otherwise provided herein, a Loan Notice for a Revolving Loan that is an Adjusted Term SOFR Rate Loan shall be irrevocable on and after the related Interest Rate Determination Date.
(iii)    Notice of receipt of each Loan Notice in respect of Revolving Loans, together with the amount of each Lender’s Pro Rata Share thereof, if any, together with the applicable interest rate, shall be provided by the Administrative Agent to each applicable Lender by facsimile or other electronic communication with reasonable promptness, but (provided that the Administrative Agent shall have received such notice by 10:00 a.m. (New York City time)) not later than 3:00 p.m. (New York City time) on the same day as the Administrative Agent’s receipt of such Loan Notice from the Borrower.
(iv)    Each Lender shall make the amount of its Revolving Loan available to the Administrative Agent not later than 12:00 noon (New York City time) on the applicable Borrowing Date by wire transfer of same day funds in Dollars, at the Administrative Agent’s Office. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of such Revolving Loans available to the Borrower on the applicable Borrowing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Revolving Loans received by the Administrative Agent from Lenders to be credited to (A) the account of the Borrower at the Administrative Agent’s Office, (B) the Designated Account or (C) such other account or accounts as may be designated in writing to the Administrative Agent by at least two Responsible Officers of the Borrower.
(c)    Repayment of Revolving Loans. The Borrower shall repay in full all Revolving Loans, together with all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments, no later than the Commitment Termination Date.
Section 2.02.    [Reserved].

Section 2.03.    Pro Rata Shares. All Revolving Loans shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Revolving Loan requested hereunder nor shall any Revolving Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Revolving Loan requested hereunder.
Section 2.04.    Conversion and Continuation of Revolving Loans.
(a)    Each conversion of Revolving Loans from one Interest Type to the other, and each continuation of Adjusted Term SOFR Rate Loans, shall be made upon the Borrower’s irrevocable written notice to the Administrative Agent in the form of a Conversion/Continuation Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each such Conversion/Continuation Notice must be received by the Administrative Agent not later than 12:00 noon (New York City time) three (3) Business Days prior to the requested date of any conversion to or continuation of Adjusted Term SOFR Rate Loans or of any conversion of Adjusted Term SOFR Rate Loans to Base Rate Loans. Except as otherwise provided herein, an Adjusted Term SOFR Rate Loan may be continued or converted only on the last day of an Interest Period for such Adjusted Term SOFR Rate Loan. The Administrative Agent shall determine the interest rate that shall apply to any converted or continued Adjusted Term SOFR Rate Loans pursuant to Section 2.07(c).
(b)    Each Conversion/Continuation Notice shall specify (i) whether the Borrower is requesting a conversion of Revolving Loans from one Interest Type to the other, or a continuation of Adjusted Term SOFR Rate Loans, (ii) the requested date of the conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Revolving Loans to be converted or continued, (iv) the Interest Type of Revolving Loans to which existing Revolving Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto (each such Interest Period shall comply with the provisions of the definition of “Interest Period”).
(c)    Notwithstanding any contrary provision hereof, if (i) an Event of Default of the type described in Section 8.01(a), (f) or (g) has occurred and is continuing, unless the Required Lenders otherwise consent or (ii) any other Event of Default has occurred and is continuing and the Required Lenders have so requested, each Revolving Loan will be converted into a Base Rate Loan at the end of the Interest Period applicable thereto.
Section 2.05.    Notes; Loan Accounts.
(a)    Each Revolving Loan made by each Lender shall be evidenced by one or more loan accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The loan accounts or records maintained by the Administrative Agent and each Lender shall be conclusive evidence of the amount of the Revolving Loans made by the Lenders to the Borrower and the interest and payments thereon absent manifest error. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligations of the Borrower hereunder to pay any amount owing with respect to the Revolving

Loans made to the Borrower. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, including the Register, the Register shall control in the absence of manifest error.
(b)    Upon the request of any Lender made through the Administrative Agent, instead of or in addition to loan accounts, the Revolving Loans made by each Lender may be evidenced by one or more Revolving Loan Notes. Each Lender shall endorse on the schedules annexed to its Revolving Loan Note the date, amount and maturity of each Revolving Loan deemed made by it and the amount of each payment of principal made by the Borrower with respect thereto. Each such Lender is irrevocably authorized by the Borrower to endorse its Revolving Loan Note and each Lender’s record shall be conclusive absent manifest error; provided that the failure of a Lender to make, or an error in making, a notation thereon with respect to the Revolving Loan shall not limit or otherwise affect the obligations of the Borrower hereunder or under any such Revolving Loan Note to such Lender.
Section 2.06.    Prepayments.
(a)    Optional Prepayments. The Borrower will have the right at any time to prepay any Loan in whole or in part, in minimum amounts of $2,500,000 or any multiple of $1,000,000 in excess thereof, without premium or penalty, subject to the provisions of this Section 2.06.
(b)    Voluntary Commitment Reductions.
(i)    The Borrower may, upon not less than three (3) Business Days’ prior written or telephonic notice to the Administrative Agent (or such shorter period of time as may be agreed to by the Administrative Agent), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Commitments in an amount up to the amount by which the Revolving Commitments exceed the aggregate principal amount of all outstanding Revolving Loans at the time of such proposed termination or reduction (after giving effect to any prepayment in connection therewith); provided that any such partial reduction of the Revolving Commitments shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount.
(ii)    The Borrower’s notice to the Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and shall reduce the Revolving Commitment of each Lender proportionately to its Pro Rata Share thereof. Notwithstanding the foregoing, any notice of reduction or termination delivered in connection with any refinancing of the Facility with the proceeds of the incurrence of any Indebtedness or some other identifiable event or condition may be, if expressly so stated to be, contingent upon the incurrence of such Indebtedness or the occurrence of such other identifiable event or condition and may be revoked by the Borrower in the event such contingency is not met.

(c)    Mandatory Prepayments. The Borrower shall from time to time prepay the Revolving Loans to the extent necessary so that the aggregate principal amount of all outstanding Revolving Loans shall not at any time exceed the Revolving Commitments then in effect.
(d)    Application of Prepayments.
(i)    Any prepayment of the Revolving Loan pursuant to Section 2.06(a) shall be applied to repay outstanding Revolving Loans owing by the Borrower making such prepayment to the full extent thereof.
(ii)    Any prepayment of Revolving Loans pursuant to Section 2.06(c) shall be applied to prepay the Revolving Loans to the full extent thereof without any permanent reduction of the Revolving Commitments.
(e)    Notice of Prepayments. The Borrower shall notify the Administrative Agent in the form of a Prepayment Notice of any prepayment of any Loan hereunder not later than 12:00 noon (New York City time) one (1) Business Day before the date of prepayment. Each such Prepayment Notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Loan or portion thereof to be prepaid. Notwithstanding the foregoing, any Prepayment Notice delivered in connection with any refinancing of the Facility with the proceeds of the incurrence of any Indebtedness or some other identifiable event or condition may be, if expressly so stated to be, contingent upon the incurrence of such Indebtedness or the occurrence of such other identifiable event or condition and may be revoked by the Borrower in the event such contingency is not met.
(f)    Application of Prepayments of Revolving Loans to Base Rate Loans and Adjusted Term SOFR Rate Loans. Considering each Class of Revolving Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to Adjusted Term SOFR Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by the Borrower pursuant to Section 3.04.
Section 2.07.    Interest.
(a)    Except as otherwise set forth herein, each Class of Revolving Loans shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:
(i)    if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or
(ii)    if an Adjusted Term SOFR Rate Loan, at the Adjusted Term SOFR Rate plus the Applicable Margin.
(b)    The basis for determining the rate of interest with respect to any Revolving Loan, and the Interest Period with respect to any Adjusted Term SOFR Rate Loan, shall be selected by the Borrower and notified to the Administrative Agent and Lenders pursuant to the applicable Loan Notice or Conversion/Continuation Notice, as the case may be; provided that the Borrower may not select the Adjusted Term SOFR Rate for any Credit Extension if the aggregate amount of such Credit Extension is less than $1,000,000.
(c)    In connection with Adjusted Term SOFR Rate Loans there shall be no more than eight (8) Interest Periods outstanding at any time. In the event the Borrower fails to specify between a Base Rate Loan or an Adjusted Term SOFR Rate Loan in the applicable Loan Notice or Conversion/Continuation Notice, such Revolving Loan (if outstanding as an Adjusted Term SOFR Rate Loan) will be automatically converted into a Base Rate Loan on the last day of the then-current Interest Period for such Revolving Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan). In the event the Borrower fails to specify an Interest Period for any Adjusted Term SOFR Rate Loan in the applicable Loan Notice or Conversion/Continuation Notice (or fails to deliver a Conversion/Continuation Notice within the time limits provided in Section 2.04(a)), the Borrower shall be deemed to have selected an Interest Period of one (1) month. As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Adjusted Term SOFR Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower and each Lender. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Administrative Agent’s prime commercial lending rate used in determining the Base Rate promptly following the public announcement of such change.
(d)    Notwithstanding the foregoing, if any principal of or interest on any Revolving Loan or any fee or other amount payable by the Borrower pursuant to any Loan Document is not paid when due, whether upon acceleration or otherwise, such overdue amount shall, without further notice, bear interest, after as well as before judgment to the extent permitted by law, at a rate per annum equal to (i) in the case of overdue principal of any Revolving Loan, 2.00% plus the rate otherwise applicable to such Revolving Loan as provided in the preceding subsections of this Section 2.07 and (ii) in the case of any other amount, 2.00% plus the rate otherwise applicable to Base Rate Loans as provided in the preceding subsections of this Section 2.07.
(e)    Interest on each Revolving Loan shall be paid in arrears by the Borrower on each Interest Payment Date for such Revolving Loan; provided that (i) interest accrued pursuant to Section 2.07(d) shall be payable on demand of the Administrative Agent, (ii) upon any repayment or prepayment of any Revolving Loan, interest accrued on the principal amount repaid shall be payable on the date of such repayment and (iii) upon any conversion of an Adjusted Term SOFR Rate Loan before the end of the current Interest Period therefor, interest accrued on such Revolving Loan shall be payable on the effective date of such conversion.
(f)    Anything herein to the contrary notwithstanding, the obligations of the Borrower to any Lender hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder to the extent (but only to the extent) that contracting for or receiving such payment by such Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Lender, and in such event the Borrower shall pay such Lender interest at the highest rate permitted by applicable law until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Revolving Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the highest rate of interest that may be lawfully contracted for, charged or received had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and the Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the highest rate of interest that may be lawfully contracted for, charged or received by such Lender, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Revolving Loans made hereunder or be refunded to the Borrower.
Section 2.08.    Fees.
(a)    The Borrower agrees to pay to Lenders commitment fees equal to (1) the average of the daily difference between (A) the Revolving Commitments and (B) the aggregate principal amount of all outstanding Revolving Loans, multiplied by (2) the Applicable Revolving Commitment Fee Percentage;
(b)    The commitment fee referred to in Section 2.08(a) shall be calculated pursuant to the second sentence of Section 2.09(a) and shall be payable quarterly in arrears on the last Business Day of March, June, September and December of each year during the Revolving Commitment Period, commencing on the first such date to occur after the Effective Date, and on the Commitment Termination Date.
(c)    In addition to the foregoing, the Borrower shall pay to the Administrative Agent for its own account, fees payable in the amounts and at the times separately agreed upon by the Borrower and the Administrative Agent. Such fees shall be fully earned when paid and shall not be refundable under any circumstances.
Section 2.09.    Computation of Fees and Interest.
(a)    All computations of interest for Base Rate Loans when the Base Rate is determined by the Administrative Agent’s prime commercial lending rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed. Interest and fees shall accrue during each period in which such interest or fees are computed from the first day thereof to the last day thereof.

(b)    Each determination of an interest rate by the Administrative Agent shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent will, at the request of the Borrower or any Lender, deliver to the Borrower or such Lender, as the case may be, a statement showing the quotations used by the Administrative Agent in determining any interest rate and the resulting interest rate.
Section 2.10.    Payments Generally.
(a)    All payments to be made by the Borrower under the Loan Documents shall be made without condition or deduction for any defense, set-off, recoupment or counterclaim. Except as otherwise expressly provided in any Loan Document, all payments to be made by the Borrower under any Loan Document shall be made to the Administrative Agent for the account of the Lenders at the Administrative Agent’s Office, and shall be made in dollars and in immediately available funds, no later than 2:00 p.m. (New York City time) on the date specified in such Loan Document. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as expressly provided herein) of such payment in like funds as received. Any payment received by the Administrative Agent later than 2:00 p.m. (New York City time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.
(b)    Subject to the provisions set forth in the definition of “Interest Period” herein, whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.
(c)    Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:
(i)    if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the Federal Funds Rate from time to time in effect; and
(ii)    if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at the customary rate set by the Administrative Agent for the correction of errors among banks for three (3) Business Days and thereafter at the Base Rate. If such Lender pays such amount to the Administrative Agent, then such amount (other than the interest thereon) shall constitute such Lender’s Revolving Loan included in the applicable Credit Extension. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the applicable rate for Base Rate Loans to the applicable Credit Extension. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Revolving Commitments or to prejudice any rights that the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.
A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.
(d)    If any Lender makes available to the Administrative Agent funds for any Revolving Loan to be made by such Lender as provided in the foregoing provisions of this Article 2, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the extension of Revolving Loans set forth in Article 4 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(e)    The obligations of the Lenders hereunder to make Revolving Loans are several and not joint. The failure of any Lender to make any Revolving Loan on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Revolving Loans.
(f)    Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Revolving Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for the Revolving Loan in any particular place or manner.
Section 2.11.    Sharing of Payments by Lenders.
(a)    If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment (i) on account of any Obligations due and payable hereunder and under the other Loan Documents at such time resulting in such Lender receiving payment in excess of its ratable share (calculated according to the proportion of (A) the amount of such Obligations due and payable to such Lender at such time to (B) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (ii) of or on account of any of Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share

(calculated according to the proportion of (A) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (B) the aggregate amount of Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time, then, in each case, such Lender shall (x) notify the Administrative Agent of such fact, and (y) purchase (for cash at face value) participations in the Obligations of the other Lenders due and payable or owing, as the case may be, or make such other adjustments as shall be equitable, so that the benefit of such excess payments shall be shared by all such Lenders; provided that:
(i)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)    the provisions of this Section 2.11 shall not be construed to apply to (1) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (2) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans to any assignee or participant.
(b)    Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of set-off and counterclaim (subject to Section 10.09) with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.
Section 2.12.    Defaulting Lenders.
(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.09 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default shall have occurred and be continuing), to the funding of any Revolving Loan on a pro rata basis in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Revolving Loans on a pro rata basis under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Event of Default shall have occurred and be continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Revolving Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Revolving Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Revolving Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Revolving Loans of such Defaulting Lender until such time as all Revolving Loans are held by the Lenders pro rata in accordance with the applicable Revolving Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(ii)    Certain Fees. No Defaulting Lender shall be entitled to receive any fee pursuant to Section 2.08(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(b)    Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon, as of the effective date specified in such notice, and subject to any conditions set forth therein, such Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans to be held pro rata by the Lenders in accordance with the applicable Revolving Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.
(c)    Lender Counterparties. So long as any Lender is a Defaulting Lender, such Lender shall not be a contractual counterparty with respect to any Guaranteed Swap Contract entered into while such Lender was a Defaulting Lender.

Section 2.13.    Maturity Extensions of Revolving Loans.
(a)    The Borrower may from time to time, pursuant to the provisions of this Section 2.13, agree with one or more Lenders holding Revolving Loans and Revolving Commitments of any Class to extend the maturity date of such Lenders’ Class of Loans and to provide for other terms consistent with this Section 2.13 (each such modification, an “Extension”) pursuant to one or more written offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders under any Class that is proposed to be extended under this Section 2.13, in each case on a pro rata basis (based on the relative principal amounts of the outstanding Revolving Commitments of each Lender in such Class) and on the same terms to each such Lender. For the avoidance of doubt, the maturity date of a Lender’s Revolving Loans may only be extended pursuant to the provisions of this Section 2.13 with the express written consent of such Lender. In connection with each Extension, the Borrower will provide notification to the Administrative Agent (for distribution to the Lenders of the applicable Class), no later than thirty (30) days prior to the maturity of the applicable Class or Classes to be extended of the requested new termination date for the extended Revolving Loans and Revolving Commitments of each such Class (each, an “Extended Termination Date”) and the due date for Lender responses, which due date shall be no sooner than ten (10) Business Days after delivery of such notice by the Borrower. In connection with any Extension, each Lender of the applicable Class wishing to participate in such Extension shall, prior to such due date, provide the Administrative Agent with a written notice thereof in a form reasonably satisfactory to the Administrative Agent. Any Lender that does not respond to an Extension Offer by the applicable due date shall be deemed to have rejected such Extension. In connection with any Extension, the Borrower shall agree to such procedures, if any, as may be reasonably established by, or acceptable to, the Administrative Agent to accomplish the purposes of this Section 2.13.
(b)    After giving effect to any Extension, the Revolving Commitments so extended shall cease to be a part of the Class of which they were a part immediately prior to the Extension and shall be a new Class hereunder; provided that at no time shall there be more than four (4) different Classes of Revolving Commitments; provided, further, that, (i) all Credit Extensions and all prepayments of Revolving Loans shall continue to be made on a ratable basis among all Lenders, based on the relative amounts of their Revolving Commitments, until the repayment of the Revolving Loans attributable to the non-extended Revolving Commitments on the applicable Commitment Termination Date and (ii) no termination of Extended Revolving Commitments and no repayment of Extended Revolving Loans accompanied by a corresponding permanent reduction in Extended Revolving Commitments shall be permitted unless such termination or repayment (and corresponding reduction) is accompanied by at least a pro rata termination or permanent repayment (and corresponding pro rata permanent reduction), as applicable, of the Existing Revolving Loans and Existing Revolving Commitments (or all Existing Revolving Commitments of such Class and related Existing Revolving Loans shall have otherwise been terminated and repaid in full). If the aggregate principal amount of all outstanding Revolving Loans exceeds the Revolving Commitments as a result of the occurrence of the Commitment Termination Date (or the applicable Extended Termination Date with respect to any Class of Revolving Loans or Class of Revolving Commitments extended pursuant to this Section 2.13)

while an extended Class of Revolving Commitments remains outstanding, the Borrower shall make such payments as are necessary in order to eliminate such excess on such date.
(c)    The consummation and effectiveness of each Extension shall be subject to the following:
(i)    no Default or Event of Default shall have occurred and be continuing at the time any Extension Offer is delivered to the Lenders or on the date of the effectiveness of such Extension (after giving effect to such Extension);
(ii)    the Revolving Loans or Revolving Commitments, as applicable, of any Lender extended pursuant to any Extension (as applicable, “Extended Revolving Loans” or “Extended Revolving Commitments”) shall have the same terms as the Class of Revolving Loans or Revolving Commitments, as applicable, subject to the related Extension Amendment (as applicable, “Existing Revolving Loans” or “Existing Revolving Commitments”); except (A) the final maturity date of any Extended Revolving Commitments of a Class to be extended pursuant to an Extension may be later than the Latest Maturity Date at the time of such Extension, and the Weighted Average Life to Maturity of any Extended Revolving Commitments of a Class to be extended pursuant to an Extension shall be no shorter than the Weighted Average Life to Maturity of the Class of Existing Revolving Commitments, as applicable, subject to the Latest Maturity Date at the time of such Extension; (B) the all-in pricing (including, without limitation, margins, fees and premiums) with respect to the Extended Revolving Loans or Extended Revolving Commitments, as applicable, may be higher or lower than the all-in pricing (including, without limitation, margins, fees and premiums) for the Existing Revolving Loans or Existing Revolving Commitments, as applicable; (C) the revolving credit commitment fee rate with respect to the Extended Revolving Commitments may be higher or lower than the revolving credit commitment fee rate for Existing Revolving Commitments, in each case, to the extent provided in the applicable Extension Amendment; (D) no repayment of any Extended Revolving Loans or Extended Revolving Commitments, as applicable, shall be permitted unless such repayment is accompanied by an at least pro rata repayment of all earlier maturing Loans (including previously extended Loans) (or all earlier maturing Loans (including previously extended Loans) shall otherwise be or have been terminated and repaid in full); (E) the Extended Revolving Loans and/or Extended Revolving Commitments may contain a “most favored nation” provision for the benefit of Lenders holding Extended Revolving Commitments; and (F) the other terms and conditions applicable to Extended Revolving Loans and/or Extended Revolving Commitments may be terms different than those with respect to the Existing Revolving Loans or Existing Revolving Commitments, as applicable, so long as such terms and conditions only apply after the Latest Maturity Date; provided, further, that each Extension Amendment may, without the consent of any Lender other than the applicable extending Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the Borrower, to give effect to the provisions of this Section 2.13, including any amendments necessary to treat the applicable Loans and/or Revolving Commitments of the extending Lenders as a new “Class” of loans and/or commitments hereunder; provided, however, that no Extension Amendment may provide for any Class of Extended Revolving Commitments to be secured by any assets of any Subsidiary that do not also secure the Existing Revolving Commitments;
(iii)    all documentation in respect of such Extension shall be consistent with the foregoing, and all written communications by the Borrower generally directed to the applicable Lenders under the applicable Class in connection therewith shall be in form and substance consistent with the foregoing and otherwise reasonably satisfactory to the Administrative Agent;
(iv)    a minimum amount in respect of such Extension (to be determined in the Borrower’s discretion and specified in the relevant Extension Offer) shall be satisfied; and
(v)    no Extension shall become effective unless, on the proposed effective date of such Extension, the conditions precedent set forth in Section 4.02(a), (b) and (c) shall be satisfied (with all references in such Section to the making of a Loan being deemed to be references to the Extension on the applicable date of such Extension), and the Administrative Agent shall have received a certificate to that effect dated the applicable date of such Extension and executed by a Responsible Officer of the Borrower.
(d)    For the avoidance of doubt, it is understood and agreed that the provisions of Section 2.08 and Section 10.04 will not apply to any payment of interest or fees in respect of any Extended Revolving Commitments that have been extended pursuant to an Extension at a rate or rates different from those paid or payable in respect of Revolving Loans of any other Class, in each case as is set forth in the relevant Extension Offer made pursuant to and in accordance with the provisions of this Section 2.13 with respect to such Extensions of Revolving Commitments.
(e)    No Lender who rejects any request for an Extension shall be deemed a Non-Consenting Lender for purposes of Section 10.14.
(f)    The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments (collectively, “Extension Amendments”) to this Agreement and the other Loan Documents as may be necessary in order to establish new Classes of Revolving Commitments created pursuant to an Extension, in each case on terms consistent with this Section 2.13, so long as the Lenders shall have received at least five (5) Business Days’ prior written notice of any Extension Amendment and the Administrative Agent shall not have received, within five (5) Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such Extension Amendment; provided, that all such Extension Amendments entered into with the Borrower by the Administrative Agent hereunder shall be binding on the Lenders. Without limiting the foregoing, in connection with any Extension, (i) the Borrower and the appropriate Guarantors and Subsidiaries shall (at their expense) amend (and the Administrative Agent is hereby directed to amend) any Loan Document that the Administrative Agent reasonably requests to be amended to reflect the then latest Extended Termination Date and (ii) the Borrower and the appropriate Guarantors and

Subsidiaries shall deliver such board resolutions, secretary’s certificates, officer’s certificates and other documents as shall reasonably be requested by the Administrative Agent in connection therewith and, if requested by the Administrative Agent, a legal opinion of counsel in form and substance reasonably acceptable to the Administrative Agent.
(g)    Promptly following the consummation and effectiveness of any Extension, the Borrower will furnish to the Administrative Agent (who shall promptly furnish to each Lender) written notice setting forth the Extended Termination Date and material economic terms of the Extension and the aggregate principal amount of each Class of Revolving Loans and Revolving Commitments after giving effect to the Extension and attaching a copy of the fully executed Extension Amendment.
Section 2.14.    [Reserved].
Section 2.15.    Incremental Facilities.
(a)    The Borrower may, by written notice to the Administrative Agent, elect to request prior to the Commitment Termination Date, an increase to the then-existing Revolving Commitments of any Class (any such increase, “New Revolving Commitments”), by an amount not in excess of the Increase Amount at such time and not less than $10,000,000 individually (or such lesser amount which shall be approved by the Administrative Agent or such lesser amount that shall equal the Increase Amount at such time), and integral multiples of $1,000,000 in excess of that amount. Each such notice shall specify (A) the date (each, an “Increased Amount Date”) on which the Borrower proposes that the New Revolving Commitments shall be effective, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to the Administrative Agent and (B) the identity of each Lender or other Person that is an Eligible Assignee (each, a “New Revolving Loan Lender”) to whom the Borrower proposes any portion of such New Revolving Commitments be allocated and the amounts of such allocations; provided that the Administrative Agent may elect or decline to arrange such New Revolving Commitments in its sole discretion and any Lender approached to provide all or a portion of the New Revolving Commitments may elect or decline, in its sole discretion, to provide a New Revolving Commitment. Such New Revolving Commitments shall become effective as of such Increased Amount Date; provided that (1) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such New Revolving Commitments; (2) all of the representations and warranties contained herein or in any Loan Document shall be true and correct in all material respects on and as of such Increased Amount Date to the same extent as though made on and as of such Increased Amount Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; (3) after giving effect to such New Revolving Commitments, the Borrower and its Subsidiaries shall be in pro forma compliance with Sections 7.10 and 7.11 as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 6.01; (4) all New Revolving Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrower, the New Revolving Loan Lender and the Administrative Agent, each of which shall be recorded in the Register and each New Revolving Loan Lender shall be subject to the requirements set forth in Section 3.01(e); (5) the Borrower shall make any payments required pursuant to Section 3.04 in connection with the New Revolving Commitments; and (6) the Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction.
(b)    On any Increased Amount Date on which New Revolving Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (i) each of the Revolving Lenders shall assign to each of the New Revolving Loan Lenders, and each of the New Revolving Loan Lenders shall purchase from each of the Revolving Lenders, at the principal amount thereof, such interests in the Revolving Loans outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, the Revolving Exposure will be held by then-existing Revolving Lenders and New Revolving Loan Lenders ratably in accordance with their Revolving Commitments after giving effect to the addition of such New Revolving Commitments to the Revolving Commitments, (ii) each New Revolving Commitment shall be deemed for all purposes a Revolving Commitment and each Loan made thereunder (a “New Revolving Loan”) shall be deemed, for all purposes, a Revolving Loan and (iii) each New Revolving Loan Lender shall become a Lender with respect to the New Revolving Commitment and all matters relating thereto. For the avoidance of doubt, the terms and provisions of the New Revolving Loans and New Revolving Commitments shall be documented solely as an increase, and shall be identical, to the then-existing Revolving Commitments of the applicable Class.
The Administrative Agent shall notify Lenders promptly upon receipt of the Borrower’s notice of each Increased Amount Date and in respect thereof (x) the New Revolving Commitments and the New Revolving Loan Lenders, and (y) the respective interests in such Lender’s Revolving Loans, in each case subject to the assignments contemplated by this Section 2.15.
ARTICLE 3
Taxes, Yield Protection and Illegality
Section 3.01.    Taxes.
(a)    Payments Free of Indemnified Taxes and Other Taxes. Any and all payments by or on account of any obligation of any Credit Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable law. If any applicable withholding agent shall be required by applicable law to deduct or withhold any Taxes from such payments (as determined in the good faith discretion of the applicable withholding agent), then (i) the applicable withholding agent shall make such deductions or withholdings, (ii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and (iii) if such Tax is an Indemnified Tax, the sum payable by the applicable Credit Party shall be increased as necessary so that after all required deductions or withholdings for Indemnified Taxes have been made (including deductions and withholdings for Indemnified

Taxes applicable to additional sums payable under this Section 3.01) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings for Indemnified Taxes been made.
(b)    Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(c)    Indemnification by the Borrower. Without duplication of the provisions of subsection (a) above, the Borrower shall indemnify the Administrative Agent and each Lender, within ten (10) Business Days after written demand therefor, for the full amount of any Indemnified Taxes in respect of payments under any Loan Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) that are paid or payable by the Administrative Agent or such Lender, as the case may be, or required to be withheld or deducted from a payment to such Administrative Agent or such Lender, as the case may be, and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(d)    Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by any Credit Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)    Status of Lenders. Each Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and to the Administrative Agent, whenever reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable laws and such other reasonably requested information as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will permit the Borrower or the Administrative Agent, as the case may be, (A) to determine whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) to determine, if applicable, the required rate of withholding or deduction and (C) to establish whether or not such Lender is subject to backup withholding or information reporting requirements. If any form, certification or other documentation provided by a Lender pursuant to this Section 3.01(e) (including any of the specific documentation described below) expires or becomes obsolete or inaccurate in any respect, such Lender shall promptly notify the Borrower and the Administrative Agent in writing and shall promptly update or otherwise correct the affected documentation or promptly notify the

Borrower and the Administrative Agent in writing that such Lender is not legally eligible to do so.
Without limiting the generality of the foregoing,
(A)    any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “U.S. person”) shall deliver to the Borrower and the Administrative Agent copies of duly completed and executed IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax or such other documentation or information prescribed by applicable laws or reasonably requested by the Borrower or the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon request of the Borrower or the Administrative Agent) as will enable the Borrower or the Administrative Agent, as the case may be, to determine that such Lender is not subject to U.S. federal backup withholding or information reporting requirements;
(B)    each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of U.S. federal withholding Tax with respect to any payments made under this Agreement or any other Loan Document shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(i)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, copies of duly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty,
(ii)    copies of duly completed executed IRS Form W-8ECI (or any successor thereto) claiming that specified payments (as applicable) under this Agreement or any other Loan Documents (as applicable) constitute income that is effectively connected with such Foreign Lender’s conduct of a trade or business in the United States,
(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code (the “Portfolio Interest Exemption”), (x) a certificate (a “Tax Status Certificate”), substantially in the form of Exhibit F-1, to the effect that such Foreign Lender is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower, within the meaning of Section 881(c)(3)(B) of the Code or (3) a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (4) that no interest to be received is effectively connected with such Foreign Lender’s conduct of a trade or business in the United States and (y) copies of duly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E,
(iv)    where a Foreign Lender is a partnership (for U.S. federal income tax purposes) or otherwise not a beneficial owner (e.g., where such Lender has sold a participation), copies of duly completed and executed IRS Form W-8IMY (or any successor thereto), accompanied by IRS Form W-9, IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a Tax Status Certificate substantially in the form of Exhibit F-2 or Exhibit F-4 and/or all required supporting documentation and certification documents from each beneficial owner, as applicable (including, where one or more of the underlying beneficial owner(s) is claiming the benefits of the Portfolio Interest Exemption, a Tax Status Certificate of such beneficial owner(s); provided that, if the Foreign Lender is a partnership and not a participating Lender, a Tax Status Certificate substantially in the form of Exhibit F-3 from the beneficial owner(s) shall be provided by the Foreign Lender on behalf of the beneficial owner(s)), or
(v)    any other form prescribed by applicable laws as a basis for claiming exemption from or a reduction in United States federal withholding tax together with such supplementary documentation as may be prescribed by applicable laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(C)    each Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies of duly completed and executed forms as shall be requested by the recipient), at such time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent (1) to comply with the Borrower’s and/or Administrative Agent’s obligations under FATCA, and (2) to determine that such Lender has complied with such Lender’s obligations under FATCA or (3) to determine the amount, if any, to deduct and withhold from any payment under this Agreement or the other Loan Documents pursuant to FATCA. Solely for purposes of this clause (C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Notwithstanding anything to the contrary in this Section 3.01(e), the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (e)(A), (e)(B)(i) to (iv), and (e)(C) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(f)    Status of Administrative Agent. The Administrative Agent shall deliver the following to the Borrower on or before the date on which it becomes the Administrative Agent under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower): (1) if the Administrative Agent is not acting through a U.S. office, (x) copies of executed IRS Form W-8BEN-E with respect to any amounts payable to the Administrative Agent for its own account and (y) copies of executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, and/or other certification documents from each beneficial owner, as applicable, with respect to any amounts payable to the Administrative Agent for the account of others; provided, however, that no additional amounts for non-U.S. Taxes and non-U.S. Other Taxes shall be payable by the Borrower under this Section 3.01 or Section 3.03(a) if such additional amounts or Other Taxes would not have been payable had the Administrative Agent acted through a U.S. office; provided, further, that such additional amounts or Other Taxes shall be payable in accordance with this Section 3.01 and Section 3.03(a) to the extent that such Taxes are payable as a result of a change in law that occurred after the date hereof; and (2) if the Administrative Agent is acting through a U.S. office, (x) copies of executed IRS Form W-8ECI with respect to any amounts payable to the Administrative Agent for its own account and (y) copies of executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, and/or other certification documents from each beneficial owner, as applicable, with respect to any amounts payable to the Administrative Agent for the account of others, certifying that it is a “U.S. branch,” that the payments its receives for the account of others are not effectively connected with the conduct of its trade or business within the United States and that it is using such form as evidence of its agreement with the Borrower to be treated as a U.S. person with respect to such payments (and the Borrower and the Administrative Agent agree to so treat the Administrative Agent as a U.S. person with respect to such payments as contemplated by Section 1.1441-1(b)(2)(iv) of the United States Treasury Regulations).
(g)    Treatment of Certain Refunds. If the Administrative Agent or any Lender determines, in its good faith discretion, that it has received a refund in cash of any Indemnified Taxes as to which it has been indemnified by a Credit Party or with respect to which a Credit Party has paid additional amounts pursuant to this Section 3.01, it shall promptly pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Credit Party under this Section 3.01 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (including any Taxes), as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require the Administrative Agent, or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

Section 3.02.    Illegality.
(a)    If any Lender reasonably and in good faith determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, after the Effective Date, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make Adjusted Term SOFR Rate Loans, then, on notice thereof by the Lender to the Borrower through the Administrative Agent, any obligation of that Lender to make Adjusted Term SOFR Rate Loans shall be suspended until the Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.
(b)    If a Lender reasonably and in good faith determines that it is unlawful for such Lender to maintain any Adjusted Term SOFR Rate Loan after the Effective Date, on notice thereof by the Lender to the Borrower through the Administrative Agent, such Adjusted Term SOFR Rate Loans of that Lender then outstanding, either on the last day of the Interest Period thereof, if the Lender may lawfully continue to maintain such Adjusted Term SOFR Rate Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such Adjusted Term SOFR Rate Loan, shall convert to a Base Rate Loan on such applicable date and within three (3) Business Days after the Borrower’s receipt of such notice the Borrower shall pay to the applicable Lender accrued interest on such Adjusted Term SOFR Rate Loan along with all amounts required under Section 3.04.
(c)    If the obligation of any Lender to make or maintain Adjusted Term SOFR Rate Loans has been so terminated or suspended, the Borrower may elect, by giving notice to the Lenders through the Administrative Agent, that all Revolving Loans which would otherwise be made or maintained by the Lenders as Adjusted Term SOFR Rate Loans shall instead be Base Rate Loans.
(d)    If any Lender gives a notice pursuant to this Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Adjusted Term SOFR Rate Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate the need for the notice pursuant to this Section 3.02, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material economic, legal or regulatory respect.
Section 3.03.    Increased Costs and Reduction of Return.
(a)    If any Lender reasonably and in good faith determines that, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance by that Lender with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) after the later of (x) the Effective Date and (y) the date such Lender becomes a party to this Agreement, there shall be any increase in the cost (including Taxes, other than (A) Taxes described in clauses (b), (c) or (d)

of the definition of “Excluded Taxes”, (B) Connection Income Taxes and (C) Indemnified Taxes) to such Lender of agreeing to make or making, funding or maintaining any Loans, or any reduction in the amount of any sum received or receivable by such Lender, then the Borrower shall be liable for, and shall from time to time, promptly upon written demand (with a copy of such demand to be sent to the Administrative Agent), pay to the Administrative Agent for the account of such Lender, additional amounts as are sufficient to compensate such Lender for such increased costs or reduction suffered, to the extent such Lender is imposing such costs on borrowers that are similarly situated to the Borrower with respect to whom such Lender has similar rights of compensation.
(b)    If any Lender reasonably and in good faith shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by the Lender (or its Lending Office) or any corporation controlling the Lender with any Capital Adequacy Regulation, in each case after the later of (x) the Effective Date and (y) the date such Lender becomes a party to this Agreement, affects or would affect the amount of capital or liquidity required or expected to be maintained by the Lender or any corporation controlling the Lender and (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy or liquidity and such Lender’s desired return on capital) determines that the amount of such capital or liquidity is increased as a consequence of its Revolving Commitment, loans, credits or obligations under this Agreement, then, thirty (30) days after written demand by such Lender to the Borrower through the Administrative Agent, the Borrower shall pay to the Lender, from time to time as specified by the Lender, additional amounts sufficient to compensate the Lender for such increase, to the extent such Lender is employing such increase with respect to borrowers that are similarly situated to the Borrower with respect to whom such Lender has similar rights of compensation.
(c)    Notwithstanding anything herein to the contrary, for all purposes of the Loan Documents, all requests, rules, guidelines or directives concerning liquidity and capital adequacy issued by any United States regulatory authority (i) under or in connection with the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act and (ii) in connection with the implementation of the recommendations of the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority), in each case pursuant to Basel III, regardless of the date adopted, issued, promulgated or implemented are deemed to have been adopted and to have taken effect after the date hereof and after the date any Lender becomes a party to this Agreement.
(d)    The Borrower shall not be required to compensate any Lender pursuant to this Section 3.03 for any increased costs or reduced returns to the extent such Lender makes written demand on the Borrower for compensation later than 180 days after the date any such increased cost or reduced return is incurred; provided that, if the change in law giving rise to any such increased cost or reduced giving rise to such claims are retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. A certificate setting forth in reasonable detail the amount of and basis for such increased costs or reduced returns delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
Section 3.04.    Funding Losses. The Borrower shall reimburse each Lender and hold each Lender harmless from any loss (other than loss of profits or the Applicable Margin), expense or liability which the Lender may sustain or incur as a consequence of:
(a)    the failure of the Borrower to make on a timely basis any payment of principal of any Adjusted Term SOFR Rate Loan;
(b)    the failure of the Borrower to continue an Adjusted Term SOFR Rate Loan after the Borrower has given (or is deemed to have given) a Conversion/Continuation Notice thereof;
(c)    the failure of the Borrower to make any prepayment of an Adjusted Term SOFR Rate Loan in accordance with any notice of prepayment given by the Borrower;
(d)    the prepayment (including pursuant to Section 2.06) or other payment (including after acceleration thereof) of an Adjusted Term SOFR Rate Loan on a day that is not the last day of the relevant Interest Period;
(e)    a Credit Extension of any Adjusted Term SOFR Rate Loan does not occur on a date specified therefor in a Loan Notice delivered by or on behalf of the Borrower, or a conversion to or continuation of any Adjusted Term SOFR Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice delivered by or on behalf of the Borrower; or
(f)    any conversion of any of its Adjusted Term SOFR Rate Loans occurring on a date prior to the last day of an Interest Period applicable to the Revolving Loan;
including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Adjusted Term SOFR Rate Loans or from fees payable to terminate the deposits from which such funds were obtained, but excluding any administrative fee or other amount chargeable by such Lender for the calculation of such loss.
Section 3.05.    Inability to Determine Rates. Subject to Section 1.06 if, on or prior to the first day of any Interest Period for any Adjusted Term SOFR Rate Loan:
(a) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the “Adjusted Term SOFR Rate” cannot be determined pursuant to the definition thereof, or
(b) the Required Lenders determine that for any reason in connection with any request for an Adjusted Term SOFR Rate Loan or a conversion thereto or a continuation thereof that the Adjusted Term SOFR Rate for any requested Interest Period with respect to a proposed Adjusted Term SOFR Rate Loan does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent, then, in each case, the Administrative Agent will promptly so notify the Borrower and each Lender.
Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make Adjusted Term SOFR Rate Loans, and any right of the Borrower to continue Adjusted Term SOFR Rate Loans or to convert Base Rate Loans to Adjusted Term SOFR Rate Loans, shall be suspended (to the extent of the affected Adjusted Term SOFR Rate Loans or affected Interest Periods) until the Administrative Agent (with respect to clause (b), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of Adjusted Term SOFR Rate Loans (to the extent of the affected Adjusted Term SOFR Rate Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans in the amount specified therein and (ii) any outstanding affected Adjusted Term SOFR Rate Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 3.04. Subject to Section 1.06, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the “Adjusted Term SOFR Rate” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate” until the Administrative Agent revokes such determination.
Section 3.06.    Certificates of Lenders. Any Lender claiming reimbursement or compensation under this Article 3 shall deliver to the Borrower (with a copy to the Administrative Agent) a certificate setting forth in reasonable detail the amount payable to the Lender hereunder and the basis therefor and such certificate shall be conclusive and binding on the Borrower in the absence of demonstrable error. Such certificate shall set forth in reasonable detail the methodology used in determining the amount payable to the Lender.
Section 3.07.    Substitution of Lenders. If the Borrower receives from any Lender notice of a claim for compensation under Section 3.01 or 3.03 or notice of illegality under Section 3.02, the Borrower may, upon notice to such Lender and the Administrative Agent, replace such Lender by causing such Lender to assign its Revolving Loans and Revolving Commitment (with the assignment fee to be paid by the Borrower in such instance) pursuant to Section 10.07(b) to one or more other Lenders or Eligible Assignees procured by the Borrower; provided that (x) the Borrower shall be obligated to replace all Lenders that have made similar requests and (y) each such Lender shall have received payment of an amount equal to the outstanding principal of its Revolving Loans, accrued interest thereon, accrued fees and all other amounts payable to it under the Loan Documents from the applicable assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts). The Borrower shall release such Lender from its obligations (excluding any indemnity or confidentiality obligations or obligations under Section 3.01) under the Loan Documents. Any Lender being replaced shall execute and deliver an Assignment and Assumption with respect to such Lender’s outstanding Revolving Loans.
Section 3.08.    Survival. The agreements and obligations of the Borrower in Section 3.01, Section 3.03 and Section 3.04 and the agreements and obligations of the Lenders in Section 3.06 shall survive the termination of this Agreement and the payment of all other Obligations.
ARTICLE 4
Conditions Precedent
Section 4.01.    Conditions to Effectiveness. This Agreement shall become effective on the date that each of the following conditions precedent are satisfied or waived:
(a)    The Administrative Agent shall have received each of the following, each of which shall be originals or facsimiles or PDFs delivered by electronic mail unless otherwise specified:
(i)    from each party hereto, a counterpart of this Agreement executed by such party; and
(ii)    a Revolving Loan Note executed by the Borrower in favor of each Lender that has requested a Revolving Loan Note at least two (2) Business Days prior to the Effective Date.
(b)    The Guarantee Requirement shall have been satisfied.
(c)    The Administrative Agent shall have received:
(i)    copies of the resolutions of the board of directors, authorized subcommittee thereof, or other equivalent body of each Credit Party authorizing the Transactions to which such Credit Party is a party, certified as of the Effective Date by the Secretary or an Assistant Secretary of such Credit Party;
(ii)    a certificate of the Secretary or Assistant Secretary of each Credit Party certifying the names and true signatures of the officers of such Credit Party authorized to execute, deliver and perform, as applicable, this Agreement and all other Loan Documents to be delivered by such Credit Party hereunder;
(iii)    the articles or certificate of incorporation or equivalent document of each Credit Party as in effect on the Effective Date, certified by the Secretary of State (or similar, applicable Governmental Authority) of its state of incorporation or organization as of a recent date;
(iv)    the bylaws or equivalent document of each Credit Party as in effect on the Effective Date, certified by the Secretary or Assistant Secretary of such Credit Party as of the Effective Date;

(v)    a certificate of good standing or equivalent document for each Credit Party from the Secretary of State (or similar, applicable Governmental Authority) of its state of incorporation or organization as of a recent date; and
(vi)    certified copies of Uniform Commercial Code, tax and judgment lien searches, or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents that name any Credit Party as debtor and that are filed in those state and county jurisdictions in which any Credit Party is organized or maintains its principal place of business and such other searches that the Administrative Agent reasonably deems necessary and requested at least five (5) days prior to the Effective Date.
(d)    The Administrative Agent shall have received a written opinion, reasonably acceptable to the Administrative Agent in form and substance (addressed to the Administrative Agent and the Lenders and dated the Effective Date), from each of (i) Wilson Sonsini Goodrich & Rosati, P.C., counsel for the Credit Parties, and (ii) Fennemore Craig, P.C., Nevada counsel for the Credit Parties.
(e)    The Administrative Agent shall have been paid (i) all costs, fees and expenses (including, without limitation, Attorney Costs of the Administrative Agent, the Arranger, the Bookrunner and recording taxes and fees) to the extent then due and payable to the Administrative Agent, the Arranger or the Bookrunner and (ii) all other compensation contemplated by the Commitment Letter and each Fee Letter payable to the Administrative Agent, the Arranger, the Bookrunner or the Lenders on or before the Effective Date, in each case to the extent invoiced at least two (2) Business Days prior to the Effective Date.
(f)    Since December 31, 2019, no event, circumstance or change shall have occurred that has caused or evidences, or could reasonably be expected to result in, either in any case or in the aggregate, a Material Adverse Effect.
(g)    The Administrative Agent shall have received (i) a certificate signed by a Responsible Officer of the Borrower, dated as of the Effective Date, (A) confirming that the Borrower and its Subsidiaries have received all required approvals of the Transactions from each applicable Governmental Authority and (B) certifying that the conditions precedent specified in Section 4.01(f), (h), (j), (m) and (n) have been satisfied and (ii) a solvency certificate executed by an authorized representative of the Borrower, substantially in the form of Exhibit G.
(h)    All governmental and regulatory authorizations necessary to be obtained on the part of the Borrower or any of its Subsidiaries in connection with the financing contemplated hereby shall have been obtained and be in full force and effect.
(i)    Each Credit Party shall have provided any documentation and other information to the Administrative Agent that the Administrative Agent or the Lenders reasonably determine to be required by regulatory authorities under applicable “know-your-customer” rules and Anti-Money Laundering Laws, including the PATRIOT Act, at least two (2) Business Days prior to the Effective Date as has been reasonably requested in writing at least four (4) Business Days prior to the Effective Date by the Administrative Agent or the Lenders. The Borrower shall have delivered a Beneficial Ownership Certification to the Administrative Agent and each Lender requesting one.
(j)    There will not exist (after giving effect to the financing hereunder) any “event of default” under any Material Indebtedness of the Borrower or its Subsidiaries.
(k)    The organizational structure of the Borrower and its Subsidiaries will be as set forth on Schedule 4.01(k).
(l)    The Administrative Agent and the Lenders shall have received at least five (5) calendar days prior to the Effective Date (i) the Historical Financial Statements and (ii) the most recent Annual Statements and Quarterly Statements (for those periods ending after delivery of the most recent Annual Statements for each Insurance Subsidiary) of each Insurance Subsidiary as filed with the insurance regulator of such Insurance Subsidiary’s jurisdiction of domicile on or prior to such date, in each case, to the extent such reports and statements have been prepared by such Insurance Subsidiaries.
(m)    All of the representations and warranties contained herein or in any Loan Document shall be true and correct in all material respects on and as of the Effective Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.
(n)    No Default or Event of Default shall have occurred and be continuing on the Effective Date or immediately after giving effect to the financing hereunder.
Section 4.02.    Conditions to All Borrowings. The obligation of any Lender to make any Loans on any Borrowing Date (including on the Effective Date) is subject to satisfaction of the following conditions precedent:
(a)    All of the representations and warranties contained herein or in any Loan Document by any Credit Party, shall be true and correct in all material respects on and as of such Borrowing Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.
(b)    No Default or Event of Default shall have occurred and be continuing on such date or immediately after giving effect to the proposed Credit Extension.

(c)    The Administrative Agent shall have received a Loan Notice in accordance with the requirements hereof.
(d)    After making the Credit Extension requested on such Borrowing Date, the aggregate principal amount of all outstanding Revolving Loans shall not exceed the Revolving Commitments then in effect.
Each Loan Notice submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied (or waived) on and as of the date of the applicable Credit Extension.
Section 4.03.    Determinations Under Section 4.01. For purposes of determining compliance with the conditions specified in Section 4.01, (i) each of the Lenders shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by, or acceptable or satisfactory to, the Lenders unless an officer of the Administrative Agent responsible for the Transactions shall have received notice from such Lender prior to the Effective Date specifying its objection thereto and, in the case of any Lender, such Lender shall not have made available to the Administrative Agent on the Effective Date such Lender’s Pro Rata Share of the borrowing to be made on such date and (ii) transactions occurring (or to occur) on the Effective Date in accordance with, and as expressly set forth in, the funds flow memorandum delivered to (and approved by) the Administrative Agent shall be deemed to occur and have occurred substantially simultaneously with the effectiveness hereof on the Effective Date.
ARTICLE 5
Representations and Warranties
Each Credit Party represents and warrants to the Administrative Agent and the Lenders on behalf of itself and its Subsidiaries that on the Effective Date and, to the extent provided in Section 4.02(a), on the date of the making of each Revolving Loan hereunder the following statements are true and correct:
Section 5.01.    Corporate Existence and Power. Such Credit Party and each of its Subsidiaries:
(a)    is duly organized, validly existing and in good standing (but, with respect to any Credit Party or Subsidiary that is not incorporated, organized or formed under the laws of the United States of America, any State thereof or the District of Columbia, only to the extent such concept is applicable to such Credit Party or Subsidiary) under the laws of the jurisdiction of its incorporation, organization or formation;
(b)    has the corporate (or other organizational) power and authority (i) to own its assets and carry on its business and (ii) in the case of a Credit Party, to perform its obligations, if any, under the Loan Documents to which it is a party;

(c)    is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of its property or the conduct of its business requires such qualification; and
(d)    is in compliance with all Requirements of Law;
except, in each case referred to in clause (a) (other than with respect to the due organization or valid existence any Credit Party or any Insurance Subsidiary), clause (c) and clause (d), to the extent that the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
Section 5.02.    Corporate Authorization; No Contravention. The Transactions to be entered into by such Credit Party are within such Credit Party’s corporate or other organizational powers. The Transactions (including the execution, delivery and performance by such Credit Party of each Loan Document to which it is a party) have been duly authorized by all necessary corporate or other organizational action of such Credit Party and do not and will not:
(a)    contravene the terms of any of such Credit Party’s Organization Documents;
(b)    result in any breach, violation or contravention of, or result in or require the creation of any Lien under, any document evidencing any Material Indebtedness to which such Credit Party or any of its Subsidiaries is a party; or
(c)    violate any Requirement of Law or any order, injunction, writ or decree of any Governmental Authority to which such Credit Party or any of its Subsidiaries or its property is subject, except to the extent that such violations, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
Section 5.03.    Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required on the part of the Borrower or any of its Subsidiaries in connection with the Transactions (including the execution, delivery or performance by such Credit Party of each Loan Document to which it is a party), except such as have been obtained and are in full force and effect (including, without limitation, the approval of the applicable Department of each Insurance Subsidiary, if required).
Section 5.04.    Binding Effect. This Agreement has been duly executed and delivered by such Credit Party and constitutes, and each other Loan Document to which such Credit Party is to be a party, when executed and delivered by such Credit Party, will constitute, a legal, valid and binding obligation of such Credit Party, in each case enforceable against such Credit Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

Section 5.05.    Litigation. Except as set forth on Schedule 5.05, there are no actions, suits or proceedings pending, or to the Knowledge of such Credit Party, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, against such Credit Party or any of its Subsidiaries or any of their respective properties that: (a) purport to affect or pertain to this Agreement, any other Loan Document, or any of the transactions (including the Transactions) contemplated hereby or thereby or (b) individually or in the aggregate could reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority against such Credit Party or any of its Subsidiaries purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document by such Credit Party or directing that the Transactions not be consummated as herein or therein provided.
Section 5.06.    No Default. No Default or Event of Default has occurred and is continuing. Neither such Credit Party nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.
Section 5.07.    ERISA Compliance.
(a)    Each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state law except to the extent that such non-compliance could not reasonably be expected to have a Material Adverse Effect. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS and to the Knowledge of such Credit Party, nothing has occurred which would reasonably be expected to cause the loss of such qualification, except where such non-qualification could not reasonably be expected to have a Material Adverse Effect. Such Credit Party, its Subsidiaries and each ERISA Affiliate have made all required contributions to any Pension Plan, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Pension Plan, except where such lack of contribution or application for funding waiver could not reasonably be expected to have a Material Adverse Effect.
(b)    There are no pending or, to the Knowledge of such Credit Party, threatened in writing claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan or Pension Plan that could reasonably be expected to have a Material Adverse Effect. To the Knowledge of such Credit Party, there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan or Pension Plan that could reasonably be expected to have a Material Adverse Effect.
(c)    Except for occurrences or circumstances that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect: (i) no ERISA Event has occurred or is reasonably expected to occur and (ii) no Single Employer Pension Plan has any Unfunded Pension Liability.

(d)    To the extent the assets of the Borrower are deemed to be “plan assets” within the meaning of Section 3(42) of ERISA, or otherwise, (i) on each day that an extension of credit pursuant to a Credit Extension is in effect, such extension of credit will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code as a result of the applicability of PTE 95-60, and (ii) (A) none of the Lenders nor the Agents, nor any of their affiliates, has provided any investment advice on which the Borrower, or any fiduciary or other person investing the assets of the Borrower (“Plan Fiduciary”), has relied in connection with its decision with regard to the Credit Extensions, and they are not otherwise acting as a fiduciary, as defined in Section 3(21) of ERISA or Section 4975(e)(3) of the Code, to the Borrower or the Plan Fiduciary in connection with the Credit Extensions and (B) the Plan Fiduciary is exercising its own independent judgment in evaluating the transactions contemplated hereunder.
Section 5.08.    Margin Regulations. Neither such Credit Party nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of purchasing or carrying Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock. Margin Stock does not constitute more than 25% of the value of the consolidated assets of such Credit Party and its Subsidiaries. None of the proceeds of the Revolving Loans will be used to acquire Margin Stock in a manner that will violate or result in a violation of Regulation U or X of the FRB. None of the transactions contemplated by this Agreement (including the direct or indirect use of the proceeds of the Revolving Loans) will violate or result in a violation of Regulation U or X of the FRB.
Section 5.09.    Title to Properties. Each of such Credit Party and its Subsidiaries has (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) valid license rights in (in the case of licensed interests in intellectual property) and (iv) good title to (in the case of all other personal property), all of their respective properties and assets necessary in the ordinary conduct of their respective businesses, except for any failure of any of the foregoing as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.
Section 5.10.    Taxes.
(a)    Such Credit Party and each of its Subsidiaries have timely filed all U.S. federal, state and local income Tax, other income Tax and other Tax returns and reports required to be filed by it, and have paid all federal income Tax, other income Tax and other Taxes levied or imposed upon it or its properties, income or assets that have become due and payable (including in its capacity as a withholding agent), except those that are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with SAP or GAAP, as applicable or where the failure to so file or pay could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. There is no current or proposed Tax audit, assessment, deficiency or other claim or proceeding against such Credit

Party or any of its Subsidiaries that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
(b)    Except as could not be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect (i) such Credit Party and each of its Subsidiaries have made adequate provision in accordance with SAP or GAAP (as applicable) for all Taxes not yet due and payable and (ii) neither such Credit Party nor any Subsidiary has ever participated in a “listed transaction” within the meaning of United States Treasury Regulation Section 1.6011-4.
Section 5.11.    Financial Condition.
(a)    Each of the Historical Financial Statements:
(i)    was prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, subject, in the case of such unaudited financial statements, to audit adjustments and the absence of footnote disclosure;
(ii)    fairly presents in all material respects the financial condition, results of operations, cash flows and changes in shareholders’ equity of the Borrower and its Subsidiaries as of the date thereof and results of operations for the period covered thereby; and
(iii)    in the case of the Historical Financial Statements, shows all material Indebtedness and other material Contingent Obligations, of the Borrower and its consolidated Subsidiaries as of the date thereof.
(b)    Each of (i) the December 31, 2019 Annual Statement of each Insurance Subsidiary and (ii) the September 30, 2020 Quarterly Statement of each Insurance Subsidiary (collectively, the “Historical Statutory Statements”):
(i)    was prepared in accordance with SAP, except as may be reflected in the notes thereto and subject, with respect to the Quarterly Statements, to the absence of notes required by SAP and to normal year-end adjustments; and
(ii)    was in all material respects in compliance with applicable Requirements of Law when filed and present fairly in all material respects the financial condition of the respective Insurance Subsidiaries covered thereby as of the respective dates thereof and changes in capital and surplus of the respective Insurance Subsidiaries covered thereby for the respective periods then ended.
Except for liabilities and obligations disclosed or provided for in the Historical Statutory Statements (including, without limitation, reserves, policy and contract claims and statutory liabilities), no Insurance Subsidiary had, as of the date of its respective Historical Statutory Statements, any material liabilities or obligations of any nature whatsoever (whether absolute, contingent or otherwise and whether or not due) that, in accordance with SAP, would have been required to have been disclosed or provided for in such Historical Statutory Statement.
(c)    On and as of the Effective Date, the financial projections set forth in the lenders’ presentation dated as of October 27, 2020 have been prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable at the time such financial projections were furnished to the Lenders, it being understood and agreed that financial projections are not a guarantee of financial performance and actual results may differ from financial projections and such differences may be material.
(d)    Since December 31, 2019, no event, circumstance or change has occurred that has caused or evidences, or could reasonably be expected to result in, either in any case or in the aggregate, a Material Adverse Effect.
Section 5.12.    Environmental Matters.
(a)    All real properties owned or leased by such Credit Party or any of its Subsidiaries have been, and continue to be, owned or operated by such Credit Party and its Subsidiaries in compliance with all Environmental Laws, except where failure to so comply could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.
(b)    There have been no past, and there are no pending or, to the Knowledge of such Credit Party, threatened in writing, Environmental Claims against such Credit Party or any of its Subsidiaries, except for such Environmental Claims that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(c)    There has been no Release of Hazardous Materials at, on, under or from any real property now or, to the Knowledge of such Credit Party, previously owned or leased by such Credit Party or any of its Subsidiaries that, individually or in the aggregate, have had, or could reasonably be expected to have, a Material Adverse Effect.
(d)    Such Credit Party and each of its Subsidiaries have been issued and are in compliance with all permits, certificates, approvals, licenses and other authorizations required under any Environmental Law to own and operate their real property or to conduct their businesses except where failure to obtain or comply with the foregoing could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.
(e)    To the Knowledge of such Credit Party, there are no underground or above-ground storage tanks, active or abandoned, including petroleum storage tanks, on or under any real property now owned or leased by such Credit Party or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
(f)    To the Knowledge of such Credit Party, neither such Credit Party nor any of its Subsidiaries has directly transported or directly arranged for the transportation of any Hazardous Material to any location that could reasonably be expected to result in liability of such Credit Party or any of its Subsidiaries under any Environmental Law, except any such liability which could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.
(g)    To the Knowledge of such Credit Party, there are no polychlorinated biphenyls or friable asbestos present at any real property now owned or leased by such Credit Party or any of its Subsidiaries that, individually or in the aggregate, could be reasonably expected to have a Material Adverse Effect.
Section 5.13.    Investment Company Act of 1940. Neither such Credit Party, nor any of its Subsidiaries, is required to register as an investment company under the Investment Company Act of 1940.
Section 5.14.    Subsidiaries.
(a)    The Capital Stock of each Subsidiary has been duly authorized and validly issued and, to the extent applicable, is fully paid and non-assessable. Except as set forth on Schedule 5.14(a), as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which such Subsidiary is a party requiring, and there is no membership interest or other Capital Stock of such Subsidiary outstanding which upon conversion or exchange would require, the issuance by such Subsidiary of any additional membership interests or other Capital Stock of such Subsidiary or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of such Subsidiary.
(b)    Schedule 5.14(b) sets forth the name of, and the ownership interest of the Borrower (or the applicable Subsidiary) in, each of its Subsidiaries and identifies each Subsidiary that is a Foreign Subsidiary and/or an Insurance Subsidiary, in each case as of the Effective Date. All the Borrower’s Subsidiaries are, and will at all times be, fully consolidated in its consolidated financial statements.
Section 5.15.    Insurance and Other Licenses.
(a)    To such Credit Party’s Knowledge, no License that is required to be obtained in order to be an insurer or a reinsurer of any Insurance Subsidiary, the loss of which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect, is the subject of a proceeding for suspension or revocation. To such Credit Party’s Knowledge, there is no sustainable basis for such suspension or revocation, and no such suspension or revocation has been threatened in writing by any Governmental Authority.
(b)    Such Credit Party and each of its Subsidiaries has all governmental licenses, authorizations, consent, and approvals (i) to own, lease or operate its assets and to conduct its business and (ii) in the case of a Credit Party, to perform its obligations, if any, under the Loan Documents to which it is a party; except, in each case referred to in this clause (b), to the extent that the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.16.    Full Disclosure.
(a)    All written or formally presented information (other than financial projections and information of a general economic or industry nature) provided by such Credit Party to the Lenders in connection with the Transactions is, when taken as a whole with all other information so provided and the Borrower’s filings with the SEC, complete and correct in all material respects and when taken as a whole, did not and will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading. There are no facts known to such Credit Party (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the Transactions.
(b)    As of the Effective Date, the information included in the Beneficial Ownership Certification delivered pursuant to Section 4.01(i) is true and correct in all respects.
Section 5.17.    Solvency. Immediately after the Transactions to occur on the Effective Date are consummated, and, upon the incurrence of any Obligation by such Credit Party on any date on which this representation and warranty is made:
(a)    the fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, exceeds the fair value of their debts and liabilities, subordinated, contingent or otherwise, on a consolidated basis;
(b)    the present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, on a consolidated basis, as such debts and other liabilities become absolute and matured;
(c)    the Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, on a consolidated basis, as such liabilities become absolute and matured;
(d)    the Borrower and its Subsidiaries, on a consolidated basis, do not intend to incur, nor believe that they will incur on or immediately following the Effective Date, debts, including current obligations, beyond their ability to pay such debts as they become absolute and matured; and
(e)    the Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.
Section 5.18.    Insurance. Other than as could not reasonably be expected to have a Material Adverse Effect, the insurance maintained by or reserved on the books of such Credit Party and its Subsidiaries is sufficient to protect such Credit Party and its Subsidiaries and their respective directors and officers against such risks as are usually insured against in accordance with industry practice by companies in the same or similar business.
Section 5.19.    Anti-Corruption Laws; Anti-Money Laundering Laws; Sanctions.
(a)    Each Credit Party has implemented, maintains and will continue to maintain policies, procedures and/or internal controls designed to promote and achieve compliance by such Credit Party and its Subsidiaries, and their respective directors, officers, employees and agents, with applicable Anti-Corruption Laws, applicable Anti-Money Laundering Laws and applicable Sanctions.
(b)    Each Credit Party and each of its Subsidiaries and their respective directors, officers and, to the Knowledge of such Credit Party, employees, agents and Affiliates have been and will continue to be in material compliance with applicable Anti-Corruption Laws and in material compliance with applicable Anti-Money Laundering Laws.
(c)    None of any Credit Party or any of its Subsidiaries or any of their respective directors, officers or, to the Knowledge of such Credit Party, employees, agents or Affiliates (i) is a Sanctioned Person or (ii) has engaged in or intends to engage in any dealings of, with or involving any Sanctioned Person or any Sanctioned Jurisdiction, in violation of applicable Sanctions.
(d)    No Credit Party or any of its Subsidiaries or any of their respective directors, officers or, to the Knowledge of such Credit Party, employees, agents or Affiliates are or have been subject to any action, proceeding, litigation, claim or investigation with regard to any actual or alleged violation of Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions.
(e)    No Credit Party will directly or indirectly use any proceeds of any of the Revolving Loans, or lend, contribute or otherwise make available such proceeds to any Person (i) (A) to fund or finance any activities of, with or involving any Sanctioned Person or any Sanctioned Jurisdiction or (B) in any other manner that would constitute or give rise to a violation of any Sanctions by any party hereto, including any Lender or (ii) in any manner that would constitute a violation of applicable Anti-Corruption Laws or applicable Anti-Money Laundering Laws.
Section 5.20.    Surplus Debenture Interest and Dividends. Except as set forth on Schedule 5.20, neither such Credit Party nor any of its Subsidiaries has received any notice from the NAIC, any other Governmental Authority or any other insurance regulatory authority that its Insurance Subsidiaries will not be permitted to pay dividends or interest, as applicable, on any Surplus Debentures or Notes.
Section 5.21.    Use of Proceeds. Such Credit Party will use the proceeds of the Revolving Loans (i) only in compliance with (and not in contravention of) applicable laws and each Loan Document, and (ii) for working capital and general corporate purposes of the Borrower and its Subsidiaries (including, without limitation, Permitted Acquisitions, Investments and share repurchases).

Section 5.22.    EEA Financial Institution. No Credit Party is an EEA Financial Institution.
ARTICLE 6
Affirmative Covenants
Until all principal of and interest on each Revolving Loan and all fees and other amounts payable hereunder have been paid in full (other than unmatured, surviving contingent indemnification obligations not yet due and payable) and all Revolving Commitments have been terminated, each Credit Party, as applicable, covenants and agrees with the Lenders that:
Section 6.01.    Financial Statements. The Borrower shall deliver to the Administrative Agent:
(a)    as soon as available, and in any event within ninety (90) days after the end of each Fiscal Year (or, if earlier, five (5) days after the date required to be filed with the SEC (after giving effect to any extensions of the filing date therefor)), commencing with the Fiscal Year ending December 31, 2020, (i) the consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year (to the extent corresponding figures for the previous Fiscal Year were prepared), all in reasonable detail and (ii) with respect to such consolidated financial statements a report thereon of Ernst & Young LLP or other independent certified public accountants of recognized national standing selected by the Borrower (which report and/or the accompanying financial statements shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Borrower and its Subsidiaries, in each case, as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards);
(b)    as soon as available, and in any event within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year (or, if earlier, five (5) days after the date required to be filed with the SEC (after giving effect to any extensions of the filing date therefor)), commencing with the Fiscal Quarter ended March 31, 2021, the consolidated balance sheets of the Borrower and its Subsidiaries, as at the end of such Fiscal Quarter and the related consolidated statements of income and stockholders’ equity of the Borrower and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year (to the extent corresponding figures for the corresponding periods of the previous Fiscal Year were prepared), all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects, in accordance with GAAP (subject to the absence of footnotes and year-end audit adjustments), the consolidated financial position and the results of operations of the Borrower and its Subsidiaries;
(c)    within two (2) Business Days after delivery to the applicable Department, and in any event not later than seventy-five (75) days after the close of each Fiscal Year of each Insurance Subsidiary, copies of the unaudited Annual Statement of such Insurance Subsidiary on a stand-alone basis in each case, to the extent such Annual Statement is required to be delivered to the applicable Department, the stand-alone Annual Statement to be certified by a Responsible Officer of such Insurance Subsidiary, all such statements to be prepared in accordance with SAP consistently applied throughout the periods reflected therein and, if required by the applicable Governmental Authority, audited and certified by independent certified public accountants of recognized national standing (such audited Annual Statement to be delivered as soon as available but not later than June 15 of each Fiscal Year of such Insurance Subsidiary); provided that, no certification by any independent certified public accountants will be required with respect to SAP prescribed or permitted by the insurance commissioner (or other similar authority) in Bermuda;
(d)    within two (2) Business Days after delivery to the applicable Department, and in any event promptly after the close of each of the first three Fiscal Quarters of each Fiscal Year of each Insurance Subsidiary, copies of the Quarterly Statement of such Insurance Subsidiary, in each case, to the extent such Quarterly Statement is required to be delivered to the applicable Department, on a stand-alone basis, the stand-alone Quarterly Statement to be certified by a Responsible Officer of such Insurance Subsidiary, all such statements to be prepared in accordance with SAP consistently applied through the period reflected therein;
(e)    promptly following the delivery to or receipt by the Borrower or any of its Subsidiaries of any regular or periodic final Triennial Examination Reports, final risk adjusted capital reports or final results of any market conduct examination or examination by any Department or the NAIC of the financial condition and operations of, or any final notice of any assertion as to violation of any Requirement of Law by, any Insurance Subsidiary, or any final report with respect to any Insurance Subsidiary (including any summary report from the NAIC with respect to the performance of such Insurance Subsidiary as measured against the ratios and other financial measurements developed by the NAIC under its Insurance Regulatory Information System as in effect from time to time) that could reasonably be expected to result in a Material Adverse Effect; and
(f)    within seventy-five (75) days after the close of each Fiscal Year of each Insurance Subsidiary, a copy of the “Statement of Actuarial Opinion” and “Management Discussion and Analysis” for each such Insurance Subsidiary that is provided to the applicable Department (or equivalent information should such Department no longer require such a statement), to the extent required by the applicable Department, as to the adequacy of reserves of such Insurance Subsidiary, such opinion to be in the format prescribed by the insurance code of the state of domicile of such Insurance Subsidiary.
Section 6.02.    Certificates; Other Information. The Borrower shall furnish to the Administrative Agent, for further distribution to each Lender:

(a)    concurrently with the delivery of the financial statements referred to in Section 6.01(a) and Section 6.01(b), a Compliance Certificate;
(b)    promptly upon receipt thereof, copies of all final audit reports submitted to the Borrower or any of its Subsidiaries by independent public accountants in connection with each annual, interim or special audit of the financial statements of the Borrower or any of its Subsidiaries made by such accountants;
(c)    promptly, copies of all Forms 10-K and 10-Q that the Borrower may file with the SEC and copies of all other financial statements, proxy statements and regular, periodic or special reports (including Form 8-K) that the Borrower may make to, or file with, the SEC, unless such copies have been publicly filed with the SEC and are available on the SEC’s website or have been posted to the Borrower’s website (and notification of any such posting has been provided to the Administrative Agent);
(d)    (i) promptly and in any event within three (3) Business Days after any Responsible Officer of the Borrower learning thereof, notification of any changes after the date hereof in any Financial Strength Rating in respect of EIG and (ii) promptly upon receipt thereof by EIG, a copy of any written communication from A.M. Best addressed to EIG that could reasonably be expected to have an adverse effect on the then current Financial Strength Rating; and
(e)    promptly, (i) such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent, for itself or at the request of any Lender, may from time to time reasonably request and (ii) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know-your-customer” rules and Anti-Money Laundering Laws, including the PATRIOT Act.
Documents required to be delivered pursuant to Section 6.01, this Section 6.02 or Section 6.03 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents or provides a link thereto on the Borrower’s website on the Internet; (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); or (iii) on which such documents are made publicly available at www.sec.gov; provided that, with respect to clauses (ii) and (iii) of this paragraph, the Borrower shall notify the Administrative Agent of the posting of any such documents and, solely with respect to clause (ii), provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Except for Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower or its Subsidiaries with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Each of the Credit Parties hereby acknowledges that (a) the Administrative Agent will make available information and projections (collectively, “Borrower Materials”) to the Lenders by posting the Borrower Materials on IntraLinks or another similar secure electronic system (the “Platform”) and (b) certain of the Lenders may be “public side” Lenders that do not wish to receive MNPI (each, a “Public Lender”). The Borrower shall clearly designate as such all Borrower Materials provided to the Administrative Agent by or on behalf of the Borrower which are suitable to make available to Public Lenders. If the Borrower has not indicated whether Borrower Materials cannot be distributed to Public Lenders, the Administrative Agent shall post such Borrower Materials solely on that portion of the Platform designated for non-Public Lenders.
Section 6.03.    Notices. The Borrower shall notify the Administrative Agent promptly after any Responsible Officer of the Borrower obtains knowledge thereof:
(a)    of the occurrence of any Default;
(b)    of any matter that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect, including any of the following that could reasonably be expected to have a Material Adverse Effect: (i) any material breach or non-performance of, or any default under, a material Contractual Obligation of the Borrower or any Subsidiary; (ii) the commencement of, or any material development in, any litigation (including any governmental proceeding or arbitration proceeding), tax audit or investigative proceeding, claim, lawsuit, and/or investigation against or involving the Borrower or any of its Subsidiaries or any of its or their businesses or operations; (iii) the expiration without renewal, revocation, suspension or restriction of, or the institution of any proceedings to revoke, suspend or restrict, any License now or hereafter held by any Insurance Subsidiary that is required to conduct insurance business in compliance with all applicable laws and regulations; (iv) the institution of any disciplinary proceedings against or in respect of any Insurance Subsidiary, or the issuance of any order, the taking of any action or any request for an extraordinary audit for cause by any Governmental Authority; or (v) the issuance or adoption of any judicial or administrative order limiting or controlling the insurance business of any Insurance Subsidiary (and not the insurance industry generally);
(c)    of the filing or commencement of, or the occurrence of any development in, any litigation or proceeding against any Credit Party that seeks to enjoin, prohibit, discontinue or otherwise impacts (i) the validity or enforceability of this Agreement or any of the other Loan Documents or (ii) the transactions contemplated hereby or thereby and, in the case of this subclause (ii), that could reasonably be expected to have a Material Adverse Effect;
(d)    of the occurrence of any of the following events affecting the Borrower, any of its Subsidiaries or any ERISA Affiliate (but in no event more than ten (10) days after such event) and deliver to the Administrative Agent and each Lender a copy of any notice with respect to such event that is filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Borrower, any of its Subsidiaries or any ERISA Affiliate with respect to such event:

(i)    an ERISA Event;
(ii)    the incurrence of any Unfunded Pension Liabilities of any Pension Plan;
(iii)    the adoption of or the commencement of contributions to any Pension Plan by the Borrower, any of its Subsidiaries or any ERISA Affiliate; or
(iv)    the adoption of any amendment to a Single Employer Pension Plan, if such amendment results in a material increase in contributions or results in Unfunded Pension Liability;
provided that no such notice will be required under this Section 6.03(d) with respect to the occurrence of any such event if such occurrence does not result in, and is not reasonably expected to result in, any liability to the Borrower, any of its Subsidiaries or any ERISA Affiliate of more than $25,000,000 in the aggregate; and
(e)    of any material change in accounting policies or financial reporting practices by any Credit Party.
Each notice under this Section 6.03 shall be accompanied by a written statement by a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein, and stating what action the Borrower or any affected Subsidiary proposes to take with respect thereto and at what time. Each notice under Section 6.03(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been breached or violated.
Section 6.04.    Preservation of Corporate Existence, Etc. Such Credit Party shall, and shall cause each of its Subsidiaries to (except as permitted by Section 7.04 or Section 7.07):
(a)    preserve and maintain in full force and effect its existence and good standing (but, with respect to such Credit Party or Subsidiary that is not incorporated, organized or formed under the laws of the United States of America, any State thereof or the District of Columbia, only to the extent such concept is applicable to such Credit Party or Subsidiary) under the laws of the jurisdiction of its incorporation, organization or formation, as applicable, except where the failure to be in good standing could not reasonably be expected to have a Material Adverse Effect; provided no Subsidiary (other than the Credit Parties) shall be required to preserve any such existence if such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to the Lenders; and
(b)    preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business, except, in the case of this clause (b), where such failure to preserve and maintain could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.05.    Insurance. Such Credit Party shall, and shall cause each of its Subsidiaries to, maintain with financially sound and reputable independent insurers insurance against losses or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and its Subsidiaries) as are customarily carried under similar circumstances by such other Persons and at commercially reasonable rates, except where such failure to maintain such insurance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 6.06.    Payment of Taxes and Claims. Such Credit Party will, and will cause each of its Subsidiaries to, file all U.S. federal, state and local income Tax, other income Tax and other Tax returns and reports required to be filed by it, and will pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto, except (i) to the extent a failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (ii) to the extent such Taxes are being contested in good faith by appropriate proceedings diligently conducted, so long as adequate reserve or other appropriate provision, as shall be required in conformity with SAP and GAAP shall have been made therefor. Such Credit Party will not, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than the Borrower or any of its Subsidiaries).
Section 6.07.    Compliance with Laws. Such Credit Party shall, and shall cause each of its Subsidiaries to, comply with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act and all applicable Environmental Laws), except (i) for such non-compliance that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (ii) as may be contested in good faith and by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP; provided that compliance with applicable Anti-Money Laundering Laws shall be in all material respects and compliance with applicable Anti-Corruption Laws and applicable Sanctions shall be in all respects and subject to no exceptions.
Section 6.08.    Compliance with ERISA. Such Credit Party shall, and shall cause each of its Subsidiaries and ERISA Affiliates to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Pension Plan to maintain such qualification; and (c) make all required contributions to any Pension Plan, except where such failure to maintain as set forth in clause (a) or (b) or to make contributions as set forth in clause (c) could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

Section 6.09.    Inspection of Property and Books and Records. Such Credit Party shall, and shall cause each of its Subsidiaries to, (i) maintain proper books of record and account, in which full, true and correct entries in all material respects shall be made of all financial transactions and matters involving the assets and business of such Credit Party and such Subsidiary sufficient for the preparation of financial statements in conformity with GAAP or SAP, as applicable, consistently applied (except as stated therein) and (ii) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Credit Party or such Subsidiary, as the case may be. Such Credit Party shall permit, and shall cause each of its Subsidiaries to permit, representatives and independent contractors (subject to, in the case of representatives or independent contractors, such representatives or independent contractors executing confidentiality agreements in form reasonably satisfactory to the Borrower) of the Administrative Agent or its designees, at the Borrower’s expense, to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants, all at such reasonable times during normal business hours, upon reasonable advance notice to the Borrower; provided that members of senior management will be notified and permitted to be present during any such meetings; and provided, further, that when an Event of Default exists the Administrative Agent or any Lender (through coordination with the Administrative Agent) may do any of the foregoing at any time during normal business hours and without advance notice; provided, further, that the Borrower shall not be required to reimburse the costs of the Administrative Agent and the Lenders collectively for more than one visit per Fiscal Year unless an Event of Default has occurred and is continuing.
Section 6.10.    Compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions. The Credit Parties will maintain in effect and enforce policies and procedures designed to ensure compliance by the Credit Parties, their Subsidiaries and their respective directors, officers, employees and agents with all applicable Anti-Corruption Laws, applicable Anti-Money Laundering Laws, and applicable Sanctions. Each of the Credit Parties will promptly notify the Administrative Agent in the event that it or, to the Knowledge of such Credit Party, any of its Subsidiaries or any of their respective directors, officers, employees, agents or Affiliates becomes subject to any action, proceeding, litigation, claim or investigation with regard to any actual or alleged violation of Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions.

Section 6.11.    Use of Proceeds.
(a)    The proceeds of the Revolving Loans shall be used for working capital and general corporate purposes of the Borrower and its Subsidiaries.
(b)    Each of the Credit Parties will ensure that it will not directly or indirectly use any proceeds of any of the Revolving Loans, or lend, contribute or otherwise make available such proceeds to any Person (i) (A) to fund or finance any activities of, with or involving any Sanctioned Person or any Sanctioned Jurisdiction or (B) in any other manner that would constitute or give rise to a violation of any Sanctions by any party hereto, including any Lender or (ii) in any manner that would constitute a violation of applicable Anti-Corruption Laws or applicable Anti-Money Laundering Laws.
Section 6.12.    Additional Guarantors. If any Person becomes a Designated Subsidiary after the Effective Date, the Borrower will promptly, and in any event not later than twenty (20) Business Days after such Person becomes a Designated Subsidiary (or such later date as may be agreed by the Administrative Agent in its reasonable discretion), notify the Administrative Agent thereof and cause the Guarantee Requirement to be satisfied with respect to such Person, whereupon such Person will become a “Credit Party” and a “Guarantor” for purposes of the Loan Documents.
Section 6.13.    Further Assurances. Each Credit Party will, and will cause each other Credit Party to, at the request of the Administrative Agent, execute and deliver any and all further documents, agreements and instruments, and take all such further actions (including the filing and recording of documents, if applicable), that may be required under any applicable law to cause the Guarantee Requirement to be and remain satisfied, all at the Borrower’s expense.
Section 6.14.    Maintenance of Properties. Such Credit Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of the Borrower and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof, except to the extent a failure to do so could not, individually or in the aggregate, have a Material Adverse Effect.
Section 6.15.    Lender Meetings. The Borrower will, upon the request of the Administrative Agent or the Required Lenders, participate in a meeting of the Administrative Agent and Lenders once during each Fiscal Year to be held at the Borrower’s corporate offices (or at such other location as may be agreed to by the Borrower and the Administrative Agent) at such time during normal business hours as may be agreed to by the Borrower and the Administrative Agent.
Section 6.16.    Environmental.
(a)    Environmental Disclosure. The Borrower will deliver to the Administrative Agent:
(i)    promptly upon the occurrence thereof, written notice describing in reasonable detail (1) any Release of Hazardous Materials, which has a reasonable possibility of resulting in one or more Environmental Claims that could reasonably be expected to have a Material Adverse Effect or otherwise having, individually or in the aggregate, a Material Adverse Effect and (2) any remedial action taken by the Borrower or any other Person on behalf of the Borrower or any Subsidiary in response to (A) any past, current, or threatened in writing event or occurrence involving any Hazardous Materials, and any corrective action or response action with respect to any such event or occurrence, the existence of which could reasonably be expected to result in one or more

Environmental Claims or otherwise have, individually or in the aggregate, a Material Adverse Effect, or (B) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;
(ii)    as soon as practicable following the sending or receipt thereof by the Borrower or any of its Subsidiaries, a copy of any and all written communications with respect to (1) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (2) any Release of Hazardous Materials, which could reasonably be expected to result in one or more Environmental Claims that could reasonably be expected to have a Material Adverse Effect or otherwise have, individually or in the aggregate, a Material Adverse Effect and (3) any occurrence or condition on any real property adjoining, or in the vicinity of, any real property which could reasonably be expected to result in one or more Environmental Claims or otherwise have, individually or in the aggregate, a Material Adverse Effect;
(iii)    prompt written notice describing in reasonable detail (1) any proposed acquisition of stock, assets, or property by the Borrower or any of its Subsidiaries that could reasonably be expected to (A) result in Environmental Claims the existence of which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) affect the ability of the Borrower or any of its Subsidiaries to maintain in full force and effect all material governmental authorizations required under any Environmental Laws for their respective operations, except as could otherwise not reasonably be expected to have a Material Adverse Effect and (2) any proposed action to be taken by the Borrower or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject the Borrower or any of its Subsidiaries to any additional material obligations or requirements under any Environmental Laws, the existence of which could reasonably be expected to result in one or more Environmental Claims or otherwise have, individually or in the aggregate, a Material Adverse Effect; and
(iv)    with reasonable promptness, such other documents and information as from time to time may be reasonably requested by Administrative Agent in relation to any matters disclosed pursuant to this Section 6.16(a).
(b)    Hazardous Materials Activities, Etc. Such Credit Party shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (ii) make an appropriate response to any Environmental Claim against such Credit Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

ARTICLE 7
Negative Covenants
Until all principal of and interest on each Revolving Loan and all fees and other amounts payable hereunder have been paid in full (other than unmatured, surviving contingent indemnification obligations not yet due and payable) and all Revolving Commitments have been terminated, each Credit Party, as applicable, covenants and agrees with the Lenders that:
Section 7.01.    Indebtedness. Such Credit Party shall not, nor shall it permit any of its Subsidiaries to, incur, create, assume, suffer to exist any Indebtedness, except:
(a)    Indebtedness under the Loan Documents;
(b)    Indebtedness consisting of the deferred purchase price of equity interests (or option or warrants or similar instruments) of departing officers, directors and employees of any Credit Party or any Subsidiary issued (whether in the form of notes or otherwise) for the purchase or redemption thereof pursuant to the terms of an existing compensation plan or employment contract;
(c)    Indebtedness (i) (x) of any Insurance Subsidiary, incurred or issued (1) in the ordinary course of its business or in securing insurance-related obligations (which insurance-related obligations do not constitute Indebtedness) of such Insurance Subsidiary, and (2) in respect of letters of credit, bank guarantees, surety bonds or similar instruments issued for the account of any Insurance Subsidiary in the ordinary course of its business or in securing insurance-related obligations (which insurance-related obligations do not constitute Indebtedness) of such Insurance Subsidiary or required by law to satisfy regulatory requirements, and (y) in the form of guarantees by the Borrower of Indebtedness permitted by the foregoing clause (x), and (ii) in respect of any letter of credit, bank guarantees, surety and appeal bonds, performance bonds and other obligations of a like nature arising in the ordinary course of business and not for capital raising purposes and issued for the account of the Borrower or any Subsidiary that is not an Insurance Subsidiary;
(d)    Permitted Swap Obligations;
(e)    Indebtedness existing on the date hereof and listed on Schedule 7.01 and Refinancing Indebtedness thereof;
(f)    Capitalized Lease Liabilities and Purchase Money Debt, and Refinancing Indebtedness thereof (but disregarding the requirements of clauses (b), (c) and (e) of the proviso to the definition thereof), in an aggregate principal amount not to exceed $30,000,000 at any time outstanding; provided, any such Indebtedness shall be secured only by the assets acquired in connection with the incurrence of such Indebtedness;
(g)    Intercompany Indebtedness;
(h)    Cash Management Obligations incurred in the ordinary course of business;

(i)    any repurchase obligations of the Borrower or any Subsidiary under any Repurchase Agreement;
(j)    any Repurchase Liability of the Borrower or any Subsidiary;
(k)    Indebtedness assumed in connection with or of any Person acquired pursuant to any Permitted Acquisition in accordance with the terms of this Agreement after the date hereof; provided that (i) such Indebtedness exists at the time of such Permitted Acquisition and is not created in contemplation of or in connection with such Permitted Acquisition, (ii) no Default or Event of Default shall be continuing or shall result therefrom, (iii) after giving effect to such Indebtedness, the Borrower and its Subsidiaries shall be in pro forma compliance with Sections 7.10 and 7.11 as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 6.01 and (iv) the sum of the aggregate outstanding principal amount of Indebtedness permitted by this clause (k) and clause (l) shall not exceed 7.5% of the Net Worth of the Borrower and its consolidated Subsidiaries as of the date of incurrence of any such Indebtedness, and Refinancing Indebtedness thereof;
(l)    Indebtedness constituting deferred purchase price incurred in connection with a Permitted Acquisition in accordance with the terms of this Agreement after the date hereof; provided that the sum of the aggregate outstanding principal amount of Indebtedness permitted by this clause (l) and clause (k) shall not exceed 7.5% of the Net Worth of the Borrower and its consolidated Subsidiaries as of the date of incurrence of any such Indebtedness, and Refinancing Indebtedness thereof;
(m)    (i) Indebtedness of the Borrower or any Subsidiary as an account party in respect of letters of credit used to support the underwriting capital of any of the Borrower’s Subsidiaries at Lloyd’s of London and (ii) with respect to any cash or other property that a reinsurer or other Person has deposited with Lloyd’s of London for the account of the Borrower or any Subsidiary, (A) any obligation of the Borrower or any Subsidiary to reimburse such reinsurer or other Person if such cash or other property, as the case may be, is applied to satisfy any obligation in favor of Lloyd’s of London and (B) any guarantee of any such obligation of the Borrower or any Subsidiary described in the foregoing clause (A);
(n)    Indebtedness of Insurance Subsidiaries owing to any one or more Federal Home Loan Banks in an aggregate principal amount at any time outstanding not exceeding $400,000,000;
(o)    (i) Indebtedness representing deferred compensation to employees, consultants or independent contractors of the Borrower and its Subsidiaries incurred in the ordinary course of business and (ii) Indebtedness consisting of obligations of the Borrower or its Subsidiaries under deferred compensation to their employees, consultants or independent contractors or other similar arrangements incurred by such Persons in connection with Permitted Acquisitions or any other Investment expressly permitted under Section 7.03;

(p)    other Indebtedness of the Credit Parties in an aggregate principal amount not to exceed $10,000,000 at any time outstanding, provided that (i) such Indebtedness is unsecured and ranks pari passu in right of payment with, or ranks subordinated in right of payment to, the Obligations, (ii) no Default or Event of Default shall be continuing or shall result therefrom and (iii) as of the date of incurrence of such Indebtedness, after giving effect to such Indebtedness, the Borrower and its Subsidiaries shall be in pro forma compliance with Sections 7.10 and 7.11 as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 6.01;
(q)    other Indebtedness in an aggregate principal amount of up to $10,000,000 at any time outstanding;
(r)    Contingent Obligations of any Person in respect of Indebtedness otherwise permitted to be incurred by such Person under this Section 7.01; and
(s)    all customary premiums (if any), interest (including post-petition and capitalized interest), fees, expenses, charges and additional or contingent interest on obligations described in each of the clauses of this Section 7.01.
Section 7.02.    Liens. Such Credit Party shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, assume, incur or suffer to exist any Lien on any property now owned or hereafter acquired by it, except for the following:
(a)    Permitted Encumbrances;
(b)    Liens under the Loan Documents;
(c)    collateral securing Permitted Swap Obligations;
(d)    Liens existing on the date hereof and listed on Schedule 7.02; provided that (i) such Lien shall not apply to any additional property (other than after acquired title in or on such property and proceeds of the existing collateral in accordance with the document creating such Lien) and (ii) the Indebtedness secured thereby is not increased;
(e)    Liens incurred in connection with the collection or disposition of delinquent accounts receivable in the ordinary course of business;
(f)    Liens securing Indebtedness permitted under Section 7.01(f); provided that such Liens are limited to the assets financed thereby and replacements thereof and accessions and additions to such property and the proceeds and the products thereof and customary security deposits;
(g)    Liens on property of the Credit Parties and their Subsidiaries in favor of licensees and landlords securing licenses, subleases or leases of property not otherwise prohibited hereunder;

(h)    licenses, leases or subleases not otherwise prohibited hereunder granted to others not materially interfering in any material respect in the business of the Credit Parties and their Subsidiaries;
(i)    Liens arising from precautionary Uniform Commercial Code financing statement filings with respect to operating leases or consignment arrangements entered into by the Borrower and its Subsidiaries in the ordinary course of business;
(j)    Liens incurred to secure Cash Management Obligations permitted by Section 7.01(h) in an aggregate amount not to exceed $10,000,000 at any time outstanding and customary set-off rights in favor of depositary banks;
(k)    Liens attaching solely to cash earnest money deposits required to be made under the terms of any letter of intent or purchase agreement for a Permitted Acquisition;
(l)    Liens securing collateralized Repurchase Agreements constituting a borrowing of funds by the Borrower or any Subsidiary for investment purposes in accordance with its Investment Policy;
(m)    Liens in connection with the collateralization (by means of cash and/or Eligible Investments permitted pursuant to Section 7.03) of Indebtedness permitted under Section 7.01(c) so long as the principal amount of Indebtedness secured by such Liens does not at any time exceed the aggregate principal amount of Indebtedness permitted under Section 7.01(c);
(n)    Liens existing on any property or asset of any Person (i) that becomes a Subsidiary in accordance with the terms of this Agreement after the date hereof prior to the time such Person becomes a Subsidiary or (ii) that is acquired in accordance with the terms of this Agreement after the date hereof prior to the time such property or assets are acquired; provided that (A) such Lien is not created in contemplation of or in connection with such Person becoming a Subsidiary or such property or assets being acquired, (B) such Lien shall not apply to any other property or assets of the Borrower or any other Subsidiary, (C) such Lien shall secure only those obligations which it secures on the date such Person becomes a Subsidiary or such property or assets are acquired (and, in each case, Refinancing Indebtedness thereof) and (D) such Lien shall only secure Indebtedness permitted by Section 7.01(k);
(o)    (i) Liens in connection with the collateralization (by means of cash and/or Eligible Investments permitted pursuant to Section 7.03) of Indebtedness permitted under Section 7.01(m) so long as the principal amount of Indebtedness secured by such Liens does not at any time exceed fifty percent (50%) of the aggregate outstanding principal amount of such Indebtedness;
(p)    Liens securing Indebtedness permitted under Section 7.01(n); provided that (i) such Liens do not at any time encumber any property other than the property of the Insurance Subsidiary that is the obligor on such Indebtedness (the “Obligor Insurance Subsidiary”) and (ii) the collateral granted by such Obligor Insurance Subsidiary in respect of such Liens does not exceed the maximum amount of collateral (including by reference to a percentage of admitted assets or capital and surplus) permitted by such Obligor Insurance Subsidiary’s Department to be granted in respect of such Indebtedness owing to the Federal Home Loan Bank;
(q)    Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right to set off) and which are within the general parameters customary in the banking industry;
(r)    other Liens on property securing obligations with respect to Indebtedness or other obligations not otherwise covered by any of clauses (a) through (q) of this Section 7.02; provided that the aggregate amount of all Indebtedness and other obligations secured by Liens in reliance on this clause (r) shall not exceed $10,000,000.
Notwithstanding the foregoing, none of the Credit Parties or Subsidiaries may directly or indirectly, create, assume, incur or suffer to exist any Lien on any Capital Stock of an Insurance Subsidiary now owned or hereafter acquired by it.
Section 7.03.    Investments. Such Credit Party shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, make any Acquisition or hold or make any Investment in any other Person, except:
(a)    Investments in existence on the Effective Date and commitments to make Investments existing on the Effective Date and listed on Schedule 7.03;
(b)    Investments consisting of non-cash consideration received in connection with a Disposition not prohibited by the Loan Documents;
(c)    Investments (i) received in connection with the bankruptcy or reorganization of customers and suppliers in the ordinary course of business or in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment and (ii) consisting of the purchase or acquisition of securities from customers as a result of legal proceedings or regulatory requirements or settlements in the ordinary course of business;
(d)    Investments consisting of Contingent Obligations permitted by Section 7.01 or Indebtedness permitted by Section 7.01;
(e)    Investments in Cash Equivalents and other assets to be used as collateral in accordance with Section 7.02;
(f)    Investments in Eligible Investments; provided that such Investments shall be made solely for investment purposes for the investment portfolio of the Borrower or any Subsidiary in accordance with its Investment Policy;
(g)    Investments by the Borrower or any Subsidiary in the Borrower or any Subsidiary;

(h)    security deposits or pledges held or made in the ordinary course of business;
(i)    loans and advances in the ordinary course of business to employees for moving, relocation, travel or business purposes, in each case subject to compliance with the Requirements of Law not to exceed $500,000 in the aggregate outstanding at any time;
(j)    Permitted Swap Obligations;
(k)    Permitted Acquisitions;
(l)    Investments held by any Person acquired by the Borrower or any Subsidiary after the Effective Date or of any Person merged into the Borrower or merged, amalgamated or consolidated with a Subsidiary in connection with a Permitted Acquisition after the Effective Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;
(m)    Repurchase Agreements and Repurchase Transactions;
(n)    extensions of trade credit, the leasing of any asset and the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons, in each case in the ordinary course of business; and
(o)    Investments not otherwise permitted hereby in an aggregate amount expended not to exceed 2.50% of the Net Worth of the Borrower and its consolidated Subsidiaries (determined as of the date of the making of any such Investment).
Section 7.04.    Disposition of Assets. Such Credit Party shall not, nor shall it permit any of its Subsidiaries to, Dispose of (whether in one or a series of transactions) any property (including accounts and notes receivable with or without recourse and Capital Stock of any of its Subsidiaries whether newly issued or otherwise), except:
(a)    (i) Dispositions of inventory in the ordinary course of business and (ii) Dispositions of cash and Cash Equivalents in the ordinary course of business or in connection with any transaction not prohibited by this Agreement;
(b)    the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement equipment;
(c)    any sale or other Disposition of cash or Eligible Investments; provided, however, that, in the case of Eligible Investments, such sale or other Disposition shall be made solely for and in connection with the Borrower’s or any Subsidiary’s, as applicable, investment portfolio and in accordance with its Investment Policy;
(d)    Dispositions by the Borrower to any Subsidiary or by any Subsidiary to the Borrower or another Subsidiary;

(e)    ceding of insurance or reinsurance, or a Disposition pursuant to a reinsurance agreement or other Insurance Product, in the ordinary course of business;
(f)    obsolete, surplus or worn out property disposed of by a Credit Party or any of its Subsidiaries in the ordinary course of business of such Person;
(g)    transfers resulting from any casualty, eminent domain or condemnation of property or assets;
(h)    licenses or sublicenses of intellectual property and general intangibles and licenses, leases or subleases of other property in the ordinary course of business of the Credit Parties and their Subsidiaries and which do not materially interfere with the business of the Credit Parties and their Subsidiaries;
(i)    Dispositions of shares of Capital Stock in order to qualify members of the board of directors or equivalent governing body of a Credit Party or Subsidiary or such other nominal shares required to be held other than by such Credit Party or Subsidiary, as required by applicable law;
(j)    the sale, discount, forgiveness or other compromise of notes or other accounts in the ordinary course of business or in connection with collection thereof;
(k)    issuances of Capital Stock (i) by a direct or indirect Wholly-Owned Subsidiary of the Borrower to the Borrower or to one or more Wholly-Owned Subsidiaries of the Borrower (provided that, except in compliance with Section 6.12 or Section 7.04(i), any direct Wholly-Owned Subsidiary of a Credit Party shall only issue Capital Stock to such Credit Party) or (ii) by a non-Wholly-Owned Subsidiary of the Borrower to the respective equity holders of such non-Wholly-Owned Subsidiary, on a pro rata basis;
(l)    the termination, unwinding or settlement of any Swap Agreement;
(m)    (i) Liens permitted under Section 7.02, (ii) Restricted Payments permitted under Section 7.08, (iii) Investments made in compliance with Section 7.03 and (iv) transactions permitted by Section 7.07;
(n)    (i) the termination of leases in the ordinary course of business, (ii) the expiration of any option agreement in respect of real or personal property and (iii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or other litigation claims in the ordinary course of business; and
(o)    Dispositions not otherwise permitted hereunder; provided that (i) (A) the aggregate fair value of all property Disposed of in any Disposition made in reliance on this clause (o), together with the aggregate fair value of all other property Disposed of in reliance on this clause (o), shall not exceed 10% of the Consolidated Total Assets of the Borrower and its Subsidiaries as of September 30, 2020 or (B) after giving effect thereto, on a pro forma basis, the Consolidated Total Assets of the Borrower and its Subsidiaries as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 6.01 would not be less than 90% of the Consolidated Total Assets of the Borrower and its Subsidiaries as of September 30, 2020, (ii) each Disposition made in reliance on this clause (o) shall be for fair market value (determined in good faith by the Borrower) and at least 75% of the consideration therefor shall be in the form of cash or Cash Equivalents, (iii) no Default or Event of Default shall be continuing or shall result therefrom and (iv) after giving effect to such Disposition, the Borrower and its Subsidiaries shall be in pro forma compliance with Sections 7.10 and 7.11 as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 6.01.
Except as otherwise permitted in Section 7.07, notwithstanding the foregoing no Credit Party or Subsidiary shall Dispose of (whether in one or a series of transactions) or otherwise cease to hold any Capital Stock of (i) any Subsidiary of the Borrower that directly or indirectly owns any Capital Stock of any Insurance Subsidiary or (ii) any Insurance Subsidiary, in each case, whether newly issued or otherwise, other than in accordance with clause (i), (k) or (o) above.
Upon consummation of a sale, transfer or other Disposition permitted under this Section 7.04 of all of the Capital Stock of any Subsidiary that is a Guarantor to any Person other than the Borrower or a Subsidiary of the Borrower, the Guarantee of such Subsidiary shall be automatically released and the Administrative Agent shall (to the extent applicable) deliver to the Borrower, upon the Borrower’s request and at the Borrower’s expense, such documentation as necessary to evidence the release of the Guarantee of such Subsidiary; provided that the Borrower shall have provided to the Administrative Agent such certificates evidencing compliance with the Loan Documents in respect of such sale, transfer or Disposition, and such release, as the Administrative Agent shall reasonably request.
Section 7.05.    Transactions with Affiliates. Such Credit Party shall not, and shall not suffer or permit any of its Subsidiaries to, enter into any transaction with any Affiliate of the Borrower, other than (a) transactions no less favorable to such Credit Party or Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of the Borrower, (b) insurance transactions, intercompany pooling and other reinsurance transactions entered into in the ordinary course of business, (c) transactions between or among the Borrower and its Subsidiaries and between or among Subsidiaries, (d) any Restricted Payment permitted by Section 7.08, (e) arrangements for indemnification payments for directors and officers of the Borrower and its Subsidiaries, (f) intercompany transactions between or among the Borrower and its Subsidiaries and between or among Subsidiaries, relating to any or all of the (i) provision of management services and other corporate overhead services, (ii) provision of personnel to other locations within the Borrower’s consolidated group on a temporary basis, and (iii) provision, purchase or lease of services, operational support, assets, equipment, data, information and technology, that, in the case of any such intercompany transaction referred to in this clause (f), are subject to reasonable reimbursement or cost-sharing arrangements (as determined in good faith by the Borrower), which reimbursement or cost-sharing arrangements may be effected through transfers of cash or other assets or through book-entry credits or debits made on the ledgers of each involved Subsidiary; provided that any such intercompany transaction is either (1) entered into in the ordinary course of business or (2) otherwise entered into pursuant to the reasonable requirements of the business of the Borrower and the Subsidiaries, (g) ordinary-course business transactions (other than transactions of the type described in clause (c) or (f) above) that (A) do not involve the sale, transfer or other Disposition of operations or assets and (B) do not materially adversely affect the Lenders, (h) (i) any employment or consulting agreements entered into by the Borrower or any of the Subsidiaries in the ordinary course of business, (ii) any subscription agreement or similar agreement pertaining to the repurchase of Capital Stock pursuant to put/call rights or similar rights with employees, consultants, officers or directors, and (iii) any employee or consultant compensation, indemnification arrangement, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees or consultants, and any reasonable employment or consulting contract and transactions pursuant thereto, (i) the payment of customary fees, benefits and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, managers, consultants, officers and employees of the Borrower and the Subsidiaries, (j) any issuance of Capital Stock, or other payments, awards or grants in cash, securities, Capital Stock or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Borrower, as the case may be, and (k) loans, Investments and guarantees among the Borrower and the Subsidiaries to the extent not prohibited under this Article 7.
Section 7.06.    Change in Business. Such Credit Party shall not, and shall not suffer or permit any of its Subsidiaries to, engage in any business other than the businesses conducted by the Credit Parties and their Subsidiaries on the date of this Agreement or any business reasonably related, incidental or complementary thereto as reasonably determined by the board of directors of the Borrower or such Person.
Section 7.07.    Fundamental Changes. Such Credit Party shall not, and shall not suffer or permit any of its Subsidiaries to, merge, consolidate, amalgamate or sell all or substantially all of the assets of any Credit Party or any of its Subsidiaries, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), except if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, (a) any Subsidiary that is not a Credit Party may merge, consolidate, amalgamate or sell all or substantially all of its assets to another Subsidiary that is not a Credit Party or to a Credit Party; provided that, if either such Subsidiary is a direct Subsidiary of a Credit Party, the surviving entity or the transferee entity, as applicable, shall be a direct Subsidiary of a Credit Party; provided further that in any such merger, consolidation, amalgamation or sale involving a Credit Party, the surviving entity or transferee entity, as applicable, shall be a Credit Party or a Person that becomes a Credit Party; (b) any Subsidiary that is a Credit Party (other than the Borrower) may merge, consolidate, amalgamate or sell all or substantially all of its assets to another Subsidiary that is a Credit Party (including the Borrower); provided that the surviving entity or the transferee entity, as applicable, shall be a Credit Party; provided, further, that, in the event that any of the foregoing involves the Borrower, the surviving entity or the transferee entity, as applicable, shall be the Borrower; (c) the Borrower may merge, consolidate, amalgamate or sell all or substantially all of its assets to a Subsidiary owned directly by the Borrower immediately prior to such transactions; provided that (i) the surviving entity of a merger with the Borrower or the transferee entity that receives all or substantially all of the Borrower’s assets, as applicable (the “Successor Entity”), shall be a corporation or limited liability company organized and existing under the laws of the United States, any State thereof or the District of Columbia and shall expressly assume all of the obligations of the Borrower under the Loan Documents pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent, (ii) immediately after giving effect to such merger, consolidation, amalgamation or sale, as applicable, no Default or Event of Default shall have occurred and be continuing or would result therefrom, (iii) except as the Administrative Agent may otherwise agree, each Guarantor, unless it is the other party to such merger, consolidation, amalgamation or sale, as applicable, shall execute and deliver a reaffirmation agreement with respect to its obligations under the other Loan Documents in form and substance reasonably satisfactory to the Administrative Agent, (iv) the Successor Entity shall provide the documentation and other information to the Administrative Agent as the Administrative Agent and the Lenders reasonably determine are required by bank regulatory authorities under applicable “know-your-customer” and Anti-Money Laundering Laws, including the PATRIOT Act; provided that, the Borrower shall have notified the Administrative Agent in writing at least seven (7) Business Days prior to such merger, consolidation, amalgamation or sale, as applicable, and each Lender shall have been provided with documentation and other information it reasonably determines are required by bank regulatory authorities under applicable “know-your-customer” and Anti-Money Laundering Laws, including the PATRIOT Act, at least five (5) Business Days prior to the consummation of such merger, consolidation, amalgamation or sale, as applicable, as has been reasonably requested in writing at least six (6) Business Days prior to such merger, consolidation, amalgamation or sale, as applicable, and (v) the Successor Entity shall deliver an officer’s certificate to the Administrative Agent to the effect that after giving effect to such merger, consolidation, amalgamation or sale, as applicable, no Default or Event of Default shall have occurred and be continuing or would result therefrom (it being understood and agreed that, if the foregoing conditions under clauses (i) through (v) are satisfied, the Successor Entity will succeed to, and be substituted for, the Borrower under this Agreement and the other Loan Documents); and (d) any Subsidiary may liquidate, wind up or dissolve so long as (i) the Borrower determines in good faith that such liquidation, winding up or dissolution is in the best interest of the Borrower and its Subsidiaries and (ii) in the case of any liquidation, winding up or dissolution of any Subsidiary that is a Guarantor, such Subsidiary shall, at or before the time of such liquidation, winding up or dissolution, transfer its assets (if any) to the Borrower or another Subsidiary that is a Guarantor in the same national jurisdiction or a different jurisdiction reasonably satisfactory to the Administrative Agent; provided that, no such action pursuant to clause (a), (b), (c) or (d) above is permitted if such action could reasonably be expected, in the judgment of the Borrower, to (i) have a material adverse effect on the Lenders, (ii) be disproportionately beneficial to the holders of any Material Indebtedness of the Borrower or its Subsidiaries as compared to the Lenders or (iii) be disproportionately adverse to the Lenders as compared to such other holders.
Section 7.08.    Restricted Payments. Such Credit Party shall not, and shall not suffer or permit any of its Subsidiaries to, declare or pay any dividend on (or make any payment to a related trust for the purpose of paying a dividend), or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of a Credit Party or such Subsidiary (or any related trust), whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of a Credit Party or such Subsidiary (collectively, “Restricted Payments”), except that:
(a)    any Subsidiary may declare or pay dividends and make other Restricted Payments with respect to its Capital Stock to the Borrower and to any Wholly-Owned Subsidiary (and in the case of a non-Wholly-Owned Subsidiary, to the Borrower and any of its Subsidiaries and to each other owner of Capital Stock or other equity interests of such Subsidiary on a pro rata basis based on their relative ownership interests);
(b)    the Borrower may pay dividends solely in the form of shares of its Capital Stock (other than Disqualified Capital Stock);
(c)    the Borrower may make Restricted Payments with respect to its Capital Stock payable in cash; provided that (i) such Restricted Payments are made in accordance with the Borrower’s dividend policy as in effect as of the Effective Date and any dividend policy in effect after the Effective Date consistent with past practice, (ii) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (iii) after giving effect thereto, the Borrower and its Subsidiaries shall be in pro forma compliance with Sections 7.10 and 7.11 as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 6.01;
(d)    the Borrower may make cash payments in lieu of fractional shares in connection with the exercise of warrants, options or other securities, convertible or exchangeable for Capital Stock;
(e)    the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries;
(f)    the Borrower and any Subsidiary may purchase, repurchase, redeem or otherwise acquire (including by cancellation of Indebtedness), cancel or retire for value or make a payment in respect of Capital Stock (or make a Restricted Payment in an amount equal to the amount required by any direct or indirect parent of the Borrower or any of its Subsidiaries to fund any such purchase, repurchase, redemption or other acquisition, cancellation or retirement for value or payment in respect of its Capital Stock), held by any existing or former employees, management or directors of or consultants to the Borrower or such Subsidiary (or any direct or indirect parent of the Borrower or any Subsidiary), or their assigns, estates or heirs, in each case in connection with the repurchase or payment provisions under employee stock option or stock purchase agreements or other compensatory agreements approved by the board of directors or investment committee (or other applicable committee) of such Person, as applicable; provided that such purchases, repurchases, redemptions, acquisitions, cancellations or retirements pursuant to this clause (f) will not exceed $10,000,000 in the aggregate during any Fiscal Year (with any unused amounts in any given Fiscal Year being available to be applied pursuant to this clause (f) in any succeeding Fiscal Years); provided, that notwithstanding the definition of “Restricted Payments”, payments in cash in connection with the settlement of stock options and restricted stock units outstanding and in accordance with terms thereof as of the date of this Agreement to existing or former employees, management, directors or consultants of the Borrower or any Subsidiary, in each case, will not be deemed to constitute a Restricted Payment for purposes of this Section 7.08 or any other provision of this Agreement;
(g)    the Borrower may pay any dividend within sixty (60) days after the date of declaration thereof; provided that on the date of declaration such payment shall comply with one of the exceptions to this Section 7.08 listed in clauses (b) through (d) hereof;
(h)    the Borrower may repurchase Capital Stock of the Borrower upon the exercise of stock options or warrants if such Capital Stock represents all or a portion of the exercise price of such stock options or warrants as part of a “cashless” exercise thereof;
(i)    the Borrower may purchase, redeem, repurchase, retire or otherwise acquire any Capital Stock of the Borrower provided that (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) after giving effect thereto, the Borrower and its Subsidiaries shall be in pro forma compliance with Sections 7.10 and 7.11 as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 6.01; and
(j)    the Borrower or any Subsidiary may pay or make Restricted Payments in an aggregate amount not to exceed $10,000,000 in any Fiscal Year.
Section 7.09.    Prepayment of Certain Indebtedness; Modifications of Certain Agreements.
(a)    Such Credit Party shall not, nor shall it suffer or permit any of its Subsidiaries to, pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property, and including optional prepayments and open market purchases) of or in respect of principal of or interest on any Subordinated Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, defeasance or termination of any Subordinated Indebtedness, other than (i) payment of regularly scheduled principal and interest payments as and when due in respect thereof, other than any payment prohibited by the subordination provisions thereof or (ii) to the extent the consideration thereof consists of Capital Stock (other than Disqualified Capital Stock) of the Borrower (and, in the case of any Subordinated Indebtedness which is by its terms convertible into Capital Stock (other than Disqualified Capital Stock), cash in lieu of fractional shares of such Capital Stock).
(b)    Such Credit Party shall not, nor shall it permit any of its Subsidiaries to, amend, modify, waive or otherwise change, or consent to any amendment, modification, waiver or other change to, the subordination provisions within documents or instruments governing or evidencing any Subordinated Indebtedness in any manner adverse in any material respect to the Lenders.

(c)    Such Credit Party shall not, nor shall it permit any of its Subsidiaries to, amend or modify its respective Organization Documents, other than any amendments or modifications which are not adverse in any material respect to the interests of the Lenders.
Section 7.10.    Debt to Total Capitalization Ratio. The Borrower shall not permit the Debt to Total Capitalization Ratio of the Borrower and its consolidated Subsidiaries as at the end of any Fiscal Quarter to be more than 35%.
Section 7.11.    Borrower Net Worth. The Borrower shall not permit the Net Worth of the Borrower and its consolidated Subsidiaries as at the end of any Fiscal Quarter to be less than (i) in the case of any Fiscal Quarter ending on or prior to September 30, 2022, the sum of 70% of the Net Worth of the Borrower and its consolidated Subsidiaries as of September 30, 2020, plus 50% of the aggregate Net Income for the Borrower and its consolidated Subsidiaries since September 30, 2020 (to the extent positive), and (ii) in the case of any Fiscal Quarter ending after September 30, 2022, $900,000,000.00.
Section 7.12.    Restrictive Agreements. Such Credit Party shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition on (a) the ability of the Borrower or any of its Subsidiaries to create or permit to exist any Lien on any of its property to secure the Obligations or (b) the ability of any of its Subsidiaries to pay dividends or other distributions with respect to any shares of its Capital Stock or to make, repay or prepay intercompany loans or advances to the Borrower or any other Subsidiary or to Dispose of assets to the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by applicable law (including pursuant to regulatory restrictions), (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof and under any document identified on Schedule 7.12 (but shall apply to any amendment or modification, or any extension or renewal, of any such restriction or condition that has the effect of making such restriction or condition materially more restrictive), (iii) the foregoing shall not apply to restrictions that are not materially more restrictive than those contained in this Agreement contained in any documents governing any Indebtedness not prohibited by this Agreement, (iv) clause (a) of this Section 7.12 shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness or other obligations permitted to be secured hereunder (including Capitalized Lease Liabilities and Purchase Money Debt) if such restrictions or conditions apply only to the collateral securing such Indebtedness or such other obligations permitted to be secured hereunder, (v) clause (a) of this Section 7.12 shall not apply to customary provisions in leases or licenses or other contracts and agreements restricting the assignment, subletting or sublicensing thereof and (vi) this Section 7.12 shall not apply to (A) any Subsidiary that is not a Wholly-Owned Subsidiary with respect to restrictions and conditions imposed by such Subsidiary’s Organization Documents or any related joint venture or similar agreement so long as any such restriction or condition applies only to such Subsidiary and to any Capital Stock in such Subsidiary, (B) restrictions and conditions imposed on any Subsidiary in existence at the time such Subsidiary became a Subsidiary (but shall apply to any amendment or modification expanding the scope of any such restriction or condition which makes such restrictions and conditions, taken as a whole, materially more restrictive); provided that such restrictions and conditions (x) apply only to such Subsidiary and (y) were not imposed in anticipation of the Facility, (C) customary provisions contained in leases, sub-leases, licenses, sub-licenses or similar agreements, including with respect to intellectual property and other agreements, in each case entered into in the ordinary course of business; provided that such provisions apply only to the assets that are the subject of such lease, sub-lease, license, sub-license or other agreement and shall not apply to any other assets of the Borrower or any of its Subsidiaries and (D) restrictions on pledging joint venture interests included in customary provisions in joint venture agreements or arrangements and other similar agreements applicable to joint ventures.
Section 7.13.    Changes in Accounting Policies; Fiscal Year. Such Credit Party shall not, nor shall it permit any of its Subsidiaries to, (a) make any change to its accounting policies or reporting practices, except as required or permitted by GAAP or SAP or applicable securities laws or (b) change the last day of its fiscal year from December 31 of each year (it being understood that any Subsidiary may change its fiscal year to December 31).
ARTICLE 8
Events of Default
Section 8.01.    Events of Default. Each of the following shall constitute an “Event of Default”:
(a)    Non-Payment. The Borrower fails to pay (i) when and as required to be paid herein, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise, any amount of principal of any Revolving Loans, or (ii) within three (3) Business Days after the same becomes due, any interest, fee or any other amount payable hereunder or under any other Loan Document; or
(b)    Representation or Warranty. Any representation or warranty by any Credit Party made or deemed made herein or in any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or contained in any certificate, document or financial or other written statement by a Credit Party, any Subsidiary or any Responsible Officer, furnished at any time in connection with this Agreement or in any other Loan Document or any written amendment or modification hereof or thereof or waiver hereunder or thereunder, is incorrect in any material respect on or as of the date made or deemed made; or
(c)    Specific Defaults. Any Credit Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), Section 6.04(a) (with respect to corporate existence), Section 6.11(b) or Article 7 on its part to be performed; or
(d)    Other Defaults. Any Credit Party or any of their Subsidiaries fails to perform or observe any other term or covenant contained in this Agreement or any other Loan Document on its part to be performed, and such default shall continue unremedied for a period of thirty (30) days after the date upon which written notice thereof is given to the Borrower by the Administrative Agent or the Required Lenders; or

(e)    Cross-Default. (i) Any Credit Party or any of their Subsidiaries (A) fails to make any payment in respect of any Material Indebtedness (other than in respect of Swap Contracts), when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) beyond the applicable grace or cure period thereunder or (B) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness beyond the applicable grace or cure period thereunder if the effect of such failure, event or condition is to cause, or to permit (or, with the giving of notice or lapse of time or both, would permit) the holder or holders of any Material Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, any Material Indebtedness to be declared to be due and payable prior to its stated maturity; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (x) any event of default under such Swap Contract as to which a Credit Party or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (y) any Termination Event (as so defined) as to which any Credit Party or any of their Subsidiaries is an Affected Party (as so defined), and, in either event, the Swap Termination Value owed by a Credit Party or such Subsidiary as a result thereof is greater than $25,000,000 (in the aggregate for all such Swap Contracts) beyond the applicable grace or cure period thereunder (and, in the case of clause (y), a Credit Party or such Subsidiary fails to pay such Swap Termination Value when due beyond the applicable grace or cure period thereunder); provided that this Section 8.01(e) shall not apply to (A) any secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness prior to the stated maturity thereof if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness, (B) any Indebtedness that becomes due prior to the stated maturity thereof pursuant to customary prepayment or redemption provisions solely as a result of a voluntary sale or transfer of property or assets or (C) any Indebtedness that becomes due solely as a result of a refinancing thereof permitted by this Agreement; or
(f)    Insolvency; Voluntary Proceedings. Any Credit Party or any Subsidiary (other than an Immaterial Subsidiary) of the Borrower (i) generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; (iv) applies for or consents to the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor) or other similar Person for itself or for a substantial part of its assets; or (v) takes any corporate action to effectuate or authorize any of the foregoing; or
(g)    Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against any Credit Party or any Subsidiary (other than an Immaterial Subsidiary) of the Borrower, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of any Credit Party’s or any Subsidiary’s (other than an Immaterial Subsidiary’s) properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within sixty (60) days after commencement, filing or levy; (ii) any Credit Party or any Subsidiary (other than an Immaterial Subsidiary) of the

Borrower admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; (iii) any Credit Party or any Subsidiary (other than an Immaterial Subsidiary) of the Borrower acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor) or other similar Person for itself or a substantial portion of its property or business; or (iv) any Credit Party or any Subsidiary (other than an Immaterial Subsidiary) of the Borrower shall become subject to any conservation, rehabilitation or liquidation order, directive or mandate issued by any Governmental Authority; or
(h)    Pension Plans and Multiemployer Plans. With respect to any Single Employer Pension Plan or Multiemployer Plan, any ERISA Event has occurred that could reasonably be expected to result in the incurrence of liability by the Borrower, or any of its Subsidiaries, or steps are taken to terminate any Multiemployer Plan and such termination could reasonably be expected to result in any liability of the Borrower, or any of its Subsidiaries, where in any event, individually or in the aggregate, the liability incurred by the Borrower and its Subsidiaries could have a Material Adverse Effect; or
(i)    Material Judgments. One or more monetary judgments or decrees shall be entered against any Credit Party or any of its Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has not denied coverage) of $25,000,000 or more, and all such judgments or decrees shall not have been paid, vacated, discharged, stayed or bonded pending appeal within sixty (60) days from the entry thereof, or any action shall be taken by a judgment creditor to attach or levy upon any asset of any Credit Party or any of their Subsidiaries to enforce any such judgment or decree; or
(j)    Material Regulatory Matters. (i) Any Insurance Subsidiary shall not make a scheduled payment of interest or principal on any surplus note or similar form of indebtedness (due to actions (as opposed to any inaction) of any Governmental Authority), (ii) any Insurance Subsidiary’s ability to pay fees to its Affiliates under existing agreements (or extensions of existing agreements) shall be restricted (due to actions (as opposed to any inaction) of any Governmental Authority) or (iii) in any Fiscal Year, an Insurance Subsidiary’s ability to pay dividends to its stockholders is restricted in any manner (due to actions (as opposed to any inaction) of any Governmental Authority), in each case other than (x) by restrictions relating to dividends that apply generally to other insurance companies domiciled in the Insurance Subsidiary’s state of domicile under the insurance law of the state, (y) (1) in the cases of subclauses (i) through (iii) above, such event or condition, together with all other such events or conditions, could reasonably be expected to have a Material Adverse Effect and (2) in each case, such event or condition was not in effect as of the date hereof, or (z) as set forth on Schedule 5.20; or
(k)    Change of Control. There occurs any Change of Control; or
(l)    Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all Obligations, ceases to be in full force and effect; or any Credit Party contests in writing the validity or enforceability of any provision of any Loan Document; or any Credit Party denies in writing that it has any further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document.
Section 8.02.    Remedies. If any Event of Default shall have occurred and be continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders:
(a)    declare the obligation of each Lender to make extensions of the Revolving Loans to be terminated;
(b)    declare the unpaid principal amount of all outstanding Revolving Loans, all interest accrued and unpaid thereon and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, whereupon such outstanding principal amount of the Revolving Loans, all interest accrued and unpaid thereon and all other amounts owing or payable hereunder or under any other Loan Document shall become immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and
(c)    exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;
provided that upon the occurrence of any event specified in Section 8.01(f) or Section 8.01(g) (upon the expiration of the 60-day period mentioned therein, if applicable), the obligation of each Lender to make Revolving Loans shall automatically terminate and the unpaid principal amount of all outstanding Revolving Loans and all interest and other amounts as aforesaid shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower.
Section 8.03.    Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.
ARTICLE 9
The Agents
Section 9.01.    Appointment and Authority. Each of the Lenders hereby irrevocably appoints BMO to act on its behalf as the Administrative Agent hereunder and the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article 9 are solely for the benefit of the Administrative Agent, the Arranger, the Bookrunner, the Syndication Agent and the Lenders, and neither the Borrower nor any other Credit Party shall have rights as a third-party beneficiary of any of such provisions (other than Sections 9.06 and 9.10).

Section 9.02.    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower, any Credit Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
Section 9.03.    Exculpatory Provisions. No Agent-Related Person shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, no Agent-Related Person:
(a)    shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)    shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that it is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that no Agent-Related Person shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent-Related Person to liability or that is contrary to any Loan Document or applicable law; and
(c)    shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, or shall be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent, any Agent-Related Person or any of their respective Affiliates in any capacity.
No Agent-Related Person shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Person shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.02 and 10.01) or (ii) in the absence of such Agent-Related Person’s own gross negligence or willful misconduct. No Agent-Related Person shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to such Agent-Related Person by the Borrower or a Lender.
No Agent-Related Person shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition precedent set forth in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent-Related Person.
Section 9.04.    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Revolving Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Revolving Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 9.05.    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by it. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article 9 shall apply to any such sub-agent selected by the Administrative Agent with reasonable care and to the Related Parties of the Administrative Agent, and shall apply to their respective activities in connection with the syndication of the Facility as well as activities as Administrative Agent.
Section 9.06.    Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring

Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent, with the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed), as provided for above in this Section 9.06. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article 9 and Sections 10.04 and 10.05 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
Section 9.07.    Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon any Agent-Related Person, the Arranger, the Bookrunner, the Syndication Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent-Related Person, the Arranger, the Bookrunner, the Syndication Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
Section 9.08.    No Other Duties; Other Agents; Etc. BMO Capital Markets is hereby appointed Syndication Agent hereunder, and each Lender hereby authorizes BMO Capital Markets to act as Syndication Agent in accordance with the terms hereof and the other Loan Documents. The Syndication Agent and any other Agent may resign from such role at any time, with immediate effect, by giving prior written notice thereof to the Administrative Agent and the Borrower. Anything herein to the contrary notwithstanding, none of the Arranger, Bookrunner or Syndication Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.
Section 9.09.    Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of the Revolving Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Revolving Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.08, 10.04 and 10.05) allowed in such judicial proceeding;
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and
(c)    and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.08, 10.04 and 10.05.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
Section 9.10.    Collateral and Guarantee Matters. The Lenders irrevocably authorize the Administrative Agent to:
(a)    release (x) any Guarantor from the Guarantee or (y) any Lien on any property granted to or held by the Administrative Agent under any Loan Document, (i) upon payment in full of all Obligations (other than unmatured, surviving contingent indemnification obligations not yet due and payable) and the termination of all Revolving Commitments, (ii) as expressly permitted under the Loan Documents, (iii) in connection with (A) a merger, consolidation, amalgamation or sale of all or substantially all of the assets of a Subsidiary that is a Guarantor with or to the Borrower in accordance with Section 7.07(b) or (B) the sale, transfer or other Disposition permitted under Section 7.04 of all of the Capital Stock of a Subsidiary that is a Guarantor to any Person other than the Borrower or a Subsidiary of the Borrower or (iv) in the case of this clause (y), subject to Section 10.01, if approved, authorized or ratified in writing by Lenders having or holding Revolving Exposure and unused Revolving Commitments representing more than 66-2/3% of the aggregate Revolving Exposure and unused Revolving Commitments of all Revolving Lenders (provided that the aggregate amount of Revolving

Exposure shall be determined with respect to any Defaulting Lender by disregarding the Revolving Exposure of such Defaulting Lender); and
(b)    subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.02(j).
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the authority of the Administrative Agent to release or subordinate its interest in particular types or items of property, pursuant to this Section 9.10.
Section 9.11.    Indemnification of Agent-Related Persons. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective portions of the total Revolving Loans and unused Revolving Commitments held on the date on which indemnification is sought, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; and provided, further, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.11. Without limitation of the foregoing, each Lender shall reimburse each Agent-Related Person upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by such Agent-Related Person in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document or any document contemplated by or referred to herein, to the extent that such Agent-Related Person is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section 9.11 shall survive the payment of all other Obligations and the resignation of the Administrative Agent or any Agent-Related Person.
Section 9.12.    Withholding Tax. To the extent required by any applicable law, the Administrative Agent shall withhold from any payment to any Lender an amount equal to any applicable withholding Tax. If the IRS or any Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from any amount paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective), such Lender shall indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties, additions to

Tax or interest thereon, together with all expenses incurred, including legal expenses and any out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Article 9. The agreements in this Article 9 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Revolving Loans and the repayment, satisfaction or discharge of all obligations under this Agreement. Unless required by applicable laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender any refund of Taxes withheld or deducted from funds paid for the account of such Lender.
Section 9.13.    Certain ERISA Matters
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Revolving Loans, the Revolving Commitments or this Agreement,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Revolving Loans, the Revolving Commitments and this Agreement,
(iii)     (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Revolving Loans, the Revolving Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Revolving Loans, the Revolving Commitments and this Agreement satisfies the requirements of subsections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Revolving Loans, the Revolving Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless either (1) subclause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant as provided in subclause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that none of the Administrative Agent, the Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Revolving Loans, the Revolving Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).
ARTICLE 10
Miscellaneous
Section 10.01.    Amendments and Waivers. Except as provided in Section 1.06, Section 2.13 and Section 2.15, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Credit Party therefrom, shall be effective unless it is in writing signed by the Required Lenders and the Borrower or the applicable Credit Party, as the case may be, and acknowledged by the Administrative Agent, and each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any other Loan Document to cure any ambiguity, omission, defect or inconsistency (as reasonably determined by the Administrative Agent), so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or the Lenders shall have received at least five (5) Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five (5) Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment, modification or supplement; provided, further, that no such amendment, waiver or consent shall:
(a)    extend or increase the Revolving Commitment of any Lender (or reinstate any Revolving Commitment terminated pursuant to Section 8.02) without the written consent of such Lender; provided that no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default prior to the termination of the Revolving Commitments pursuant to Section 8.02 shall constitute an increase in any Revolving Commitment of any Lender;
(b)    postpone or delay the maturity of the Revolving Loans or any date for the payment of any principal, interest, premium or fees due to the Lenders (or any of them) hereunder or under any other Loan Document, or reduce the amount of, or rate, as applicable, waive or excuse any such payment, without the written consent of each Lender directly and adversely affected thereby (other than as a result of waiving (i) an Event of Default in accordance with the terms hereof, (ii) default interest hereunder to the extent a waiver of the underlying default giving rise to such default interest does not require a vote of all Lenders or (iii) a mandatory prepayment to be made hereunder); provided that, for the avoidance of doubt, the amendments referred to in Section 1.06 shall not be deemed to be a reduction of the amount of, or rate of, interest payable on any Revolving Loan;
(c)    amend the definition of “Required Lenders” or “Pro Rata Share”, or amend any other Voting Provision, without the consent of each Lender; provided that with the consent of Required Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Required Lenders” or “Pro Rata Share”, or in the determination of the number or percentage of Lenders or portion of the Revolving Loans or Revolving Commitments specified in any other Voting Provision, on substantially the same basis as the Revolving Commitments and the Revolving Loans are included on the Effective Date without the written consent of each Lender;
(d)    amend the definition of “Interest Period” to permit Interest Periods with a duration of longer than six (6) months without the written consent of each Lender;
(e)    amend this Section 10.01, or any other provision of this Agreement that by its express terms requires the consent of all or all affected Lenders, without the written consent of each Lender or each affected Lender, as applicable;
(f)    subject to Section 2.12, change Section 2.11 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;
(g)    consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Loan Document without the written consent of each Lender;
(h)    amend, modify or waive this Agreement or the Guarantee Agreement so as to alter the ratable treatment of Guaranteed Obligations arising under the Guaranteed Swap Contracts or the definition of “Guaranteed Swap Contract”, “Obligations” or “Guaranteed Obligations” in each case in a manner adverse to any contractual counterparty to any such Guaranteed Swap Contract with Guaranteed Obligations then outstanding without the written consent of any such contractual counterparty;
(i)    subordinate the Obligations without the written consent of each Lender;

(j)    release all or substantially all of the aggregate value of the Guarantees, or all or substantially all of the Guarantors, without the written consent of each Lender; or
(k)    amend, modify, terminate or waive any provision of the Loan Documents as the same applies to the Administrative Agent, or any other provision hereof as the same applies to the rights or obligations of the Administrative Agent, in each case without the consent of the Administrative Agent;
provided, further, that (i) no such agreement shall, unless in writing and signed by the Administrative Agent, in addition to the Required Lenders or all the Lenders, as the case may be, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document (except with respect to the removal of the Administrative Agent) and (ii) any fee agreement referred to in Section 2.08 may be amended, or rights or privileges thereunder waived, in a writing executed by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except for any amendment, waiver or consent pursuant to Section 10.01(a), (b) or (c).
Section 10.02.    Notices.
(a)    Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile or electronic transmission). All such written notices shall be mailed, emailed, faxed or delivered to the applicable address, facsimile number (provided that any matter transmitted by the Borrower by facsimile (1) shall be immediately confirmed by a telephone call to the recipient at the number specified on Schedule 10.02, and (2) shall be followed promptly by delivery of a hard copy original thereof) or (subject to clause (c) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to the Borrower, any other Credit Party or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and
(ii)    if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its administrative questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower and the Administrative Agent.
All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile or electronic mail, when sent and receipt has been confirmed by telephone or electronic mail; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of clause (c) below), when delivered; provided that notices and other communications to the Administrative Agent pursuant to Article 2 shall not be effective until actually received by such Person. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.
(b)    Electronic Communications:
(1)    Notices and other communications to the Administrative Agent, and the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to the Administrative Agent or any Lender pursuant to Article 2 if such Person has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing subclause (i) of notification that such notice or communication is available and identifying the website address therefor.
(2)    The Borrower and each of its Subsidiaries understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent that such losses, costs, expenses or liabilities are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the Administrative Agent.
(3)    The Platform and any Approved Electronic Communications are provided “as is” and “as available”. None of the Agent-Related Persons warrant the accuracy, adequacy or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications, except for such losses, costs, expenses or liabilities as are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Person. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects is made by the Agent-Related Persons in connection with the Platform or the Approved Electronic Communications.
(4)    The Borrower, each of its Subsidiaries and each Lender agrees that the Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies.
(c)    The Agent-Related Persons and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, out-of-pocket expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower; provided that such indemnity shall not, as to any such Person, be available to the extent that such losses, costs, expenses or liabilities are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Person. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
Section 10.03.    No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
Section 10.04.    Costs and Expenses. The Borrower agrees to pay or reimburse (a) the Administrative Agent, the Arranger, the Bookrunner and the Syndication Agent, in each case together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates, for all reasonable and documented costs and out-of-pocket expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents, including all Attorney Costs, which Attorney Costs shall be limited to the reasonable and documented fees and disbursements of Milbank LLP and, if reasonably necessary (in the sole discretion of the Administrative Agent), a single local counsel in each appropriate jurisdiction and a single insurance regulatory counsel, collectively, for each of the foregoing Persons, (b) each Agent-Related Person for all reasonable and documented costs and out-of-pocket expenses incurred in connection with any amendment, waiver, consent or other modification of the provisions hereof and thereof and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, which Attorney Costs shall be limited to the reasonable and documented fees disbursements of a single primary counsel and, if reasonably necessary (in the sole discretion of the Administrative Agent), a single local counsel in each appropriate jurisdiction and a single insurance regulatory counsel, collectively, for each Agent-Related Person, and (c) each Agent-Related Person and each Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement or preservation of any rights or remedies under this Agreement (including this Section 10.04) or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including in any Insolvency Proceeding or appellate proceeding), including all reasonable fees, expenses and disbursements of any law firm or other external legal counsel. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and other out-of-pocket expenses incurred by each Agent-Related Person and the cost of independent public accountants and other outside experts (subject to the limitations above) retained by such Agent-Related Person or any Lender, as applicable. All amounts due under this Section 10.04 shall be payable within ten (10) Business Days after written demand therefor. The agreements in this Section 10.04 shall survive the repayment of the Revolving Loans and the other Obligations.
Section 10.05.    Borrower Indemnification; Damage Waiver.
(a)    Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless the Administrative Agent, the Arranger, the Bookrunner, the Syndication Agent, each Lender and their respective Affiliates, and the directors, officers, employees, agents and partners (to the extent such Person is a partnership) of such Persons and Affiliates involved with the Transactions (collectively, the “Indemnified Persons”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, charges and costs, expenses and disbursements (including reasonable and documented Attorney Costs) of any kind or nature whatsoever (including those arising from or relating to any environmental matters) that may at any time be imposed on, incurred by or asserted against any such Indemnified Person by any third party or by the Borrower or any other Credit Party (x) that directly or indirectly owns the equity interests of the Borrower or (y) whose equity interests are owned directly or indirectly by the Borrower, in any way relating to or arising out of or in connection with (i) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (ii) any Revolving Commitment or Revolving Loan or the use or proposed use of the proceeds therefrom, (iii) any Environmental Liability related to the Borrower or any of its Subsidiaries or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnified Person; provided that such indemnity shall not, as to any Indemnified Person, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements (including Attorney Costs) (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Person in connection with or as a result of the transactions hereunder or (B) arise out of or are in connection with any claim, litigation, loss or proceeding not involving an act or omission of the Borrower or any of its Subsidiaries (other than an Indemnified Person) and that is brought by an Indemnified Person against another Indemnified Person (other than against the Administrative Agent, the Arranger, the Bookrunner or the Syndication Agent in their capacities as such or any other Indemnified Person in performing the services that are the subject of the Loan Documents). No Indemnified Person shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement other than for any direct damages (and specifically excluding indirect, consequential, special or punitive damages) determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Person. Neither any Credit Party nor any Indemnified Person will have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such Credit Party’s or such Indemnified Person’s activities related to the transactions hereunder; provided that, that nothing contained in this sentence shall limit the Credit Parties’ indemnification obligations hereunder to the extent such indirect, consequential, special or punitive damages are included in any third-party claim whereby any Indemnified Person is entitled to indemnification hereunder. All amounts due under this Section 10.05 shall be payable within thirty (30) days after written demand therefor together with, if requested by the Borrower, backup documentation supporting such indemnification request. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender and the repayment, satisfaction or discharge of all the other Obligations. This Section shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(b)    No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for any direct damages (and specifically excluding indirect, consequential, special or punitive damages) determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Person.
Section 10.06.    Marshaling; Payments Set Aside. Neither of the Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that the Borrower makes a payment to the Administrative Agent or the Lenders (or to the Administrative Agent on behalf of the Lenders), or the Administrative Agent or any Lender enforces any security interests or exercises any right of set-off, and such payment or the proceeds of such enforcement or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its pro rata share of any amount so recovered from or repaid by the Administrative Agent.
Section 10.07.    Assignments, Successors, Participations, Etc.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder (except as expressly permitted in Section 7.07) without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.07(b) or (ii) by way of participation in accordance with the provisions of Section 10.07(d) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (as defined below) to the extent provided in Section 10.07(e) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and Revolving Loans at the time owing to it (provided, however, that each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Revolving Loan and any related Revolving Commitments)); provided that:
(i)    except in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Loans or Revolving Commitment at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Revolving Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing under Section 8.01(a), (f) or (g), the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have consented unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;
(ii)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Revolving Loans or the Revolving Commitments assigned under the Facility;
(iii)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption; such Assignment and Assumption to be (A) electronically executed and delivered to the Administrative Agent via an electronic settlement system then acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually) and (B) delivered together with a processing and recordation fee of $3,500, unless waived or reduced by the Administrative Agent in its sole discretion; provided that, no processing and recordation fee shall be payable in connection with an assignments by or to the Arranger or its Affiliates; and
(iv)    if the Eligible Assignee shall not be a Lender, (A) the relevant assignor, at the time that it notifies the Administrative Agent of such proposed assignment, shall deliver to the Administrative Agent a duly executed Form W-9 or appropriate duly executed Form W-8 (with appropriate attachments), as applicable, of the proposed Eligible Assignee and (B) such Eligible Assignee shall deliver to the Administrative Agent an administrative questionnaire, in the form prescribed by the Administrative Agent.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, (provided that, with respect to circumstances in effect on the effective date of such Assignment and Assumption, an Eligible Assignee shall not be entitled to receive any greater payment under Section 3.01 than the applicable Lender would have been entitled to receive had the assignment not taken place) and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations (excluding any indemnity or confidentiality obligations or obligations under Section 3.01) under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.03, 3.04, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at their expense) shall execute and deliver a Revolving Loan Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(d).
(c)    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitments of, and principal and interest amounts of the Revolving Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and each Lender (with respect to its own interests in the Facility only) at any reasonable time and from time to time upon reasonable prior notice. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a Natural Person, the Borrower or any Affiliate or Subsidiary of the Borrower) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Commitment and/or the owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant. Except to the extent limited by Section 10.07(e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.03 and 3.04 (subject to the limitations and requirements of such Sections (including Section 3.01(e) and Section 3.01(f)) and Section 3.07, as if such Participant were a Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.11 as though it were a Lender.
Each Lender that sells a participation pursuant to this Section 10.07(d) shall, acting solely for U.S. federal income tax purposes as a non-fiduciary agent of the Borrower, maintain a register on which it records the name and address of each participant and the principal amounts (and stated interest) of each participant’s participation interest with respect to the Revolving Loans or other obligations under the Loan Documents (each, a “Participant Register”);

provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Revolving Commitments, Revolving Loans or its other obligations under this Agreement) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Revolving Commitment, Revolving Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b)(1) of the proposed United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
(e)    Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant; provided that this Section 10.07(e) shall not apply if the sale of the participation to such Participant is made with the Borrower’s prior written consent.
(f)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Revolving Loan Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank of similar function having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g)    Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
Section 10.08.    Confidentiality. The Administrative Agent, the Arranger, the Bookrunner, the Syndication Agent and each Lender shall maintain the confidentiality of all information provided to it by or on behalf of the Borrower or any Subsidiary, or by the Administrative Agent on the Borrower’s or such Subsidiary’s behalf, under this Agreement or any other Loan Document, it being understood and agreed by the Credit Parties that, in any event, the Administrative Agent may disclose such information to the Lenders and the Administrative Agent, the Arranger, the Bookrunner, the Syndication Agent and each Lender may make disclosures thereof to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by such Person on breach of the provisions of this Section 10.08, or (ii) was or becomes available on a non-confidential basis from a source other than the Borrower or its Subsidiaries; provided that such source is not bound by a confidentiality agreement with the Borrower or any of its Subsidiaries known to such Person; provided, further, that the Administrative Agent, the Arranger, the Bookrunner, the Syndication Agent or any Lender may disclose such information (a) at the request or pursuant to any requirement of any Governmental Authority or representative thereof to which such Person is subject (including the NAIC) or in connection with an examination of such Person by any such authority; (b) pursuant to subpoena or other court process; (c) when required to do so in accordance with the provisions of any applicable Requirement of Law; (d) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (e) to such Person’s independent auditors and other professional advisors on a confidential basis; (f) to any Participant, Lender or Eligible Assignee, actual or potential; provided that such Person agrees to be bound by the terms of this Section 10.08 (or language substantially similar to this Section 10.08) which agreement may be pursuant to customary syndication practice; (g) as to any Lender or its Affiliate, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Borrower or any Subsidiary is party with such Lender or such Affiliate; (h) to its Affiliates and to their respective officers, directors, partners, members, employees, legal counsel, independent auditors and other advisors, experts or agents who need to know such information and who have been informed of the confidential nature thereof (and to other Persons authorized by a Lender or the Administrative Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.08); (i) to any other party to this Agreement; (j) to the extent reasonably required to any pledgee referred to in Section 10.07(f) or any direct or indirect contractual counterparty or prospective counterparty (or such counterparty’s or prospective counterparty’s professional advisor) to any swap or derivative transaction relating to the Revolving Loans who have been informed of the confidential nature of the information and agrees to be bound by the terms of this Section 10.08 (or language substantially similar to this Section 10.08); (k) on a confidential basis to Moody’s and S&P and other rating agencies in connection with the ratings contemplated by the Loan Documents; (l) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Revolving Loans; and (m) with the consent of the Borrower. In addition, the Administrative Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, and on a need to know and confidential basis, similar services providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents. In the case of confidential information received from the Borrower or any Subsidiary after the date hereof, such information shall be clearly identified at the time of delivery as confidential. In the case of clauses (b) and (c), the disclosing party shall give notice of such disclosure to the Borrower (other than any disclosure in connection with routine bank examinations), to the extent not otherwise prohibited by any Requirement of Law.
Section 10.09.    Set-off. In addition to any rights and remedies of the Lenders provided by law, if an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender or Affiliate to or for the credit or the account of the Borrower against any and all Obligations owing to such Lender, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured; provided that neither any Lender nor any of its Affiliates shall be entitled to exercise any such set off with respect to any trust, tax reserve, employee benefit or payroll account. Each Lender agrees to promptly notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.
Section 10.10.    Notification of Addresses, Lending Offices, Etc. Each Lender shall notify the Administrative Agent in writing of any changes in the address to which notices to the Lender should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Administrative Agent shall reasonably request.
Section 10.11.    Effectiveness; Counterparts. This Agreement shall become effective upon (i) the execution of a counterpart hereof by each of the parties hereto, (ii) the receipt by the Borrower and the Administrative Agent of written notification of such execution and authorization of delivery thereof and (iii) the satisfaction or waiver of the conditions precedent set forth in Section 4.01. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile transmission or other electronic transmission (e.g., “.pdf’ or “.tif”) shall be effective as delivery of a manually executed counterpart hereof.
Section 10.12.    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf, and shall continue in full force and effect as long as the Revolving Loans or any other Obligation hereunder shall remain unpaid or unsatisfied.
Section 10.13.    Severability. If any provision of any Loan Document is invalid, illegal or unenforceable in any jurisdiction then, to the fullest extent permitted by law, (i) such provision shall, as to such jurisdiction, be ineffective to the extent (but only to the extent) of such invalidity, illegality or unenforceability, (ii) the other provisions of the Loan Documents shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Lenders in order to carry out the intentions of the parties thereto as nearly as may be possible and (iii) the invalidity, illegality or unenforceability of any such provision in any jurisdiction shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

Section 10.14.    Replacement of Defaulting Lenders and Non-Consenting Lenders. If any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.07), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(a)    the Administrative Agent shall have received the assignment fee specified in Section 10.07(b) from the Borrower; and
(b)    such Lender shall have received payment of an amount equal to the outstanding principal of its Revolving Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Sections 2.06(c), 3.01, 3.03 and 3.04) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts).
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
No action by or consent of, or execution of any Assignment and Assumption by, a Defaulting Lender or a Non-Consenting Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment the Borrower, the Administrative Agent, such Defaulting Lender or such Non-Consenting Lender and the replacement Lender shall otherwise comply with this Section 10.14; provided that if such Defaulting Lender or such Non-Consenting Lender does not comply with this Section 10.14 within one (1) Business Day after the Borrower’s request, compliance with this Section 10.14 shall not be required to effect such assignment.
Section 10.15.    Governing Law; Jurisdiction; Consent to Service of Process.
(a)    This Agreement shall be construed in accordance with and governed by the law of the State of New York.
(b)    Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court for the Southern District of New York, and any relevant appellate court, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each party hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any Loan Document shall affect any right that any Lender or the Administrative Agent may otherwise have to bring any action or proceeding relating to any Loan Document against any Credit Party or its properties in the courts of any jurisdiction.
(c)    Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in clause (b) of this Section 10.15. Each party hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such suit, action or proceeding in any such court.
(d)    To the extent permitted by applicable law, each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.02. Nothing in any Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.
Section 10.16.    Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.16 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO OR OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.
Section 10.17.    PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Credit Party in accordance with the PATRIOT Act.
Section 10.18.    Entire Agreement. This Agreement, together with the other Loan Documents and any separate agreements with respect to fees payable to the Administrative Agent, the Arranger and the Bookrunner in connection with this Agreement, embodies the entire agreement and understanding among the Credit Parties, the Lenders and the Administrative

Agent and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.
Notwithstanding the foregoing, other than the provisions of the Fee Letters and those provisions of the Commitment Letter which by the terms of the Commitment Letter remain in full force and effect after execution and delivery of the Loan Documents, on the Effective Date, all of the obligations of the Arranger, Bookrunner and engagement parties under the Commitment Letter shall terminate and be superseded by the Loan Documents and the Arranger, Bookrunner and engagement parties under the Commitment Letter shall be released from all liability in connection therewith, including any claim for injury or damages, whether consequential, special, direct, indirect, punitive or otherwise.
Section 10.19.    Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.
Section 10.20.    Obligations Several; Independent Nature of Lenders Right. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Revolving Commitment of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.
Section 10.21.    No Fiduciary Duty. The Administrative Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their affiliates. Each Credit Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Credit Party, its stockholders or its affiliates, on the other. The Credit Parties acknowledge and agree that (a) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Credit Parties, on the other, and (b) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its stockholders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Credit Party, its management, stockholders, creditors or any other Person. Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Credit Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with such transaction or the process leading thereto.
Section 10.22.    Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-in Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
Section 10.23.    Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Guaranteed Swap Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)    As used in this Section 10.23, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following:
(i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their proper and duly authorized officers as of the day and year first above written.
EMPLOYERS HOLDINGS, INC., as Borrower
By:
Name:
Title:
EMPLOYERS GROUP, INC., as a Guarantor
By:
Name:
Title:
CERITY GROUP, INC., as a Guarantor
By:
Name:
Title:
BANK OF MONTREAL,
as Administrative Agent
By:
Name:
Title:
BANK OF MONTREAL,
as a Lender
By:
Name:
Title:

[Signature Page to Credit Agreement]

CITIZENS BANK, N.A.,
as a Lender
By:
Name:
Title:
THE NORTHERN TRUST COMPANY,
as a Lender
By:
Name:
Title:
REGIONS BANK,
as a Lender
By:
Name:
Title:
WELLS FARGO BANK, N.A.,
as a Lender
By:
Name:
Title:

[Signature Page to Credit Agreement]

Appendix A
Revolving Commitments

Lender	Revolving Commitment
Bank of Montreal	$15,000,000.00
Citizens Bank, N.A.	$15,000,000.00
The Northern Trust Company	$15,000,000.00
Regions Bank	$15,000,000.00
Wells Fargo Bank, N.A.	$15,000,000.00
Total	$75,000,000.00

Appendix A-1